The term Upstream refers to exploration, development, production, and gas and power marketing. Downstream refers to the refining and marketing of petroleum products such as motor fuels and lubricants.
Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans, are forward-looking statements. Actual future results, including demand growth and energy mix; capacity growth; the impact of new technologies; capital expenditures; project plans, dates, costs, and capacities; production rates and resource recoveries; efficiency gains; cost savings; and product sales could differ materially due to, for example, changes in oil and gas prices or other market conditions affecting the oil and gas industry; reservoir performance; timely completion of development projects; war and other political or security disturbances; changes in law or government regulation; the actions of competitors and customers; unexpected technological developments; the occurrence and duration of economic recessions; the outcome of commercial negotiations; unforeseen technical difficulties; unanticipated operational disruptions; and other factors discussed in this report and in Item 1A of ExxonMobil’s most recent Form 10-K.
Definitions of certain financial and operating measures and other terms used in this report are contained in the section titled “Frequently Used Terms” on pages 98 through 101. In the case of financial measures, the definitions also include information required by SEC Regulation G.
“Factors Affecting Future Results” and “Frequently Used Terms” are also posted on the “investors” section of our Web site.
Prior years’ data have been reclassified in certain cases to conform to the 2010 presentation basis.
ExxonMobil safety and environmental information does not include XTO Energy Inc. data. All other data includes XTO data from the time of the acquisition (June 25, 2010) onward, unless otherwise noted.

Integrity

Integrity – in every sense of the word – defines how we take on the world’s energy challenges. It is the reason for our success.
ExxonMobil believes that our commitment to integrity – our systematic and unwavering focus on safety, operational excellence, financial discipline, and high ethical standards – is the driving force behind our industry-leading returns. It enables us to manage risks effectively, maximize our long-term returns, and be best-positioned to meet the world’s growing energy needs.
Meeting energy demand safely, while minimizing the impact on the environment, is a mission unlike any other. Energy – for electricity, for transportation, for industry – is fundamental to economic and social progress and to the lives of billions of people. We must meet the energy needs of the current generation while protecting the environment for future generations.
ExxonMobil understands the scope of the challenge. We know that despite recent economic weakness, global energy demand in 2030 is expected to be 35 percent higher than it was in 2005. We know the world will need more cleaner-burning fuels, particularly natural gas. We know it will require unprecedented levels of capital investment.
To meet demand through 2030 and beyond, ExxonMobil continues to expand and diversify our resource base, promote efficiency, and develop new energy technologies. Our focus on integrity enables ExxonMobil to not only safely produce solutions for the world’s evolving energy needs, but also to produce long-term value for our shareholders.
Rex W. Tillerson, Chairman and CEO

ExxonMobil’s business model and fundamental strategies are key to achieving sustained, outstanding performance in all aspects of our business. Through the superior execution of these strategies and a foundation based on integrity, ExxonMobil is able to meet the challenge of providing reliable, affordable energy in a responsible manner while delivering long-term value for our shareholders. Corporate
Business Model and Fundamental Strategies
ExxonMobil has a consistent and straightforward business model that combines long-term perspective, focus on operational excellence, delivery of superior cash flow, and disciplined approach to capital investment to grow shareholder value. Our business model is enduring. Testing our projects across a range of economic scenarios ensures resiliency throughout the business cycle and enables us to continue to deliver superior long-term value to our shareholders.
OPERATIONAL EXCELLENCE
Operate in a Safe and Environmentally Responsible Manner Our commitment to safety, security, health, and the environment creates a solid foundation for superior results in all aspects of our business. ExxonMobil’s senior management and employees are committed to operational excellence, and this objective is deeply embedded in our culture. Our long-term safety performance continues to lead industry, and we improve environmental performance by driving environmental incidents with real impact to zero. We conduct business using an approach that is compatible with both the environmental and the economic needs of the communities in which we operate.
Uphold High Standards ExxonMobil believes that a well-founded reputation for high ethical standards, strong business controls, and good corporate governance is a priceless corporate asset. This means that how we achieve results is as important as the results themselves. We choose the course of highest integrity in all of our business interactions. Directors, officers, and employees must comply with our Standards of Business Conduct. ExxonMobil adheres to all applicable laws and regulations as a minimum standard, and, when requirements do not exist, we apply responsible standards to our operations. We have developed a wide range of management and operating systems that address critical aspects of our business. The disciplined application of these management and operating systems, deployed through our functional organization, has consistently delivered superior results.
Attract and Retain Exceptional People Delivering outstanding performance requires exceptional people. Our goal is to develop our employees to have the highest technical and leadership capabilities in the industry. We focus on merit-based, long-term career development and are committed to maintaining a diverse workforce. We recruit talented people from around the world and provide them with formal training and a broad range of global experiences to develop them into the next generation of company leaders. Investing in our people creates a sustainable source of competitive advantage.
SUPERIOR CASH FLOW
Increase Efficiency Through Our Global Functional Organization ExxonMobil’s global functional organization is fundamental to our ongoing success. Developed over many years, it is built on the common standards, processes, and culture of the Corporation, and generates a unique advantage. Our organizational structure requires senior management involvement in all major decisions and ensures consistent global execution of our business processes. We continue to discover new ways to leverage and enhance the approach to deliver increased value.

Optimize Results Through Functional Diversity and Integration ExxonMobil’s business portfolio and level of global integration are unique in our industry. Our portfolio of assets provides advantages in scale, geographic diversity, and business mix, and mitigates risks that arise from changes in commodity prices, product margins, and business cycles. Through integration, we are able to capture new opportunities and deliver greater value than any of our businesses could achieve on a stand-alone basis. The combination of our global scale and integration across our businesses gives ExxonMobil a competitive advantage that is difficult to replicate.
DISCIPLINED INVESTMENT AND INDUSTRY-LEADING RETURNS
Invest with Discipline The energy industry is a long-term business that requires decisions to be made with a time horizon that is measured in decades and that spans multiple business cycles. Projects are tested over a wide range of economic scenarios to ensure that risks are properly identified, evaluated, and managed. This approach enables superior investment returns throughout the business cycle. Our proven project management system incorporates best practices developed around the world. Emphasis on the early phases of concept selection and effective project execution results in investments that maximize resource and asset value. We complete a rigorous reappraisal of all major projects and incorporate learnings into future project planning and design, further strengthening our capabilities.
Differentiate with Proprietary Technology Technology is vital to meeting the world’s growing demand for energy. Technological innovation creates resource opportunities by delivering cost-effective solutions in challenging environments and enables the development of high-performance products and improved manufacturing processes. ExxonMobil has a long-standing commitment to fundamental research to develop and grow our technical capabilities and to deliver advantaged technologies for all of our businesses. We have a wide array of research programs designed to meet the needs identified in our functional businesses. Over the past five years, we have invested more than $4 billion in research and development. Our global functional organization enables rapid deployment of new technologies to ensure early value capture.
Maintain Financial Strength ExxonMobil’s financial position remains unparalleled in industry. In today’s challenging economic environment, this represents a unique competitive advantage. Moody’s and Standard & Poor’s recognize our superior financial strength by assigning the highest credit rating to our financial obligations. ExxonMobil is one of very few public companies that has maintained this credit rating consistently for decades. Our financial strength gives us the flexibility to pursue and finance attractive investment opportunities.

Corporate

FINANCIAL HIGHLIGHTS	2010	2009	2008	2007	2006
(millions of dollars, unless noted)
Sales and other operating revenue(1)	370,125	301,500	459,579	390,328	365,467
Net income attributable to ExxonMobil	30,460	19,280	45,220	40,610	39,500
Cash flow from operations and asset sales(2)	51,674	29,983	65,710	56,206	52,366
Capital and exploration expenditures(2)	32,226	27,092	26,143	20,853	19,855
Cash dividends to ExxonMobil shareholders	8,498	8,023	8,058	7,621	7,628
Common stock purchases (gross)	13,093	19,703	35,734	31,822	29,558
Research and development costs	1,012	1,050	847	814	733
Cash and cash equivalents at year end(3)	7,825	10,693	31,437	33,981	28,244
Total assets at year end	302,510	233,323	228,052	242,082	219,015
Total debt at year end	15,014	9,605	9,425	9,566	8,347
ExxonMobil share of equity at year end	146,839	110,569	112,965	121,762	113,844
Average capital employed(2)	145,217	125,050	129,683	128,760	122,573
Share price at year end (dollars)	73.12	68.19	79.83	93.69	76.63
Market valuation at year end	364,035	322,329	397,239	504,220	438,990
Regular employees at year end (thousands)	83.6	80.7	79.9	80.8	82.1

KEY FINANCIAL RATIOS	2010	2009	2008	2007	2006
Earnings per common share (dollars)	6.24	3.99	8.70	7.31	6.64
Earnings per common share – assuming dilution (dollars)	6.22	3.98	8.66	7.26	6.60
Return on average capital employed(2) (percent)	21.7	16.3	34.2	31.8	32.2
Earnings to average ExxonMobil share of equity (percent)	23.7	17.3	38.5	34.5	35.1
Debt to capital(4) (percent)	9.0	7.7	7.4	7.1	6.6
Net debt to capital(5) (percent)	4.5	(1.0)	(23.0)	(24.0)	(20.4)
Current assets to current liabilities (times)	0.94	1.06	1.47	1.47	1.55
Fixed charge coverage (times)	42.2	25.8	54.6	51.6	47.8

(1)	Sales and other operating revenue includes sales-based taxes of $28,547 million for 2010, $25,936 million for 2009, $34,508 million for 2008, $31,728 million for 2007, and $30,381 million for 2006.

(2)	See Frequently Used Terms on pages 98 through 101.

(3)	Excluding restricted cash of $628 million in 2010, and $4,604 million in 2006.

(4)	Debt includes short- and long-term debt. Capital includes short- and long-term debt and total equity.

(5)	Debt net of cash and cash equivalents, excluding restricted cash.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
ExxonMobil is proud to be a leader in providing reliable, affordable energy in a safe, secure, and environmentally responsible way. We are also proud of our ongoing efforts to identify and develop new technologies that enable us to be more competitive and efficient.
RESULTS & HIGHLIGHTS

     Best-ever performance in workforce safety.

     Strong earnings of $30.5 billion, including record Chemical earnings.

     Annual dividend per share growth of 5 percent versus 2009, the 28th consecutive year of dividend per share increases.

     Total shareholder distributions of $19.7 billion.

     Industry-leading return on average capital employed of 22 percent.

     Completion of XTO Energy Inc. transaction.

     Total net production of liquids and natural gas available for sale of 4.4 million oil-equivalent barrels per day.

     Proved oil and gas reserve additions of 3.5 billion oil-equivalent barrels, replacing 211 percent of production, excluding asset sales.

     Completed new ultra-low sulfur diesel facilities at three refineries.

     Major expansion under way at the Singapore petrochemical plant.

Business Environment As events in 2010 made clear, the energy industry faces multiple risks and challenges. The Deepwater Horizon oil spill in the Gulf of Mexico highlighted the technical risk involved in energy exploration and production, and the vital importance of excellence in operations integrity and controls. While global economic recovery continues, concerns remain about the pace and scope of that growth. International oil companies like ExxonMobil face shifting government policies regarding access to energy resources, and changing U.S. environmental policies could greatly affect energy economics. Even in this uncertain business environment, ExxonMobil operates and manages risk successfully, confident in our business model. Our proven business model is driven by disciplined investment decisions, a long-term outlook on energy, relentless emphasis on operational excellence, and continuous innovation and technology leadership.

(1) See Frequently Used Terms on pages 98 through 101.
(2) Royal Dutch Shell, BP, and Chevron values are on a consistent basis with ExxonMobil, based on public information.
(3) Reflects data through December 31, 2010.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Meeting growing energy demand in a safe and environmentally responsible way is a key challenge of our time.
Ensuring reliable and affordable energy supplies to support human progress, safely and with minimum impact to the environment, is a key challenge facing not only ExxonMobil, but also governments and societies around the world. ExxonMobil’s The Outlook for Energy: A View to 2030, outlines our long-term forecast of supply and demand trends, which guides our investment decisions. We also share it publicly to encourage a better understanding of global energy systems and challenges.
GROWING ENERGY CHALLENGES
Key Conclusions Despite an uneven pace of economic recovery, global energy demand is likely to grow by about 35 percent from 2005 to 2030, even with significant gains in efficiency. Virtually all the growth in energy use will occur in developing countries, where demand will increase more than 70 percent, led by China and India.

The fastest growing major energy source will be natural gas, reflecting strong demand for clean-burning fuels to meet expanding electricity demand. By 2030, natural gas will displace coal as the second most prominent source of energy
By 2030, natural gas is projected to be the second largest energy source globally.
worldwide. Oil will remain the largest source of energy, with demand increasing approximately 20 percent, driven by rising transportation needs. Energy demand for transportation of all types will be up nearly 40 percent from 2005 to 2030, the result of growing commercial activity and personal vehicle use.

Meeting needs for reliable, affordable energy continues to require the wise and efficient use of energy. We anticipate efficiency gains will curb global energy demand by one-third in 2030 and contribute to significant progress in stemming the growth of energy-related carbon dioxide (CO2) emissions, a component of greenhouse gas.
Keeping pace with global energy demand – including replacing supplies consumed each day and adding capacity to meet higher demand going forward – will require huge investments and pursuit of a diverse mix of economic sources of energy. According to the International Energy Agency, the investment required in new energy supply infrastructure is likely to be more than $1 trillion per year on average through 2035. At the same time, we must continue to advance technologies to handle increasing complexities of energy production and minimize the impact on the environment.
Global Energy Demand and Supply Increasing Through 2030, the global energy demand picture will be shaped by economic expansion and progress, particularly in non-OECD(1) countries, which will account for essentially all the growth in energy use. More than half of the growth in demand will be driven by increasing energy needs for power generation, making it the largest and fastest growing demand sector.

(1) OECD = Organization for Economic Cooperation and Development	Oil, natural gas, and coal will continue to meet most of the world’s needs, accounting for approximately 80 percent of demand. No other energy sources can match their availability, versatility, affordability, and scale. Oil will still account for the largest share, but natural gas will move into second place on very strong growth. From 2005 to 2030, global demand for natural gas will increase about 60 percent. Nuclear power will also grow significantly in many countries to help meet rising electricity demand. Wind, solar, and biofuels will grow most rapidly through 2030, at nearly 10 percent a year on average. However, starting from a small base, their contribution by 2030 will remain relatively small at about 2.5 percent of total energy.

Global energy demand will grow by about 35 percent from 2005 to 2030, primarily in developing countries.

Global energy demand is expected to grow by about

35%

from 2005 to 2030

Oil and natural gas will meet about

60%

of energy needs through 2030

Bringing Energy to the World *Ongoing drilling of unconventional resources like this oil well in the Bakken Shale in North Dakota (above) is part of ExxonMobil's diverse investment portfolio, encompassing both conventional and unconventional energy sources. Keeping pace with increasing global energy demand will require unprecedented levels of investment and the pursuit of a diverse mix of economic energy sources.*

7

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

Natural gas will become increasingly prominent while other energy sources also grow.	Trends for energy-related CO2 emissions through 2030 vary greatly between OECD and non-OECD countries.

Growing Global Energy Demand and CO2 Emissions Energy-related carbon dioxide (CO2) emissions are linked to the types and amounts of energy used globally. These emissions are likely to rise about 25 percent from 2005 to 2030. While substantial, this rate of increase is significantly lower than that projected for energy demand and reflects trends that are significantly different for OECD and non-OECD countries. Energy-related CO2 emissions in non-OECD nations exceed those in the OECD by almost 40 percent today, and by 2030 are likely to be double those of the OECD countries. At the same time, emissions on a per capita basis will remain substantially higher in OECD countries, even though actual OECD emissions will decline significantly by 2030.
PROVIDING SOLUTIONS
Meeting Increasing Worldwide Needs for Liquid Fuels Oil is the world’s single largest energy source with its most prominent use being for transportation. Nearly all the world’s transportation runs on liquid fuels because they provide a large quantity of energy in small volumes, making them easy to transport and widely available. Liquid fuels will also remain important for meeting industrial and residential needs. By 2030, the total demand for liquids will exceed 100 million oil-equivalent barrels per day.
Meeting the global liquids demand in an economic and environmentally responsible manner is critically important. The world’s large resource base, coupled with continuing advances in technology, will facilitate meeting this demand. Still, it will require

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
operational excellence, deployment of advanced technologies, access to resources, and sound, reliable policies that foster timely investments and open trade.
Many of the world’s promising resources require advanced technologies to unlock potential supplies. Resources such as those existing in deepwater and oil sands will be increasingly important through 2030.
Natural Gas to Meet a Rising Share of Energy Needs Given its abundance and its properties as an efficient, clean-burning fuel, natural gas will meet a growing share of the world’s energy needs. In North America and Europe, natural gas contributes more than 20 percent of total energy, and its share will increase as gas demand grows by 25 to 30 percent. In Asia Pacific, natural gas is about 10 percent of total energy demand and will grow much more rapidly, nearly tripling by 2030 versus 2005.
An important supply development has been the expansion of unconventional natural gas, which is the result of recent improvements in technologies used to tap these hard-to-produce resources. This is particularly the case in the United States, where unconventional sources are expected to satisfy more than 50 percent of gas demand in 2030. We also anticipate growing supplies of liquefied natural gas (LNG) to meet growing demand, particularly in Europe and in Asia Pacific.
Sustained Innovation and Investments Remain Vital to Expanding Economic Options Helping expand access to modern energy and technology will remain critical to help people prosper in the decades ahead, with technology and the mix of economic energy supplies continuing to evolve. To provide solutions of the scale embodied by the Outlook for Energy, the world will need
Helping people prosper around the
world will require advanced technologies
and significant investments to pursue
all commercially viable energy solutions.
tremendous levels of investment, sustained over decades; an unwavering drive for innovation and new technology; and, policies that promote a level playing field for pursuing all commercially viable energy solutions. ExxonMobil is making enormous investments to provide effective energy solutions to help enable progress around the world.

UpClose: The Importance of Natural Gas
Growing demand for natural gas reflects its ability to serve as a reliable, affordable energy source for increasing power generation, and industrial and residential/commercial needs, while also mitigating impacts on the environment. ExxonMobil’s Outlook for Energy contains several projections that underscore the importance of natural gas.
A key driver for growth in natural gas is global demand for electricity, which is likely to rise by more than 80 percent from 2005 to 2030. This reflects economic progress and the fact that close to 1.4 billion people currently lack access to electricity. To help meet this tremendous need for power generation, natural gas is a particularly attractive fuel. It is abundant, and gas-fired power plants are based on proven technology, can be built quickly and economically, and will produce up to 60-percent fewer CO2 emissions than coal-fired plants.
On the supply side, ExxonMobil views unconventional gas as a key resource for meeting the world’s energy and environmental needs. By 2030, global production of tight gas, shale gas, and other forms of unconventional gas is expected to be close to five times the level of 2005. Unconventional supplies will represent more than 15 percent of global natural gas production in 2030, compared to about 5 percent in 2005.
In addition, there is a large and growing market for liquefied natural gas (LNG), enabled by technologies that have expanded economic supply options. Expansion of LNG supplies will support a growing need for natural gas imports to meet rising demand in many markets, including the United States, Europe, and Asia Pacific.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Meeting the energy challenge requires effective risk management and a relentless focus on operational excellence.
Risk is a part of any business. The energy industry faces a unique set of risks. There are technical, financial, and geopolitical risks as well as risks to safety, security, health, and the environment. The extent to which an organization identifies and successfully manages risks will define its business success.
ExxonMobil believes that our ability to consistently deliver strong returns to shareholders is a direct result of our ability to effectively manage risk.
Risk cannot be eliminated, but it can be managed. ExxonMobil manages risk through a capable and committed workforce with clear accountability, well-developed and clearly defined policies and procedures, high standards of design, rigorously applied management systems, employee and contractor training, and a systematic approach to assessing performance that drives continuous improvement.
MANAGING OPERATIONAL RISK
Operations Integrity Management System (OIMS) As events in 2010 made clear, the energy industry faces multiple risks and challenges. The Deepwater Horizon oil spill in the Gulf of Mexico highlighted the technical risk involved in energy exploration and production. The incident shook public confidence in our industry and spurred governments and consumers to ask what the industry can do to ensure that meeting future energy needs does not come at the expense of safety or the environment.
By focusing on the integrity of our operations, ExxonMobil improves safety and environmental performance, and maximizes the return to shareholders.
ExxonMobil asked itself a similar question after the 1989 Valdez oil spill. We realized that just a commitment to safety and operational excellence was not enough. What was also needed was a system that put commitment into action: a global framework that put safety first and treated safety, security, health and environmental performance with the same discipline, structure, and accountability that we applied to our operations.
ExxonMobil today employs such a framework: our Operations Integrity Management System (OIMS). OIMS is the cornerstone of our commitment to managing risks to safety, security, health, and the environment. It guides the activities of each of our employees and contractors around the world.
OIMS is a rigorous, 11-element system designed to identify hazards and manage risks. It covers: design,
(1) Excludes XTO Energy Inc. data.
(2) Employee safety data from participating American Petroleum Institute companies (2010 industry data not available at time of publication).

construction and maintenance of facilities; preparation of employees and communities for natural disaster or other incidents; and thorough investigations into accidents and safety incidents.
Through OIMS, ExxonMobil has achieved industry-leading safety performance. Our lost-time incident rates have been significantly reduced, and operating efficiencies have improved. Risks to the environment have been reduced, with a sharp decline in spills and continuing reduction in emissions. By focusing on the integrity of our operations, ExxonMobil improves safety and environmental performance, and maximizes the return to shareholders.
OIMS guides the activities of each of our more than 80,000 employees, as well as our contractors around the world. It is embedded into everyday work processes at all levels. Through OIMS, we achieved best-ever lost-time incident rates in 2010.

ADDRESSING CLIMATE CHANGE RISK
Reducing Greenhouse Gas Emissions The risk of climate change is important to the environment, the world economies, and to ExxonMobil’s business. Addressing this risk, while still providing reliable, affordable energy to meet growing demand, is the global challenge that shapes ExxonMobil’s activities and investments.
Since 2005, we have invested $1.6 billion in activities that improve our energy efficiency and reduce greenhouse gas (GHG) emissions.
ExxonMobil has substantially reduced emissions from our manufacturing operations. We remain on track to achieve our goal of improving energy efficiency across our worldwide manufacturing operations by at least 10 percent between 2002 and 2012 by applying our Global Energy Management System.
ExxonMobil has also made significant reductions in flaring and increases in cogeneration. We have invested more than $5 billion in gas utilization and commercialization projects to reduce natural gas flaring. Our hydrocarbon flaring is down almost 60 percent from levels of only a few years ago. With cogeneration, ExxonMobil can produce electricity for our operations with less GHG emissions than conventional power generation. ExxonMobil has interests in about 4.9 gigawatts of cogeneration capacity in over 100 individual installations at more than 30 locations around the world. We plan to increase our cogeneration capacity to more than 5 gigawatts in the next few years.
As a result of these investments, ExxonMobil has reduced costs, improved operational reliability, and reduced our GHG emissions by more than 11 million tonnes in 2010 compared to 2005.
ExxonMobil has also been active in developing and applying carbon capture and storage (CCS) technology to safely and effectively capture, transport, and store carbon dioxide (CO2), a component of greenhouse gas, in underground geologic formations. In 2010, we captured approximately 5 million tonnes of CO2 for underground injection in our natural gas operations in Wyoming in the United States and in our equity interest in the Sleipner field in Norway. CCS is a promising technology, and ExxonMobil has ongoing research to find breakthroughs to reduce the high costs of capturing CO2.
In addition, because natural gas has lower CO2 emissions per unit of energy, our substantial natural gas portfolio has the potential to help reduce GHG emissions while meeting the world’s growing energy needs. Also, our significant research program on algae biofuels could provide GHG reductions since algae consume CO2. We are also developing technologies that help consumers use energy more efficiently.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Meeting the energy challenge requires world-class people, technology leadership, and financial strength.
ExxonMobil is committed to constant innovation because the world’s growing and evolving energy needs demand nothing less. This commitment, combined with our talented people and financial strength, is a powerful advantage in meeting the energy challenge.
EMPLOYING WORLD-CLASS PEOPLE
One reason for ExxonMobil’s success is our ability to attract and retain the brightest minds. We employ more than 16,000 scientists and engineers, more than 1000 of them with PhDs. Their expertise is not only in geology, chemistry, and physics, but also oceanography, paleontology, and microbiology, as well as computer, environmental, and medical science.
Another advantage is how we integrate our research and development organizations within our businesses, resulting in better collaboration between researchers and the businesses that can apply those technologies.
The men and women of ExxonMobil, backed by our industry-leading investments of more than $1 billion annually in research, development, and technology application, are developing new technologies that will improve our ability to safely and efficiently find and deliver more energy to the world.
DEVELOPING AND APPLYING TECHNOLOGY
ExxonMobil is committed to constant innovation to improve the supply of reliable, affordable energy in a safe and environmentally responsible manner. Over time, breakthrough technologies become the industry standard, and what was once considered an unconventional energy source becomes mainstream. ExxonMobil’s sustained commitment to technology is a competitive advantage. For example, the Arctic region and unconventional gas both hold tremendous energy potential. Accessing and producing these resources will require a broad suite of new technologies, from ice management in arctic environments, to enhanced imaging to identify optimum development locations in shale gas. As a technology leader, ExxonMobil is well-positioned to develop these challenging resources.
In today’s challenging energy industry,
a commitment to innovation is essential.
ExxonMobil leads industry in ongoing
investment in technology.
We are committed to technology across each of our core business functions, allowing us to consistently bring innovation to the forefront to deliver maximum return on investment.
Some of our successes include:
Upstream    In the Upstream, we continue to build on the seismic and reservoir modeling technologies that we pioneered, which today enable us to identify new resource opportunities, drill more accurately, and improve recovery.
Downstream    The Downstream business uses our advanced Molecule Management technology to run lower-cost crudes, maximize the value of every hydrocarbon molecule, and optimize overall refinery utilization.
Chemical    Our Chemical business has developed technologies that can make vehicles more fuel efficient, including advanced polymers that help tires maintain proper inflation, lightweight plastics for automotive parts, and basestocks for advanced lubricants.
LEVERAGING FINANCIAL STRENGTH
ExxonMobil’s financial position remains unparalleled in industry. In today’s challenging economic environment, this represents a unique competitive advantage. Moody’s and Standard & Poor’s both recognize our superior financial strength by assigning the highest credit rating to our financial obligations. ExxonMobil is one of very few public companies that has maintained this credit rating consistently for decades. Our financial strength gives us the flexibility to pursue and finance attractive investment opportunities throughout the business cycle. In 2010, ExxonMobil invested $32.2 billion to develop new projects to help meet growing global energy demand.

ExxonMobil

13

Investment of more than

$1 billion

annually in research, development, and technology applications

ExxonMobil's commitment to

technology

is a significant competitive advantage

Excellence Begins with People Technology commitment spans all of ExxonMobil's business functions, from developing new and improved motor oil and lubricants, to ensuring consistent quality in our lubes products that are made in sites like the Pernis Lube Oil Blend Plant in the Netherlands (above). ExxonMobil is committed to employing and developing the brightest minds, allowing us to consistently advance and apply new technology in meeting the global energy challenge.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Shareholder Information
ExxonMobil’s core objective is to deliver long-term growth in shareholder value. Over the past five years, we have distributed over $154 billion to our shareholders through quarterly dividend payments and share purchases to reduce shares outstanding. In 2010, our total shareholder distributions were $20 billion, including $11 billion of share purchases.
In 2010, ExxonMobil raised annual dividends to our shareholders to $1.74 per share, an increase of 5 percent versus the previous year. We have paid a dividend each year for more than a century and have increased annual dividends per share in each of the last 28 years.
ExxonMobil reduced the number of shares outstanding by 19 percent over the last five years, net of shares issued for XTO Energy Inc., through our flexible share purchase program. Reducing shares outstanding increases the percent ownership of the company that each remaining share represents, and contributes to increased earnings and cash flow per share.
 DIVIDEND AND SHAREHOLDER RETURN INFORMATION

	2010	2009	2008	2007	2006
Earnings per common share (dollars)	6.24	3.99	8.70	7.31	6.64
Earnings per common share – assuming dilution (dollars)	6.22	3.98	8.66	7.26	6.60

Dividends per common share (dollars)
First quarter	0.42	0.40	0.35	0.32	0.32
Second quarter	0.44	0.42	0.40	0.35	0.32
Third quarter	0.44	0.42	0.40	0.35	0.32
Fourth quarter	0.44	0.42	0.40	0.35	0.32

Total	1.74	1.66	1.55	1.37	1.28

Dividends per share growth (annual percent)	4.8	7.1	13.1	7.0	12.3

Number of common shares outstanding (millions)
Average	4,885	4,832	5,194	5,557	5,948
Average – assuming dilution	4,897	4,848	5,221	5,594	5,987
Year end	4,979	4,727	4,976	5,382	5,729

Cash dividends paid on common stock (millions of dollars)	8,498	8,023	8,058	7,621	7,628
Cash dividends paid to earnings (percent)	28	42	18	19	19
Cash dividends paid to cash flow(1) (percent)	18	28	13	15	15

Total return to shareholders (annual percent)	10.1	(12.6)	(13.2)	24.3	39.2

Market quotations for common stock (dollars)
High	73.69	82.73	96.12	95.27	79.00
Low	55.94	61.86	56.51	69.02	56.42
Average daily close	64.99	70.95	82.68	83.23	65.35
Year-end close	73.12	68.19	79.83	93.69	76.63

(1)	Net cash provided by operating activities.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Results
ExxonMobil’s business model combines long-term perspective, operational excellence, superior cash flow, and disciplined capital investment to deliver value to our shareholders. Our business model, together with our proven strategies, is key to achieving sustained, outstanding performance in all aspects of our business.

(1) Net income attributable to ExxonMobil.	(1) Net cash from operating and investing activities, excluding changes in restricted cash and cash equivalents, and marketable securities (see page 23).

ExxonMobil delivered earnings of $30.5 billion in 2010, which included record results in our Chemical business. We continue to leverage our strong integrated business model for earnings and efficiency advantages.

Strong cash flow from operations and asset sales is more than sufficient to fund a growing level of investments in the business. We continue to generate strong operating cash flows from our highly efficient capital base.

ExxonMobil’s integrated business model allows us to maximize shareholder value across a diverse portfolio.

(1) See Frequently Used Terms on pages 98 through 101.

ExxonMobil’s capital and exploration expenditures support a diverse mix of projects. Our financial strength allows us to continue investing in new technology and attractive projects to bring affordable energy to the world.	ExxonMobil’s business portfolio provides advantages in scale, geographic diversity, and business mix. The strategic diversity of our assets, combined with our unique level of global integration, differentiates us and allows us to maximize shareholder value.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
 FUNCTIONAL EARNINGS(1)

	2010 Quarters

(millions of dollars)	First	Second	Third	Fourth	2010	2009	2008	2007	2006
Earnings (U.S. GAAP)
Upstream
United States	1,091	865	999	1,317	4,272	2,893	6,243	4,870	5,168
Non-U.S.	4,723	4,471	4,468	6,163	19,825	14,214	29,159	21,627	21,062
Total	5,814	5,336	5,467	7,480	24,097	17,107	35,402	26,497	26,230

Downstream
United States	(60)	440	164	226	770	(153)	1,649	4,120	4,250
Non-U.S.	97	780	996	924	2,797	1,934	6,502	5,453	4,204
Total	37	1,220	1,160	1,150	3,567	1,781	8,151	9,573	8,454

Chemical
United States	539	685	676	522	2,422	769	724	1,181	1,360
Non-U.S.	710	683	553	545	2,491	1,540	2,233	3,382	3,022
Total	1,249	1,368	1,229	1,067	4,913	2,309	2,957	4,563	4,382

Corporate and financing	(800)	(364)	(506)	(447)	(2,117)	(1,917)	(1,290)	(23)	434

Net income attributable to ExxonMobil (U.S. GAAP)	6,300	7,560	7,350	9,250	30,460	19,280	45,220	40,610	39,500

Earnings per common share(2) (dollars)	1.33	1.61	1.44	1.86	6.24	3.99	8.70	7.31	6.64
Earnings per common share – assuming dilution(2) (dollars)	1.33	1.60	1.44	1.85	6.22	3.98	8.66	7.26	6.60

Special Items
Upstream
United States	–	–	–	–	–	–	–	–	–
Non-U.S.	–	–	–	–	–	–	1,620	–	–
Total	–	–	–	–	–	–	1,620	–	–

Downstream
United States	–	–	–	–	–	–	–	–	–
Non-U.S.	–	–	–	–	–	–	–	–	–
Total	–	–	–	–	–	–	–	–	–

Chemical
United States	–	–	–	–	–	–	–	–	–
Non-U.S.	–	–	–	–	–	–	–	–	–
Total	–	–	–	–	–	–	–	–	–

Corporate and financing	–	–	–	–	–	(140)	(460)	–	410

Corporate total	–	–	–	–	–	(140)	1,160	–	410

Earnings Excluding Special Items(3)
Upstream
United States	1,091	865	999	1,317	4,272	2,893	6,243	4,870	5,168
Non-U.S.	4,723	4,471	4,468	6,163	19,825	14,214	27,539	21,627	21,062
Total	5,814	5,336	5,467	7,480	24,097	17,107	33,782	26,497	26,230

Downstream
United States	(60)	440	164	226	770	(153)	1,649	4,120	4,250
Non-U.S.	97	780	996	924	2,797	1,934	6,502	5,453	4,204
Total	37	1,220	1,160	1,150	3,567	1,781	8,151	9,573	8,454

Chemical
United States	539	685	676	522	2,422	769	724	1,181	1,360
Non-U.S.	710	683	553	545	2,491	1,540	2,233	3,382	3,022
Total	1,249	1,368	1,229	1,067	4,913	2,309	2,957	4,563	4,382

Corporate and financing	(800)	(364)	(506)	(447)	(2,117)	(1,777)	(830)	(23)	24

Corporate total	6,300	7,560	7,350	9,250	30,460	19,420	44,060	40,610	39,090

Earnings per common share(2) (dollars)	1.33	1.61	1.44	1.86	6.24	4.02	8.48	7.31	6.57
Earnings per common share – assuming dilution(2) (dollars)	1.33	1.60	1.44	1.85	6.22	4.01	8.44	7.26	6.53

(1)	Total corporate earnings means net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless indicated, references to earnings, special items, Upstream, Downstream, Chemical, and Corporate and Financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

(2)	Computed using the average number of shares outstanding during each period. The sum of the four quarters may not add to the full year.

(3)	See Frequently Used Terms on pages 98 through 101.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
 RETURN ON AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS

(percent)	2010	2009	2008	2007	2006
Upstream
United States	12.2	18.2	42.6	34.7	37.1
Non-U.S.	29.0	24.8	56.7	43.7	47.9
Total	23.3	23.4	53.6	41.7	45.3

Downstream
United States	12.5	(2.1)	23.7	65.1	65.8
Non-U.S.	15.6	10.9	34.8	28.7	24.5
Total	14.8	7.1	31.8	37.8	35.8

Chemical
United States	53.0	17.6	16.0	24.9	27.7
Non-U.S.	17.6	12.6	22.4	39.0	36.5
Total	26.3	13.9	20.4	34.0	33.2

Corporate and financing	N.A.	N.A.	N.A.	N.A.	N.A.

Corporate total	21.7	16.3	34.2	31.8	32.2

(1)	Capital employed consists of ExxonMobil’s share of equity and consolidated debt, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 98 through 101.

AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS

(millions of dollars)	2010	2009	2008	2007	2006
Upstream
United States	34,969	15,865	14,651	14,026	13,940
Non-U.S.	68,318	57,336	51,413	49,539	43,931
Total	103,287	73,201	66,064	63,565	57,871

Downstream
United States	6,154	7,306	6,963	6,331	6,456
Non-U.S.	17,976	17,793	18,664	18,983	17,172
Total	24,130	25,099	25,627	25,314	23,628

Chemical
United States	4,566	4,370	4,535	4,748	4,911
Non-U.S.	14,114	12,190	9,990	8,682	8,272
Total	18,680	16,560	14,525	13,430	13,183

Corporate and financing	(880)	10,190	23,467	26,451	27,891

Corporate total	145,217	125,050	129,683	128,760	122,573

Average capital employed applicable to equity companies included above	30,524	27,684	25,651	24,267	22,106

(1)	Average capital employed is the average of beginning- and end-of-year business segment capital employed, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 98 through 101.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
CAPITAL AND EXPLORATION EXPENDITURES(1)

(millions of dollars)	2010	2009	2008	2007	2006

Upstream
Exploration
United States	1,607	735	734	415	425
Non-U.S.	2,514	2,983	2,137	1,494	1,619
Total	4,121	3,718	2,871	1,909	2,044

Production(2)
United States	4,742	2,850	2,600	1,792	2,058
Non-U.S.	18,214	13,877	14,011	11,913	12,059
Total	22,956	16,727	16,611	13,705	14,117

Power and Coal
United States	–	–	–	5	3
Non-U.S.	242	259	252	105	67
Total	242	259	252	110	70

Total Upstream	27,319	20,704	19,734	15,724	16,231

Downstream
Refining
United States	833	1,300	1,430	906	559
Non-U.S.	1,000	1,146	1,248	1,267	1,051
Total	1,833	2,446	2,678	2,173	1,610

Marketing
United States	98	171	176	201	233
Non-U.S.	520	536	638	876	852
Total	618	707	814	1,077	1,085

Pipeline/Marine
United States	51	40	30	21	32
Non-U.S.	3	3	7	32	2
Total	54	43	37	53	34

Total Downstream	2,505	3,196	3,529	3,303	2,729

Chemical
United States	279	319	441	360	280
Non-U.S.	1,936	2,829	2,378	1,422	476

Total Chemical	2,215	3,148	2,819	1,782	756

Other
United States	187	44	61	44	130
Non-U.S.	–	–	–	–	9

Total other	187	44	61	44	139

Total capital and exploration expenditures	32,226	27,092	26,143	20,853	19,855

(1) See Frequently Used Terms on pages 98 through 101.
(2) Including related transportation.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
TOTAL CAPITAL AND EXPLORATION EXPENDITURES BY GEOGRAPHY

(millions of dollars)	2010	2009	2008	2007	2006

United States	7,797	5,459	5,472	3,744	3,720
Canada/Latin America	5,732	3,448	1,926	1,522	1,862
Europe	3,901	3,251	3,727	4,042	3,721
Africa	4,915	6,182	5,422	3,639	4,019
Asia	6,693	7,535	8,845	7,479	6,168
Australia/Oceania	3,188	1,217	751	427	365

Total worldwide	32,226	27,092	26,143	20,853	19,855

DISTRIBUTION OF CAPITAL AND EXPLORATION EXPENDITURES

(millions of dollars)	2010	2009	2008	2007	2006

Consolidated Companies’ Expenditures
Capital expenditures	27,343	22,441	19,841	15,242	15,361
Exploration costs charged to expense
United States	283	219	189	280	243
Non-U.S.	1,855	1,795	1,252	1,177	925
Depreciation on support equipment(1)	6	7	10	12	13
Total exploration expenses	2,144	2,021	1,451	1,469	1,181

Total consolidated companies’ capital and exploration expenditures (excluding depreciation on support equipment)	29,481	24,455	21,282	16,699	16,529
ExxonMobil’s Share of Non-Consolidated Companies’ Expenditures
Capital expenditures	2,720	2,624	4,845	4,122	3,315
Exploration costs charged to expense	25	13	16	32	11
Total non-consolidated companies’ capital and exploration expenditures	2,745	2,637	4,861	4,154	3,326

Total capital and exploration expenditures	32,226	27,092	26,143	20,853	19,855

(1) Not included as part of total capital and exploration expenditures, but included as part of exploration expenses, including dry holes, in the Summary Statement of Income, page 22.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
NET INVESTMENT IN PROPERTY, PLANT AND EQUIPMENT AT YEAR END

(millions of dollars)	2010	2009	2008	2007	2006

Upstream
United States	69,003	19,601	17,920	16,714	16,467
Non-U.S.	79,149	68,718	55,493	56,810	51,943
Total	148,152	88,319	73,413	73,524	68,410

Downstream
United States	10,585	11,013	10,492	9,705	9,320
Non-U.S.	19,510	19,486	18,762	20,443	19,598
Total	30,095	30,499	29,254	30,148	28,918

Chemical
United States	4,068	4,274	4,396	4,448	4,553
Non-U.S.	10,187	9,237	7,034	5,623	4,766
Total	14,255	13,511	11,430	10,071	9,319

Other	7,046	6,787	7,249	7,126	7,040

Total net investment	199,548	139,116	121,346	120,869	113,687

DEPRECIATION AND DEPLETION EXPENSES

(millions of dollars)	2010	2009	2008	2007	2006

Upstream
United States	3,506	1,768	1,391	1,469	1,263
Non-U.S.	7,574	6,376	7,266	7,126	6,482
Total	11,080	8,144	8,657	8,595	7,745

Downstream
United States	681	687	656	639	632
Non-U.S.	1,565	1,665	1,672	1,662	1,605
Total	2,246	2,352	2,328	2,301	2,237

Chemical
United States	421	400	410	405	427
Non-U.S.	432	457	422	418	473
Total	853	857	832	823	900

Other	581	564	562	531	534

Total depreciation and depletion expenses	14,760	11,917	12,379	12,250	11,416

OPERATING COSTS(1)

(millions of dollars)	2010	2009	2008	2007	2006

Production and manufacturing expenses	35,792	33,027	37,905	31,885	29,528
Selling, general, and administrative	14,683	14,735	15,873	14,890	14,273
Depreciation and depletion	14,760	11,917	12,379	12,250	11,416
Exploration	2,144	2,021	1,451	1,469	1,181

Subtotal	67,379	61,700	67,608	60,494	56,398
ExxonMobil’s share of equity company expenses	9,049	6,670	7,204	5,619	4,947

Total operating costs	76,428	68,370	74,812	66,113	61,345

(1) See Frequently Used Terms on pages 98 through 101.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
SUMMARY BALANCE SHEET AT YEAR END

(millions of dollars)	2010	2009	2008	2007	2006

Assets
Current assets
Cash and cash equivalents	7,825	10,693	31,437	33,981	28,244
Cash and cash equivalents – restricted	628	–	–	–	4,604
Marketable securities	2	169	570	519	–
Notes and accounts receivable, less estimated doubtful amounts	32,284	27,645	24,702	36,450	28,942
Inventories
Crude oil, products and merchandise	9,852	8,718	9,331	8,863	8,979
Materials and supplies	3,124	2,835	2,315	2,226	1,735
Other current assets	5,269	5,175	3,911	3,924	3,273

Total current assets	58,984	55,235	72,266	85,963	75,777

Investments, advances and long-term receivables	35,338	31,665	28,556	28,194	23,237
Property, plant and equipment, at cost, less accumulated depreciation and depletion	199,548	139,116	121,346	120,869	113,687
Other assets, including intangibles, net	8,640	7,307	5,884	7,056	6,314

Total assets	302,510	233,323	228,052	242,082	219,015

Liabilities
Current liabilities
Notes and loans payable	2,787	2,476	2,400	2,383	1,702
Accounts payable and accrued liabilities	50,034	41,275	36,643	45,275	39,082
Income taxes payable	9,812	8,310	10,057	10,654	8,033

Total current liabilities	62,633	52,061	49,100	58,312	48,817

Long-term debt	12,227	7,129	7,025	7,183	6,645
Postretirement benefits reserves	19,367	17,942	20,729	13,278	13,931
Deferred income tax liabilities	35,150	23,148	19,726	22,899	20,851
Other long-term obligations	20,454	17,651	13,949	14,366	11,123

Total liabilities	149,831	117,931	110,529	116,038	101,367

Commitments and contingencies	See footnote 1

Equity
Common stock without par value	9,371	5,503	5,314	4,933	4,786
Earnings reinvested	298,899	276,937	265,680	228,518	195,207
Accumulated other comprehensive income
Cumulative foreign exchange translation adjustment	5,011	4,402	1,146	7,972	3,733
Postretirement benefits reserves adjustment	(9,889)	(9,863)	(11,077)	(5,983)	(6,495)
Unrealized gain/(loss) on cash flow hedges	55	–	–	–	–
Common stock held in treasury	(156,608)	(166,410)	(148,098)	(113,678)	(83,387)

ExxonMobil share of equity	146,839	110,569	112,965	121,762	113,844

Noncontrolling interests	5,840	4,823	4,558	4,282	3,804

Total equity	152,679	115,392	117,523	126,044	117,648

Total liabilities and equity	302,510	233,323	228,052	242,082	219,015

(1) For more information, please refer to Note 15 in the Financial Section of ExxonMobil’s 2010 Form 10-K.
The information in the Summary Statement of Income (for 2008 to 2010), the Summary Balance Sheet (for 2009 and 2010), and the Summary Statement of Cash Flows (for 2008 to 2010), shown on pages 21 through 23, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2010 Form 10-K. For complete consolidated financial statements, including notes, please refer to the Financial Section of ExxonMobil’s 2010 Form 10-K. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in the Financial Section of the 2010 Form 10-K.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
SUMMARY STATEMENT OF INCOME

(millions of dollars)	2010	2009	2008	2007	2006

Revenues and Other Income
Sales and other operating revenue(1)	370,125	301,500	459,579	390,328	365,467
Income from equity affiliates	10,677	7,143	11,081	8,901	6,985
Other income(2)	2,419	1,943	6,699	5,323	5,183

Total revenues and other income	383,221	310,586	477,359	404,552	377,635

Costs and Other Deductions
Crude oil and product purchases	197,959	152,806	249,454	199,498	182,546
Production and manufacturing expenses	35,792	33,027	37,905	31,885	29,528
Selling, general, and administrative expenses	14,683	14,735	15,873	14,890	14,273
Depreciation and depletion	14,760	11,917	12,379	12,250	11,416
Exploration expenses, including dry holes	2,144	2,021	1,451	1,469	1,181
Interest expense	259	548	673	400	654
Sales-based taxes(1)	28,547	25,936	34,508	31,728	30,381
Other taxes and duties	36,118	34,819	41,719	40,953	39,203

Total costs and other deductions	330,262	275,809	393,962	333,073	309,182

Income before income taxes	52,959	34,777	83,397	71,479	68,453
Income taxes	21,561	15,119	36,530	29,864	27,902

Net income including noncontrolling interests	31,398	19,658	46,867	41,615	40,551

Net income attributable to noncontrolling interests	938	378	1,647	1,005	1,051

Net income attributable to ExxonMobil	30,460	19,280	45,220	40,610	39,500

Earnings per Common Share (dollars)	6.24	3.99	8.70	7.31	6.64

Earnings per Common Share – Assuming Dilution (dollars)	6.22	3.98	8.66	7.26	6.60

(1)	Sales and other operating revenue includes sales-based taxes of $28,547 million for 2010, $25,936 million for 2009, $34,508 million for 2008, $31,728 million for 2007, and $30,381 million for 2006.

(2)	Other income for 2008 includes a $62 million gain from the sale of a non-U.S. investment and a related $143 million foreign exchange loss.
The information in the Summary Statement of Income (for 2008 to 2010), the Summary Balance Sheet (for 2009 and 2010), and the Summary Statement of Cash Flows (for 2008 to 2010), shown on pages 21 through 23, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2010 Form 10-K. For complete consolidated financial statements, including notes, please refer to the Financial Section of ExxonMobil’s 2010 Form 10-K. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in the Financial Section of the 2010 Form 10-K.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
SUMMARY STATEMENT OF CASH FLOWS

(millions of dollars)	2010	2009	2008	2007	2006

Cash Flows from Operating Activities
Net income including noncontrolling interests	31,398	19,658	46,867	41,615	40,551
Adjustments for noncash transactions
Depreciation and depletion	14,760	11,917	12,379	12,250	11,416
Deferred income tax charges/(credits)	(1,135)	–	1,399	124	1,717
Postretirement benefits expense in excess of/(less than) net payments	1,700	(1,722)	57	(1,314)	(1,787)
Other long-term obligation provisions in excess of/(less than) payments	160	731	(63)	1,065	(666)
Dividends received greater than/(less than) equity in current earnings of equity companies	(596)	(483)	921	(714)	(579)
Changes in operational working capital, excluding cash and debt
Reduction/(increase) – Notes and accounts receivable	(5,863)	(3,170)	8,641	(5,441)	(181)
– Inventories	(1,148)	459	(1,285)	72	(1,057)
– Other current assets	913	132	(509)	280	(385)
Increase/(reduction) – Accounts and other payables	9,943	1,420	(5,415)	6,228	1,160
Net (gain) on asset sales	(1,401)	(488)	(3,757)	(2,217)	(1,531)
All other items – net	(318)	(16)	490	54	628

Net cash provided by operating activities	48,413	28,438	59,725	52,002	49,286

Cash Flows from Investing Activities
Additions to property, plant and equipment	(26,871)	(22,491)	(19,318)	(15,387)	(15,462)
Sales of subsidiaries, investments, and property, plant and equipment	3,261	1,545	5,985	4,204	3,080
Decrease/(increase) in restricted cash and cash equivalents	(628)	–	–	4,604	–
Additional investments and advances	(1,239)	(2,752)	(2,495)	(3,038)	(2,604)
Collection of advances	1,133	724	574	391	756
Additions to marketable securities	(15)	(16)	(2,113)	(646)	–
Sales of marketable securities	155	571	1,868	144	–

Net cash used in investing activities	(24,204)	(22,419)	(15,499)	(9,728)	(14,230)

Cash Flows from Financing Activities
Additions to long-term debt	1,143	225	79	592	318
Reductions in long-term debt	(6,224)	(68)	(192)	(209)	(33)
Additions to short-term debt	598	1,336	1,067	1,211	334
Reductions in short-term debt	(2,436)	(1,575)	(1,624)	(809)	(451)
Additions/(reductions) in debt with three months or less maturity	709	(71)	143	(187)	(95)
Cash dividends to ExxonMobil shareholders	(8,498)	(8,023)	(8,058)	(7,621)	(7,628)
Cash dividends to noncontrolling interests	(281)	(280)	(375)	(289)	(239)
Changes in noncontrolling interests	(7)	(113)	(419)	(659)	(493)
Tax benefits related to stock-based awards	122	237	333	369	462
Common stock acquired	(13,093)	(19,703)	(35,734)	(31,822)	(29,558)
Common stock sold	1,043	752	753	1,079	1,173

Net cash used in financing activities	(26,924)	(27,283)	(44,027)	(38,345)	(36,210)

Effects of exchange rate changes on cash	(153)	520	(2,743)	1,808	727

Increase/(decrease) in cash and cash equivalents	(2,868)	(20,744)	(2,544)	5,737	(427)
Cash and cash equivalents at beginning of year	10,693	31,437	33,981	28,244	28,671

Cash and cash equivalents at end of year	7,825	10,693	31,437	33,981	28,244

Non-Cash Transactions
The Corporation acquired all the outstanding equity of XTO Energy Inc. in an all-stock transaction valued at $24,659 million in 2010 (see Note 19 in the Financial Section of ExxonMobil’s 2010 Form 10-K).
The information in the Summary Statement of Income (for 2008 to 2010), the Summary Balance Sheet (for 2009 and 2010), and the Summary Statement of Cash Flows (for 2008 to 2010), shown on pages 21 through 23, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2010 Form 10-K. For complete consolidated financial statements, including notes, please refer to the Financial Section of ExxonMobil’s 2010 Form 10-K. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in the Financial Section of the 2010 Form 10-K.

The consistent execution of ExxonMobil's clearly defined Upstream strategies, underpinned by a relentless focus on operational excellence, ensures we continue to deliver superior results across our global operations.

Upstream

EXPLORATION, DEVELOPMENT, PRODUCTION, XTO, GAS & POWER MARKETING, AND RESEARCH

(Photo) *With the addition of XTO Energy Inc., we now have an increased presence in the liquids-rich Permian Basin of West Texas and New Mexico. We are continuing to extend the economic life of these fields through the application of horizontal drilling, accessing new completion zones, and well spacing optimization.*

STRATEGIES
Identify and selectively capture the highest-quality exploration opportunities

Maximize profitability of existing oil and gas production

Invest in projects that deliver superior returns

Capitalize on growing natural gas and power markets

Maximize resource value through high-impact technologies and integrated solutions

COMPETITIVE ADVANTAGES
Balanced Portfolio Quality • We identify, selectively pursue, and capture the highest-quality resources. The quality, size, and diversity of ExxonMobil’s resource base and project inventory support a strong long-term outlook.
Disciplined Investing • Our focus on disciplined, selective investment from initial resource capture, through project development, to ongoing operations underpins our ability to deliver superior returns. The combination of our technical, project, and commercial expertise ensures we develop our resources most efficiently and effectively.
High-Impact Technologies • We employ high-impact technologies in exploration, reservoir modeling, project development, and production to ensure we maximize resource value with the optimum life-cycle development.
Operational Excellence • We explore, develop, produce, and market oil and gas using globally deployed management systems which ensure consistent application of the highest operational standards, effectively managing risk in all aspects of our business.
Global Integration • The global functional Upstream companies work with the Downstream and Chemical businesses to identify and deliver integrated solutions that maximize resource value.

Upstream
BUSINESS OVERVIEW
In 2010, in addition to delivering strong operating results, ExxonMobil Upstream continued to make significant investments to develop our diverse project portfolio and position us to deliver the energy required for the future.
With our partner Qatar Petroleum, we completed the Qatar liquefied natural gas (LNG) value chain with the start-up of RasGas Train 7 and initial commissioning and first gas send-out at the Golden Pass LNG receiving terminal. These projects are the latest in a series of world-scale integrated projects that ensure gas from the North Field of Qatar can be competitively delivered to markets around the world.
In the first quarter of 2010, ExxonMobil signed an agreement for the redevelopment and expansion of the West Qurna (Phase I) field in Iraq. Working with our partners, we commenced drilling, wellwork, and facility modification activities to begin ramp-up of production.
In June 2010, ExxonMobil became the largest natural gas producer in the United States following the merger with XTO Energy Inc. Combining these assets with our existing acreage position created a premier global unconventional gas portfolio. Through the remainder of the year, we progressed integration activities by transferring best practices across our operations and applying XTO’s expertise across our global unconventional portfolio.
In addition to these achievements, ExxonMobil has continued to capture new opportunities to add to our resource base, including the acquiring of unconventional assets in multiple North American shale gas locations. We also continued our active exploration around the globe. Our balanced exploration program is designed to test new high-potential exploration areas, further explore emerging unconventional opportunities, and continue to add resources through ongoing activity in established areas.
Overall, our Upstream business continues to effectively manage the safety, environmental, technical, financial, and geopolitical risks of our business, while delivering significant long-term value for our shareholders.

UPSTREAM STATISTICAL RECAP	2010	2009	2008	2007	2006
Earnings (millions of dollars)	24,097	17,107	35,402	26,497	26,230
Liquids production (net, thousands of barrels per day)	2,422	2,387	2,405	2,616	2,681
Natural gas production available for sale (net, millions of cubic feet per day)	12,148	9,273	9,095	9,384	9,334
Oil-equivalent production (net, thousands of barrels per day)	4,447	3,932	3,921	4,180	4,237
Proved reserves replacement(1)(2) (percent)	211	100	143	107	135
Resource additions(2) (millions of oil-equivalent barrels)	14,580	2,860	2,230	2,010	4,270
Average capital employed(2) (millions of dollars)	103,287	73,201	66,064	63,565	57,871
Return on average capital employed(2) (percent)	23.3	23.4	53.6	41.7	45.3
Capital and exploration expenditures(2) (millions of dollars)	27,319	20,704	19,734	15,724	16,231

(1)	Proved reserves exclude asset sales and the 2007 Venezuela expropriation. Includes non-consolidated interests and Canadian oil sands.

(2)	See Frequently Used Terms on pages 98 through 101.

Note: Unless otherwise stated, production rates, project capacities, and acreage values referred to on pages 24 through 61 are gross.

References to U.S. unconventional activities on pages 43 through 44 reflect the full year of 2010 activity for well count and gross-operated production.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Our 2010 Upstream results were underpinned by safety and environmental performance improvements, high reliability of our facilities, strong operating and capital spending discipline, and significant production volume growth.

RESULTS & HIGHLIGHTS
Best-ever workforce safety performance.
Earnings were $24.1 billion.
Return on average capital employed was 23 percent, averaging 37 percent over the last five years.
Earnings per oil-equivalent barrel were $14.85.
Total net production of liquids and natural gas available for sale was 4.4 million oil-equivalent barrels per day.
Proved oil and gas reserves additions were 3.5 billion oil-equivalent barrels, replacing 211 percent of production excluding asset sales.
Resource base additions totaled 14.6 billion oil-equivalent barrels; ExxonMobil’s total resource base now stands at 84 billion oil-equivalent barrels.
Exploration resource addition cost was $0.87 per oil-equivalent barrel.
Upstream capital and exploration spending was $27.3 billion, driven by an active exploration program, selective investment in a strong portfolio of development projects, and continued investment to enhance the value of existing assets.
4.4
million
oil-equivalent barrels
of net production
per day,
13 percent higher
than 2009

ExxonMobil’s focus on disciplined cost management and selective investments ensures that we continue to deliver strong results, while also continuing to grow our portfolio and progress technologies for the future.

(1) Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Identify and Selectively Capture the
Highest-Quality Exploration Opportunities
ExxonMobil’s fundamental exploration strategy is to identify, evaluate, selectively pursue, and capture the highest-quality resource opportunities ahead of competition. Our global organization allows us to explore diverse resource types across the opportunity life cycle, in all environments.
The combination of world-class technical expertise and an extensive global exploration database provides a distinct competitive advantage in the pursuit and capture of new opportunities. These opportunities include:
•	New exploration plays and basins that typically have high uncertainty but large resource potential to provide significant long-term resource growth;

•	Unconventional resources such as shale gas, tight gas, tight oil, coal bed methane, heavy oil, and oil sands that can provide profitable, long-plateau production volumes;

•	Further exploration of established hydrocarbon provinces and mature plays that provide near-term resource additions and production; and,

•	Discovered fields that are undeveloped or partially developed.
ExxonMobil screens all opportunities on a rigorous, consistent basis for technical quality, materiality, and commercial viability. We use our unique geoscience capabilities and understanding of the global hydrocarbon endowment to identify, evaluate, and prioritize all quality resources within our global seriatim of the world’s highest-potential basins. Only the most robust opportunities are selected for further investment. Our approach to exploration has resulted in the successful capture of numerous new, high-potential resource opportunities year after year in any business climate. These captures provide broad exposure to multiple, high-potential plays in underexplored basins in areas that are close to major energy demand markets.
At year-end 2010, ExxonMobil’s net exploration acreage totaled 62 million acres in 33 countries, including more than 10 million acres of unconventional gas and oil resources. This strong acreage position provides a high-quality, geographically and geologically diverse portfolio of opportunities to deliver future resource additions and production growth.

Resource Additions/Acquisitions by Geographic Region	Resource Additions/Acquisitions by Resource Type

(percent, oil-equivalent barrels added, 2006-2010)	(percent, oil-equivalent barrels added, 2006-2010)

Our recent exploration activities and pursuits have added resources across all regions and resource types, supporting future production growth.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
 UpClose: XTO Energy Inc.
A 2010 highlight was ExxonMobil’s merger with XTO Energy Inc., a recognized industry leader in the development of unconventional resources. Following the June 2010 merger, ExxonMobil added roughly 60 trillion cubic feet gas-equivalent to our resource base, more than 2.9 billion cubic feet of equivalent daily gas production, and approximately 5 million net acres of leasehold. In addition to becoming the top domestic producer of natural gas in the United States, ExxonMobil acquired leading positions in a number of U.S. locations, including the Haynesville/Bossier, Barnett, Fayetteville, Woodford, and Marcellus shale gas plays; the Bakken shale oil play and multiple Permian Basin fields; the San Juan Basin and other Rocky Mountain coal bed methane plays; and, in the Freestone Trend and other tight gas reservoirs. The merger has established a premier unconventional resource organization with headquarters in Fort Worth, Texas.
2010 Opportunity Captures
In 2010, ExxonMobil continued to build on our already established strong position in all resource types with the capture of new opportunities in nine countries. These opportunities were captured at a competitive cost and span the full range of play maturities.
Argentina • ExxonMobil acquired 130,000 net acres in the Neuquen Province through license rounds and joint ventures in 2010.
Canada • ExxonMobil Canada and Imperial Oil acquired approximately 36,000 net acres in the Horn River Basin, British Columbia. Additional opportunities were added in the Cordova Basin and Beaufort Sea.
Iraq • In 2010, we finalized our agreement with the Iraq Ministry of Oil to redevelop and expand the West Qurna (Phase I)
oil field in southern Iraq
(ExxonMobil interest, 60 percent).
Tanzania • ExxonMobil acquired a 35-percent working interest in deepwater Block 2. The exploration license covers 2.7 million acres in water depths ranging from 3200 to 11,200 feet.
Turkey • ExxonMobil signed an agreement to farm-in to a 25-percent interest in three sub-blocks of License 3922. This agreement covers approximately 7.4 million acres.
U.S. Onshore • Three high-quality resource opportunities augmented our onshore unconventional position in 2010. Two were in the Haynesville/Bossier play of East Texas and Louisiana with the acquisition of Ellora Energy Inc., and the execution of a separate joint venture. The third was a purchase of Fayetteville shale properties in Arkansas. All are contiguous with currently held properties. These opportunities increased ExxonMobil’s Haynesville/Bossier holdings by 67,000 net acres, and the Fayetteville acquisition added 157,000 net acres to our leasehold.
Other Captures • Australia Northwest Shelf, Poland Podlasie, and the U.K. North Sea.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Resources and Proved Reserves
Resources   In 2010, ExxonMobil added 14.6 billion oil-equivalent barrels to our resource base. After accounting for production, asset sales, and revisions to existing fields, the resource base increased by 9.7 billion oil-equivalent barrels in 2010, bringing our resource base total to 84 billion oil-equivalent barrels. Proved reserves comprise 29 percent of our resource base.
ExxonMobil’s resource base is a major source of competitive advantage and is the largest resource base among the international oil companies. The size and diversity also support risk management and investment flexibility. The success of ExxonMobil’s global strategy for opportunity identification, evaluation, pursuit, and capture is demonstrated by the addition of an average of 5.2 billion oil-equivalent barrels of resource per year over the past five years.
We continue to grow our resource base through by-the-bit drilling success, discovered undeveloped resource capture, strategic acquisitions, and increased recovery from our existing fields. At year-end 2010, the XTO fields accounted for approximately 10 billion oil-equivalent barrels of the resource base, spanning the spectrum of shale gas, tight gas, shale oil, coal bed methane, and conventional reservoirs. Additional resources were added in Iraq, Athabasca and Horn River in Canada, onshore United States, and also deepwater exploration drilling in the Gulf of Mexico. Our exploration by-the-bit drilling program added 2.8 billion oil-equivalent barrels from additions spanning the globe and multiple resource types. Our exploration drilling by-the-bit resource base additions have averaged approximately 2.0 billion oil-equivalent barrels per year across the past decade.

Resource Base by Geographic Region
(percent, oil-equivalent barrels)
Resource Base by Type
(percent, oil-equivalent barrels)
ExxonMobil’s industry-leading resource base of 84 billion oil-equivalent barrels is diverse in terms of geology, resource type, and geography.
Resource Base Changes(1)

		5-Year
(billions of oil-equivalent barrels)	2010	Average

Resource additions/acquisitions	14.6	5.2
Revisions to existing fields	(3.1)	(0.6)
Production	(1.7)	(1.6)
Sales	(0.1)	(0.7	)(2)

Net change versus year-end 2009	9.7	2.3
We continue to achieve strong resource growth from consistent by-the-bit success, undeveloped resource capture, strategic acquisitions, and additional field recovery.
Exploration Resource Addition Cost(1)
(dollars per oil-equivalent barrel)

(1)	See Frequently Used Terms on pages 98 through 101.

(2)	Includes impact of the Venezuela expropriation in 2007.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
The resource base is updated annually for new discoveries and to reflect changes in estimates of existing resources. Changes to existing resources may result from new drilling or from revisions to forecast recovery estimates achieved through the use of new technology. Updates may also occur due to fiscal regime changes, revisions in equity for existing assets, modifications to depletion plans, and from ongoing geoscience and engineering evaluations. Volumes produced or sold during the year are removed from the resource base at year end.
The largest single component of ExxonMobil’s resource base remains conventional oil and gas, which comprise 24 percent. Heavy oil, predominantly in Canada, accounts for just over 21 percent of the resource base. Over the last decade, our growing positions in both liquefied natural gas, and unconventional gas and oil have increased their combined share of the resource base to about 30 percent. The remainder is made up of arctic, deepwater, and acid/sour gas.
Effective use of ExxonMobil’s proprietary processes and best practices has resulted in continued low exploration resource addition cost. In 2010, our exploration resource addition cost was $0.87 per oil-equivalent barrel, and the five-year average cost was $1.00 per oil-equivalent barrel. The 2010 resource additions provide an attractive range of development opportunities for the future.
Proved Reserves At year-end 2010, our resource base included 24.8 billion oil-equivalent barrels of proved oil and gas reserves, equating to 15 years of reserves life at current production rates. With these resources and reserves, ExxonMobil maintains a diverse, global portfolio.
In 2010, ExxonMobil replaced 209 percent of reserves produced, including the effect of asset sales, by adding 3.5 billion oil-equivalent barrels to proved reserves while producing 1.7 billion oil-equivalent barrels. Excluding asset sales, our proved reserves replacement was 211 percent. These reserves represent a diverse global portfolio distributed evenly across geographic regions and resource types. Key reserves additions came from North American unconventional resources and from our operations in Russia, Nigeria, Norway, and Abu Dhabi. Our 2010 acquisition of XTO added significant proved reserves, primarily from unconventional onshore operations in the Barnett Shale, Freestone Trend, Arkoma Basin, and East Texas.
ExxonMobil’s reserves represent a diverse global portfolio distributed across many geographic regions and resource types.
ExxonMobil has added 10.2 billion oil-equivalent barrels to proved reserves over the last five years, more than replacing production. In that time frame, the development of new fields and extensions of existing fields have added an average of 0.8 billion oil-equivalent barrels per year to proved reserves. Revisions have averaged about 0.7 billion oil-equivalent barrels per year over the last five years, driven by effective reservoir management and the application of new technology. ExxonMobil has more than replaced reserves for 17 consecutive years.
The annual reporting of proved reserves is a product of ExxonMobil’s rigorous and structured management review process that is stewarded by a team of experienced reserves experts with global responsibilities. ExxonMobil calculates reserves consistent with SEC guidelines.

Proved Reserves Distribution(1)
(billions of oil-equivalent barrels, year-end 2010)
We have a diverse global reserves portfolio, and our reserves are approximately evenly distributed between oil and gas.

Proved Reserves Replacement(1)(2)
(percent of annual production replaced with proved reserves additions)

(1)	See Frequently Used Terms on pages 98 through 101.

(2)	Includes asset sales and the 2007 Venezuela expropriation.
ExxonMobil consistently replaces more reserves than we produce.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Maximize Profitability of Existing Oil and Gas Production
ExxonMobil applies the most cost-effective technology and operations management systems to all assets to ensure operations integrity, manage risk, and maximize the commercial recovery of hydrocarbons. This delivers strong profitability and life-cycle cost performance.
ExxonMobil possesses a diverse portfolio and leverages its global opportunity prioritization process and best practices to maximize the profitability of our existing oil and gas assets. As we integrate XTO into ExxonMobil, we will leverage best practices from each organization to drive further improvements.
Managing the Base Significant focus is placed on effectively managing base performance through rigorous operational surveillance and optimization. We continue to develop and selectively progress an inventory of the highest-quality investment opportunities to maximize the value of our existing assets. Through effective reservoir management and depletion planning, we continuously invest to increase economic resource recovery, maximize profitability, and ensure optimum long-term field performance. We continue to deliver new production volumes through drill wells, working over existing wells, and effective implementation of secondary and tertiary recovery programs. These include using injection of water, gas, or carbon dioxide, heavy oil steam flooding, and sour gas injection techniques to increase reservoir recovery. We continue to achieve efficiencies and cost savings in our drilling operations, including the application of our proprietary Fast Drill process, and our extended-reach drilling capabilities.
Focus on Operations Integrity Ensuring operations integrity is essential to our success. ExxonMobil’s Operations Integrity Management System (OIMS) encompasses all aspects of our operations and ensures risks are understood and appropriately mitigated.

(1)	Reflects data through December 31, 2010.

(2) Royal Dutch Shell, BP and Chevron values calculated on a consistent basis with ExxonMobil, based on public information.
 UpClose: Sustainability
ExxonMobil Upstream is committed to responsibly delivering the energy required to meet growing global demand in a sustainable manner. We continuously work to reduce greenhouse gas emissions from our facilities.
Over the last five years, we have reduced our flare volumes by approximately 60 percent. This was achieved by pursuing operational best practices to increase reliability and the implementation of gas utilization projects. We are applying our Global Energy Management System across the Upstream, and have a strong focus on continually improving our results. In addition, through projects such as our Controlled Freeze Zone demonstration plant, we are pursuing technology breakthroughs for the future.
Another area of focus is reducing water use across our facilities. In our Cold Lake oil sands development, we have reduced freshwater use by 90 percent, and now recycle about 95 percent of the water in the facility.
Our commitment to operational excellence underpins our success, and delivers continued safety, security, health, and environmental performance improvement.
OIMS is used worldwide and compliance is tested on a regular basis to ensure consistency of approach.
ExxonMobil achieves high facility uptime by leveraging a suite of equipment maintenance best practices developed over our considerable operational history. Large-scale maintenance activities are rigorously planned and executed using a globally consistent shutdown management process to minimize production impact. Over the last five years, our facility reliability, measured as uptime, has been on average 3 percent higher for our ExxonMobil operations than for similar facilities in our portfolio that are operated by others.
Earnings We remain highly competitive among our peers on profitability due to our commitment to investment discipline and selectivity, application of innovative technology, superior execution capabilities, and the ability to maximize economic resource recovery.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Production Volumes ExxonMobil’s 2010 net oil-equivalent production of 4.4 million barrels per day was an increase of 13 percent over 2009 levels. Net liquids production was 2.4 million barrels per day, and net natural gas available for sale totaled 12.1 billion cubic feet per day. Excluding impacts associated with entitlement volume effects, quota and divestments, net oil-equivalent production increased by 14 percent from 2009, primarily driven by the XTO merger, project activity in Qatar, and ongoing drilling programs in Africa and North America.
Looking forward, new projects and work programs are forecast to offset existing field declines. Near-term activity will be focused on large liquids projects in Iraq and Canada, liquefied natural gas projects in Papua New Guinea and Australia, and unconventional gas activity in the United States. Longer-term growth will be generated by leveraging ExxonMobil’s technical expertise in execution of a diverse global project portfolio. Many of these projects are already being pursued and have extended plateau production profiles that run for decades.
The forward-looking projections of production volumes in this document are reflective of our best assumptions regarding technical, commercial, and regulatory aspects of existing operations and new projects. Factors that could have an impact on actual volumes include project start-up timing, regulatory changes, quotas, changes in market conditions, asset sales, operational outages, severe weather, and entitlement volume effects under certain production sharing contracts and royalty agreements.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Invest in Projects that Deliver Superior Returns
ExxonMobil continues to deliver superior returns from Upstream projects through disciplined investments, comprehensive planning, proprietary technology, and industry-leading project execution.
Production Execution Performance

(Percent, 2006–2010 Average)	Cost	Schedule

ExxonMobil Operated	101	109
Operated by Others	114	119
As project scale and complexity increase across industry, bringing new energy supplies to market, on budget and on schedule, becomes more challenging. ExxonMobil’s comprehensive suite of business processes, project execution tools, and project management expertise ensures maximum value to resource owners and to our shareholders.
Superior project execution begins with selecting the design and operating concept that will be robust through a range of uncertainties and will deliver maximum value over the life of the asset. It requires a commitment to, and investment in, technology to develop innovative solutions that continue to improve safety, minimize environmental impact, reduce cost, increase reliability, and deliver profitable volumes growth. ExxonMobil devotes a great deal of time to front-end execution planning to thoroughly identify and understand cost and schedule risks during costly project phases, resulting in industry-leading project performance.
We continue to improve project execution results driven by our functional organizations’ commitment to facilitating the sharing of project learnings and best practices swiftly across all global divisions. Successful application of best practices and a strong opportunity base continue to drive superior project returns.
ExxonMobil has a large, geographically diverse portfolio of more than 130 major projects that are expected to develop more than 26 billion oil-equivalent barrels (net). Many of these developments
Projects by Geographic Region
(percent, number of projects)
ExxonMobil’s extensive portfolio of over 130 major projects allows selective investment decisions.
Resources in Projects by Project Type
(percent, oil-equivalent barrels)
Our diverse project portfolio is expected to develop over 26 billion oil-equivalent barrels (net) across all regions and resource types.
are located in remote and challenging environments, and include deepwater, heavy oil/oil sands, conventional oil and gas, unconventional gas, arctic, liquefied natural gas (LNG), and acid/sour gas projects.
The diversity and scale of this portfolio provides ExxonMobil the ability to selectively invest in projects that deliver robust financial performance and maximize profitable volumes growth over a wide range of economic conditions.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Capitalize on Growing Natural Gas and Power Markets
ExxonMobil employs a worldwide team of commercial experts, with detailed knowledge of global energy markets, to maximize the value of the company’s gas, natural gas liquids, and power interests.
Reliable economic supplies of natural gas and power are fundamental to fuel the world’s economic development. Over the coming decades, natural gas is expected to play an increasingly important role in meeting the world’s energy needs. ExxonMobil sold 14.7 billion cubic feet per day of natural gas in 2010, and was active across the gas value chain in most major markets. Our global presence, combined with an ability to leverage expertise across our Upstream, Downstream, and Chemical businesses, enables us to deliver innovative integrated solutions. This provides a sustainable competitive advantage and positions ExxonMobil to help meet the world’s growing natural gas and power demands.
In North America, ExxonMobil is a major gas producer and processor with production from the Gulf of Mexico, onshore Gulf Coast, Mid-Continent and Northeast United States, western Canada, and offshore eastern Canada. Following the XTO merger, we are now the leading producer of natural gas and have the largest proved gas reserves in the United States. We continue to pursue development of natural gas resources in Alaska and are working with TransCanada and others to advance a pipeline from the Alaskan North Slope to North American markets.
In Europe, ExxonMobil is a leading natural gas producer through ownership in key assets in the Netherlands, Germany, and both the U.K. and Norwegian sectors of the North Sea. In Asia Pacific, ExxonMobil remains among the largest suppliers of natural gas in Australia and Malaysia, and also sells gas in Thailand and far east Russia. In the Middle East, the recent start-up of Phase 2 of the Al Khaleej Gas project resulted in a major increase in pipeline gas sales in Qatar and associated natural gas liquids sales.
ExxonMobil has a significant global position in liquefied natural gas (LNG). We are involved in successful ventures in Qatar and Indonesia, which provide substantial volumes of LNG to key European and Asian markets, and the Americas. ExxonMobil’s LNG supplies from Qatar, which has the largest trains in service anywhere in the world, increased significantly with the recent completion of four new 7.8-million-tonne-per-year trains. ExxonMobil has ownership interest in LNG regasification facilities in the United Kingdom and offshore Italy, as well as the Golden Pass terminal in Texas that began commissioning and achieved first gas send-out in 2010. These terminals and our suite of sales arrangements position us well to access multiple markets and maximize LNG value. New LNG projects in which ExxonMobil has an interest are also under construction in Papua New Guinea and Western Australia.
ExxonMobil also continues to pursue unconventional gas opportunities around the world. In North America, the merger with XTO Energy Inc. significantly expanded our presence in some of the most prolific unconventional basins. In Europe, we continue to assess multiple shale gas and coal bed methane (CBM) opportunities, including those in Germany and Poland. In Indonesia, we are evaluating CBM opportunities and potential options for gas commercialization.
In addition to our extensive natural gas interests, we also manage about 1 million barrels per day of natural gas liquids, generate a significant amount of power, and are a leading producer of helium, through our Shute Creek facility in Wyoming and our interests in Qatar.
Power Activities ExxonMobil has interests in about 16 gigawatts of power generation capacity worldwide. This includes a majority interest in the Castle Peak Power Company that generates electricity for consumers in Hong Kong and mainland China. In Nigeria, ExxonMobil and our partners continue with front-end engineering and design of a new 500-megawatt power plant. ExxonMobil is an industry leader in the application of cogeneration technology with interests in almost 5 gigawatts of capacity across 100 installations. We continue to look for cogeneration opportunities around the world to efficiently supply the power and steam demands of our facilities.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Major Development Projects
ExxonMobil participated in three major project start-ups in 2010. Beyond 2010, an additional 56 major projects are in various stages of planning, design, and execution, from an industry-leading portfolio containing over 130 projects.

RasGas Train 7 • RasGas Train 7 (ExxonMobil interest, 30 percent) started up in 2010. Train 7 is a 7.8-million-tonne-per-year liquefied natural gas (LNG) train owned by Ras Laffan Liquefied Natural Gas Company (3), a joint venture between Qatar Petroleum and ExxonMobil (ExxonMobil interest, 30 percent). Train 7 is the fourth in a series of mega LNG trains recently started up in Qatar. These first-of-a-kind megatrains incorporate the latest technologies in the industry and are the result of close collaboration between ExxonMobil and our partner
In 2010, ExxonMobil in partnership with Qatar Petroleum, completed our world-class integrated projects that will deliver gas from the Qatar North Field to markets across the world, supporting Qatar’s position as the largest LNG producer in the world.

Qatar Petroleum. Train 7 markets include Asia and other markets worldwide.
Golden Pass LNG Terminal • Golden Pass LNG regasification terminal (ExxonMobil interest, 18 percent) in Sabine Pass, Texas, received its first LNG cargo from Qatar, began commissioning, and achieved first gas send-out in 2010. The terminal contains two ship unloading berths, five LNG storage tanks, and regasification equipment that converts LNG back into gas for delivery via the Golden Pass pipeline, interconnecting with multiple interstate and intrastate lines. The terminal will have the capacity to supply up to 2 billion cubic feet of gas per day to the U.S. market.
Sakhalin-1 Odoptu • Sakhalin-1 Odoptu (ExxonMobil interest, 30 percent) started up in 2010 with initial production of over 50 thousand barrels of oil per day. Development of Odoptu included a new world record for well reach and total length using extended-reach drilling to access reserves over 7 miles from shore. Production from Odoptu flows via a 49-mile, 16-inch pipeline to the existing onshore production facility at Chayvo.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

MAJOR PROJECT START-UPS

		Target Peak
		Production (Gross)		ExxonMobil
		Liquids	Gas	Working
		(KBD)	(MCFD)	Interest (%)

2010 (Actual)
Qatar	RasGas Train 7	75	1250	30	▲
Russia	Sakhalin-1 Odoptu	50	–	30	■
U.S.	Golden Pass LNG Terminal	–	–	18	▲
2011-2013 (Projected)
Angola	Kizomba Satellites Phase 1	100	–	40	■
	Pazflor	200	–	20	●
	Plutao-Saturno-Venus-Marte	150	–	25	●
Australia	Kipper/Tuna	15	175	40	■
	Turrum	20	200	50	■
Canada	Kearl Initial Development	170	–	100	■
Kazakhstan	Kashagan Phase 1	360	–	17	●
Malaysia	Telok	–	350	50	■
Nigeria	Usan	180	–	30	●
	Etim/Asasa Pressure	50	–	40	■
	Maintenance
	Satellite Field Development Phase 1	70	–	40	■
2014+ (Projected)
Angola	AB31 Southeast Hub	220	–	25	●
	AB32 Kaombo Split Hub	210	–	15	●
	Cravo-Lirio-Orquidea-Violeta	160	–	20	●
	Kizomba Satellites Phase 2	65	–	40	■
Australia	Gorgon Jansz	20	2545	25	●
	Gorgon Area Expansion	10	850	25	●
	Gippsland Satellites	25	–	50	■
	Scarborough	–	1190	50	■
Canada	Cold Lake Nabiye Expansion	35	–	100	■
	Cold Lake LASER Expansion	20	–	100	■
	Firebag	280	–	40	■
	Hebron	130	–	34	■
	Hibernia Southern Extension	50	–	27	■
	Kearl Expansion	170	–	100	■
	Mackenzie Gas Project	10	830	56	■
	Syncrude Aurora South Phases 1 and 2	200	–	25	▲

		Target Peak
		Production (Gross)		ExxonMobil
		Liquids	Gas	Working
		(KBD)	(MCFD)	Interest (%)

2014+ (Projected, continued)
Indonesia	Banyu Urip	165	15	45	■
	Natuna	–	1100	**	■
Iraq	West Qurna (Phase I)*	2825	–	60	▲
Italy	Tempa Rossa	50	15	25	●
Kazakhstan	Aktote	50	850	17	●
	Kashagan Future Phases	1190	–	17	●
	Tengiz Expansion	250	–	25	●
Malaysia	Damar Gas	5	260	50	■
Nigeria	Bonga North	100	60	20	●
	Bonga Southwest	200	15	16	●
	Bosi	135	–	56	■
	Erha North Phase 2	50	–	56	■
	QGFE DomGas	15	300	40	■
	Satellite Field Development Phase 2	80	–	40	■
	Uge	110	20	20	■
	Usan Future Phases	50	–	30	●
	Usari Pressure Maintenance	50	–	40	■
Norway	Dagny	65	185	33	●
	Luva	–	600	15	●
Papua New Guinea	PNG LNG	40	940	33	■
Qatar	Barzan	55	1400	7	▲
Russia	Sakhalin-1 Arkutun-Dagi	90	–	30	■
	Sakhalin-1 Future Phases	30	800	30	■
United Arab Emirates	Upper Zakum 750	750	–	28	▲
U.K.	Fram	20	140	72	●
U.S.	Alaska Gas/Point Thomson	70	4500	36	**
	Hadrian	100	375	50	■
	Julia	30	–	50	■
	LaBarge Field Expansion	–	200	100	■

■ ExxonMobil Operated     ▲ Joint Operation     ● Co-Venturer Operated
* Field debottlenecking in 2011     ** Pending Final Agreements

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Maximize Resource Value through High-Impact Technologies
Our commitment to technology provides a competitive advantage in exploration, project development, oil and gas recovery, and production operations. Using our integrated technologies, we have achieved advances in deepwater, arctic, heavy oil, and most recently, liquefied natural gas development, enabling us to unlock resource potential previously considered uneconomic. This same multidisciplinary approach will allow us to achieve advances in the development of unconventional gas both in North America and around the globe.
Advancing Integrated Technologies to Develop Shale Gas Resources   ExxonMobil is developing integrated technologies for optimizing locations to drill and produce shale gas safely and economically. This research ranges from the effectiveness of hydraulic fractures in well stimulation to the prediction of shale gas properties from stratigraphic models. Our research is being assisted by the integration of knowledge and extensive data from our recently expanded unconventional portfolio.
Proprietary technologies in basin analysis and stratigraphy lay the foundation for predicting the occurrence of shale gas plays in sedimentary basins. ExxonMobil has new technology for reconstructing the movement of tectonic plates in
Integrated technologies provide ExxonMobil with advantaged business solutions.

three dimensions. Our reconstructions are now more realistic because they incorporate deformation of the crust within the plates. This approach provides better predictions of subsidence, uplift, and heat flow, which are key controls on the types of sediments deposited in a basin. These new capabilities enhance our understanding of regional geology and are especially useful in exploring new basins for all types of resources.
Our geologists apply ExxonMobil’s expertise in the stratigraphy of fine-grained rocks to predict the occurrence, distribution, and properties of organic-rich shales in the context of regional geology. Our stratigraphic tools support early recognition of shale gas plays and the prediction of optimal drilling locations. They help explain the variations in shale gas reservoir properties that can impact well performance and thus contribute to optimizing development strategies. Our emerging technology in fracture prediction from seismic data and new laboratory capabilities for measuring ultra-low permeabilities also play a key role in our understanding of these resources.
Prediction of Natural Fractures from Seismic Data • ExxonMobil is using seismic technology in innovative ways to predict the distribution of natural fractures, which are important pathways for hydrocarbon flow in tight reservoirs. This technology uses selected seismic responses to predict the intensity and orientation of fractures. These predictions help identify areas of enhanced flow and contribute to optimizing well placement and well paths. This emerging seismic technology is being applied to carbonate reservoirs in the Middle East and is contributing to the definition of fractured, shale gas plays in North America. In addition, ExxonMobil is using an advanced, specially designed seismic survey to characterize fracture networks in tight gas sandstones in Colorado.
Relative Permeability Testing • ExxonMobil is extending our distinguishing capabilities in laboratory flow studies to ultra-low permeability rocks, such as shales that serve as tight gas reservoirs. We use state-of-the-art equipment, pioneering analytical techniques, and best practices based on decades of experience to study complex flow through rock samples in the laboratory. We simulate actual reservoir conditions and measure the relative amounts of oil, gas, and water that flow through samples during the tests. The results are critical to quantifying hydrocarbon flow during a field’s life and have helped define, develop, and deplete reservoirs in over 40 countries. ExxonMobil is developing new laboratory methods and tools for flow studies of shale gas reservoirs to use in developing our expanded unconventional portfolio.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

Rock Properties from Logs in
High-Angle and Horizontal Wells
ExxonMobil has developed leading-edge technology for evaluating rock and fluid properties in high-angle and horizontal (HA/HZ) wells. Logging tools have traditionally been calibrated to vertical wells, so tool responses need to be corrected for deviated and horizontal well paths. We have developed proprietary software that corrects well log responses for wellbore geometry and the physics of logging tools, resulting in better quantitative interpretations of rock and fluid properties for use in all business stages. The state-of-the-art workflow and patented techniques calculate accurate in-place hydrocarbon reserves using log data from HA/HZ wells, which can provide business advantages in a variety of settings.

Improving Reservoir Recovery
Stimulating Flow in Carbonates • In many of ExxonMobil’s carbonate assets, acid injection treatments are used to increase the connectivity of the well to the reservoir by creating long, highly conductive conduits called “wormholes.” We are applying a suite of leading-edge technologies to gain key insights into the growth of wormholes and their effects on long-term well performance. Laboratory experiments, which used rock samples approximately 2000 times the volume of those used previously, produced wormhole networks on a scale that permitted more thorough investigation of their growth in three dimensions. Detailed images of the wormholes were obtained by contracting with the U.S. Air Force for access to one of the most powerful X-ray scanners in the world. These 3D images have been integrated with ExxonMobil’s expertise in computational modeling to understand how the wormholes promote flow into a well. Establishing an effective, flow-efficient connection to the reservoir is a key element in maximizing and sustaining production.
New Technology for Enhanced Bitumen Recovery • We continue to pursue additional technologies for enhancing bitumen recovery. These new processes focus on reducing environmental impact and improving long-term access to heavy oil resources. Unlike many other heavy oil technologies, ExxonMobil’s Cyclic Solvent Process (CSP) is a nonthermal recovery process. A cycle consists of injecting a solvent through a horizontal wellbore to reduce the viscosity of heavy oil in place, followed by production of a solvent-oil mixture through the same wellbore; this process is then repeated. The primary solvents considered for this process consist of naturally occurring light hydrocarbon solvents, such as propane. CSP has the potential to substantially reduce greenhouse gas emissions over existing thermal recovery techniques, while greatly reducing energy and water use. It may also provide access to additional resources, such as reservoirs with thin pay zones or low bitumen saturations, which are challenging to produce with current thermal recovery processes.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Continuing to Extend Drilling Boundaries
Borehole Management • ExxonMobil has developed a borehole management process that integrates innovative technologies and operating practices to continue drilling longer, more deviated wells in greater contact with the reservoir. One of the challenges in drilling extended-reach wells is managing the behavior of cuttings in the borehole. The accumulation of cuttings can interfere with moving the drillstring and inserting casing. ExxonMobil is using leading-edge laboratory capabilities and advanced computational techniques to simulate the downhole process of pulling and pushing pipe through accumulations of cuttings. This research helps optimize the amount of cuttings in wells to keep boreholes stable, smooth, and serviceable during the drilling process. Faster, more efficient removal of cuttings increases the rate of penetration realized by ExxonMobil’s Fast Drill process and Vybs technology for managing downhole vibrations.
Pursuing Further Advances in Operational Excellence
Advanced 3D Safety Training • ExxonMobil has realized continuing improvements in plant reliability, resulting in higher uptime and fewer facility upsets that require response from operations staff. We are developing an advanced, 3D immersive visualization environment for safety training to ensure that staff members remain prepared to respond to facility upsets appropriately. This training environment will provide opportunities to learn and practice quick, effective safety responses through realistic simulations. Current technology provides a 3D view of a facility with interactive capabilities. ExxonMobil is adding functionalities to make the simulated environment more realistic and the safety training more effective.
Monitoring the Health of Marine Environments • ExxonMobil is expanding our suite of technologies for long-term monitoring of sensitive marine ecosystems. A study led by ExxonMobil Research
Our technologies will enable us to expand energy supply in a safe and environmentally responsible way.

Qatar evaluated the effectiveness of chlorophyll fluorometry in monitoring the health of sea grass colonies and coral reefs. This noninvasive technique measures fluorescence to determine the health of sea grasses and symbiotic algae, which affect the health of the host corals. The study conducted detailed visual assessments of ecosystems along with measurements of seawater temperature, underwater light intensity, and water quality. Through this work, we have demonstrated that chlorophyll fluorometry can improve our ability to monitor the health of these sensitive ecosystems.
External Collaboration for Selected Technologies • ExxonMobil continues to realize value through external research collaborations with universities, national laboratories, and other industries to provide leading-edge technology. We use this approach to pursue well-aligned, novel opportunities that can accelerate our research. These collaborative efforts can incorporate a broad range of disciplines and engage various types of organizations around the world. For example, ExxonMobil developed and directs an alliance with universities in Europe and the United States to research the fundamental controls on flow in carbonates. This multidisciplinary network has stimulated innovation and delivered proprietary advances for use in next-generation methods for geologic modeling and flow simulation. ExxonMobil is also benefiting from technical collaboration between the oil-and-gas and medical communities in Houston, Texas. This creative, interdisciplinary initiative has produced a flow simulation and visualization capability useful in flow assurance studies, ranging from the effectiveness of artificial heart valves to progressing leading-edge sand-screen technology for wellbores.

ExxonMobil's proprietary technology, experience, and wealth of data will enable us to achieve advances in unconventional gas development.

Performance *Our researchers are integrating extensive data from drilling results and production histories in U.S. shale gas plays to optimize future development and maximize recovery.*

(Inset) *ExxonMobil's proprietary technical training emphasizes the value of integrating technologies. Our technical experts transfer their skills and business experience to the next generation of scientists and engineers through specially designed classes.*

41

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Worldwide Upstream Operations
ExxonMobil has interests in exploration and production acreage in 38 countries and production operations in 24 countries.
THE AMERICAS
ExxonMobil’s portfolio ranges from mature onshore fields to future developments in the ultra-deepwater offshore, and includes significant positions in unconventional gas and heavy oil plays. Operations in the Americas contributed 27 percent of net oil and gas production and 24 percent of Upstream earnings in 2010.
United States
ExxonMobil is a leading reserves holder and producer of oil and gas in the United States. Following the merger with XTO Energy Inc. in 2010, ExxonMobil became the largest producer of natural gas in the United States. We maintain a significant position in all major producing regions, including the Gulf of Mexico and Gulf Coast, the Mid-Continent, California, and Alaska. Technological improvements, operational efficiency, and high-quality drilling programs are extending the lives of our base producing fields, some of which have been onstream for decades. Our portfolio is being

Americas Highlights	2010	2009	2008

Earnings (billions of dollars)	5.9	3.8	9.8
Proved Reserves (BOEB)	9.8	7.1	6.9
Acreage (gross acres, million)	51.4	49.5	56.4
Net Liquids Production (MBD)	0.7	0.7	0.7
Net Gas Available for Sale (BCFD)	3.2	1.9	1.9
Americas Production
(millions of oil-equivalent barrels per day, net)
    The Americas contributed
  27%
       of production this year
augmented by activity in multiple unconventional gas and oil plays and through future new developments arising from our deepwater Gulf of Mexico acreage position.
Gulf of Mexico/Gulf Coast
ExxonMobil is a major oil and gas producer in the offshore Gulf of Mexico with average net production of 87 thousand barrels of liquids per day and 388 million cubic feet of gas per day in 2010. Onshore net production in Texas and Louisiana added 72 thousand barrels of liquids per day and 1282 million cubic feet of gas per day.
Deepwater • In the deepwater of the Gulf of Mexico, drilling operations on our Hoover platform (ExxonMobil interest, 67 percent) were delayed in 2010 as a result of the Outer Continental Shelf Drilling Moratorium, and we are awaiting approval to restart. The Hoover platform is located in more than 4800 feet of water, and produces oil and gas from the Hoover field and several subsea tiebacks.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

ExxonMobil has a significant exploration portfolio of 1.4 million net acres in the deepwater Gulf of Mexico. Development planning and further block evaluation activity continues at the Hadrian discovery (ExxonMobil interest, 50 percent) in Keathley Canyon. Our planned 2010 exploration drilling was delayed by the drilling moratorium and is scheduled to commence in 2011. Additionally, development planning activities are progressing on the Lower Tertiary Julia discovery in Walker Ridge.
Conventional • The Golden Pass liquefied natural gas (LNG) regasification terminal (ExxonMobil interest, 18 percent) in Sabine Pass, Texas, received its first LNG cargo from Qatar, began commissioning, and achieved first gas send-out in 2010. The terminal contains two LNG ship unloading berths, five full containment storage tanks, and regasification facilities that convert LNG back into gas for delivery via an export pipeline. The terminal will have the capacity to supply up to 2 billion cubic feet of gas per day to the U.S. grid. It is being supplied primarily by gas produced from Qatar’s North Field in the Arabian Gulf, the largest non-associated gas field in the world.
The Mobile Bay development offshore Alabama contributed net production of 169 million cubic feet of gas per day during 2010. Execution of a project to consolidate plants to improve the efficiency and environmental performance of the Mobile Bay onshore plants was also completed in 2010.
In Texas, the King Ranch gas plant celebrated 50 years of operation in 2010, processing an average of 434 million cubic feet of inlet gas per day.
 UpClose: Marine Well Containment
ExxonMobil, on behalf of the Marine Well Containment Company, a not-for-profit industry organization, is leading the development of a rapid response system that will be available to capture and contain oil in the event of a potential future underwater blowout in the deepwater Gulf of Mexico. The containment system will be flexible, adaptable, and available to initiate deployment within 24 hours of notification for a wide range of well designs, oil flow rates, and weather conditions. Engineering and construction activities are in progress for this purpose-built system, which will be capable of capturing, storing and offloading up to 100 thousand barrels of oil per day in water depths up to 10,000 feet.

In the Permian Basin region of West Texas and New Mexico, we have significant operations, active drilling, and hold 470,000 net acres.
Unconventional • Our fastest growing unconventional play is in the Haynesville/Bossier Shale of East Texas and Louisiana, where we hold approximately 240,000 net acres. Gross-operated production reached 250 million cubic feet of gas per day by year end, more than four times year-end 2009, as a result of a very active drilling program. Haynesville development focused in the prolific southern core area, and we also commenced testing in the highly prospective overlying Bossier Shale reservoir. In 2010, we added to our position in this play with the acquisition of Ellora Energy Inc., and also the formation of a joint venture.
In the Barnett Shale field of North Texas, we hold 245,000 net acres primarily in the core of the play. In 2010, we drilled 200 wells in the Barnett field, increasing gross-operated production to 860 million cubic feet of gas per day. Through efficiency gains, we continue to control costs and maximize profitable growth; and over the past five years, the time between the start of drilling and rig release has been reduced by 50 percent.
In the Freestone tight gas trend in East Texas, we drilled 199 wells in 2010. We continue to develop our 290,000 net acres of leasehold with traditional multizone vertical completions coupled with a strong inventory of horizontal locations.
Delineation activities are also ongoing across ExxonMobil’s 120,000 net acres in the liquids-rich Eagle Ford shale play of South Texas, where we drilled 15 wells in 2010.
Mid-Continent and Appalachia
ExxonMobil has oil and gas production throughout the mid-continent states, including Wyoming, Utah, North Dakota, Montana, Colorado, Kansas, Oklahoma, Arkansas, and New Mexico, as well as Appalachian production from Pennsylvania and West Virginia. Average net production from these areas was 32 thousand barrels of liquids per day and 885 million cubic feet of gas per day in 2010.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Conventional • Across our portfolio, several enhanced oil recovery projects are being developed to extend the life of mature mid-continent assets, such as at our Means, Fullerton, Talco, and Hawkins fields.
The LaBarge development (ExxonMobil interest, 100 percent) in Wyoming comprises the Madison, Tip Top, and Hogsback fields, and the Shute Creek gas processing plant. The operation includes the longest sour gas pipeline in the United States and the world’s largest helium recovery and physical solvent gas sweetening plants. A project to provide additional compression to support increased carbon dioxide (CO2) capture for enhanced oil recovery and reduced CO2 emissions was completed in 2010. Additionally, implementation of a project to improve environmental performance of the Shute Creek plant’s compressor engines is progressing, with expected start-up in 2012. In 2010, the LaBarge facilities processed an average of 674 million cubic feet of inlet gas per day.
A demonstration plant at the Shute Creek facility that will test ExxonMobil’s proprietary Controlled Freeze Zone technology was commissioned in 2010, and is beginning the testing phase. By using a single-step cryogenic separation process, this technology could lower the cost of removing CO2 and hydrogen sulfide from natural gas. It could also assist in the application of carbon capture and storage to reduce greenhouse gas emissions.
Unconventional • In the Fayetteville shale gas play of the Arkoma Basin, ExxonMobil’s position grew to approximately 550,000 net acres. In 2010, gross-operated production more than doubled following an active drilling program, and ended the year at more than 300 million cubic feet of gas per day. Multiple drilling pilots are under way to optimize well spacing and increase ultimate recovery.
In Oklahoma, we are currently developing our leasehold in the Woodford Shale, where we hold 205,000 net acres. Our Woodford production increased by approximately 30 percent in 2010.
ExxonMobil holds a strong U.S. unconventional acreage position with 4.8 million net acres in our portfolio.
ExxonMobil holds 410,000 net acres in the country’s premier unconventional oil play, the Bakken Shale of North Dakota and Montana. We drilled a total of 63 wells in the Bakken play in 2010.
In the Marcellus Shale, ExxonMobil is actively delineating our leasehold of 390,000 net acres. Drilling continues in north central, northeastern, and southwestern Pennsylvania and northern West Virginia. ExxonMobil will also evaluate additional potential in 2011 through drilling and early production from a joint venture operation.
In Colorado, the Piceance development (ExxonMobil interest, 100 percent) contributed net production of 189 million cubic feet of gas per day in 2010. ExxonMobil has approximately 300,000 acres under lease in the Piceance Basin. During 2010, significant progress was made to enhance drilling technology to reduce the overall footprint of future drilling well pads, thereby reducing development costs and environmental impacts.
The San Juan region includes operations in the San Juan Basin of Colorado and New Mexico, the Raton Basin in southeastern Colorado, and the Uinta Basin in eastern Utah. ExxonMobil’s leasehold encompasses 660,000 net acres across these areas, which are productive from both tight gas sands and coal bed methane reservoirs, and also prospective for select gas shales. These mature fields have a steady production profile characteristic of long-lived production assets.
California
ExxonMobil net production from fields both onshore and offshore California averaged 101 thousand barrels of liquids per day and 35 million cubic feet of gas per day during 2010.
The Santa Ynez development (ExxonMobil interest, 100 percent) consists of three platforms located 5 miles offshore Santa Barbara and a processing plant in Las Flores Canyon. ExxonMobil continues to successfully employ world-class extended-reach drilling from these platforms to increase recovery. ExxonMobil also has a 48-percent equity share in the Aera onshore operations, comprising 10 fields and about 11,000 wells producing a mixture of heavy and conventional oil with associated gas.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Alaska
ExxonMobil is among the largest producers in Alaska with average net production of 117 thousand barrels of liquids per day in 2010.
Development activities continued at Point Thomson with the completion of two wells. The project continues to advance design and regulatory permitting to meet targeted first production in the 2014–2015 winter season.
ExxonMobil continues to be the largest holder of discovered gas resources on the North Slope of Alaska. Joint development of the Alaska Gas Pipeline project between ExxonMobil and TransCanada is progressing, which will enable treatment and transportation of natural gas from the Alaskan North Slope to North American gas markets. The first open season in the history of the North Slope concluded on July 30, 2010. Key commercial and regulatory activities are progressing.
Canada
ExxonMobil is one of the leading oil and gas producers in Canada through our wholly-owned affiliate ExxonMobil Canada and majority-owned affiliate Imperial Oil (ExxonMobil interest, 69.6 percent). Through these entities, ExxonMobil has one of the country’s largest resource positions and a significant portfolio of major new projects, both onshore and offshore.
Offshore Canada Operations
The Hibernia field (ExxonMobil interest, 33 percent) offshore Newfoundland is operated by Hibernia Management and Development Company Ltd., using ExxonMobil personnel and processes. In 2010, Hibernia’s production averaged 154 thousand barrels of oil per day.
In October 2010, the Canada-Newfoundland and Labrador Offshore Petroleum Board approved the Hibernia Southern Extension project (ExxonMobil interest, 27 percent) development plan amendment allowing the co-venturers to proceed with development. Front-end engineering and design work has been completed. The project will include a subsea tieback to the existing Hibernia platform, and will access recoverable resources of approximately 140 million oil-equivalent barrels.
In 2010, the co-venturer-operated Terra Nova development (ExxonMobil interest, 22 percent) produced 68 thousand barrels of oil per day. Located in 300 feet of water, Terra Nova consists of a unique, harsh-environment-equipped floating production, storage, and offloading vessel and 26 subsea wells that are expected to recover approximately 400 million oil-equivalent barrels.
The ExxonMobil-operated Sable Offshore Energy project (ExxonMobil interest, 51 percent; Imperial Oil interest, 9 percent) in Nova Scotia consists of five producing fields. Production in 2010 averaged 291 million cubic feet of gas per day and 14 thousand barrels of associated natural gas liquids per day.
The Hebron project (ExxonMobil interest, 34 percent) is an ExxonMobil-operated oil development located in 300 feet of water offshore Newfoundland. Engineering and contracting activities are progressing, leveraging extensive ExxonMobil global experience with gravity-based facilities and project execution in challenging arctic conditions. Construction of the gravity-based structure will be undertaken in eastern Canada. The development is being designed to recover over 600 million barrels of oil.
At year end, ExxonMobil had interests in more than 4 million acres in two deepwater exploration blocks in the Orphan Basin offshore eastern Canada (ExxonMobil Canada interest, 15 percent; Imperial Oil interest, 15 percent). The first exploration well was drilled in this arctic area in 2007 and a second was drilled in 2010.
In 2010, ExxonMobil and Imperial Oil entered into a Joint Operating Agreement in the Beaufort Sea, resulting in a 50-percent interest in EL 446 and an adjoining block, EL 449 (ExxonMobil Canada interest, 25 percent; Imperial Oil interest, 25 percent). The blocks are located approximately 75 miles offshore, and cumulatively cover approximately 1 million acres. Interpretation of 3D seismic data collected in 2008 and 2009 is ongoing and plans for the first exploration well in this operationally challenging arctic area are progressing.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Onshore Canada Operations
The Cold Lake field (Imperial Oil interest, 100 percent) and the Syncrude oil sands mining operation (Imperial Oil interest, 25 percent) account for the majority of our liquids production in western Canada. In 2010, Cold Lake averaged 144 thousand barrels of oil per day and Syncrude’s production of synthetic crude averaged 292 thousand barrels per day.
The Cold Lake field in Alberta is the largest thermal in situ heavy oil project in the world. It has over 4000 wells directionally drilled from multiple satellite pads tied back to central facilities, which helps to reduce surface land requirements. Cyclic steam stimulation is used to recover bitumen, which is too heavy and viscous for conventional production. Recovery is being increased through the use of leading-edge thermal recovery technologies. A commercial application of the proprietary LASER (Liquids Addition to Steam for Enhanced Recovery) technology was implemented in 2007 and a pilot of SA-SAGD (Solvent-Assisted, Steam-Assisted Gravity Drainage) technology started operation in late 2009.
Engineering work is under way and early construction work has commenced on the Nabiye project, the next expansion phase of Cold Lake (Imperial Oil interest, 100 percent). Steam injection will be utilized to develop an additional 35 thousand barrels of bitumen per day at peak rate.
The Kearl oil sands project (combined ExxonMobil and Imperial Oil interest, 100 percent) is developing a world-class resource in northern Alberta expected to exceed 4 billion barrels. Construction and fabrication activities are under way on the Kearl Initial Development project with mining and extraction facilities scheduled for completion in 2012. Initial production will start at approximately 110 thousand barrels of bitumen per day with future debottlenecking and expansion increasing production to 345 thousand barrels of bitumen per day with the full development. Front-end engineering work is progressing on the Kearl Expansion project.
In addition, Syncrude Canada Limited (Imperial Oil interest, 25 percent) is advancing concept selection activities on the Aurora South project to further develop the resource base in northern Alberta. The proposed open-pit, truck and shovel mining operation is planned in two phases, which combined, would produce 200 thousand barrels of bitumen per day.
ExxonMobil also continued evaluating its oil sands acreage in the Athabasca region in 2010. Core hole and seismic programs continued on both in situ and mining leases. These evaluation programs will continue in 2011.
In northeastern British Columbia, evaluation of our acreage in the Horn River Basin (ExxonMobil Canada, 50 percent; Imperial Oil, 50 percent) continued with a 12-well drilling

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

program during the 2009–2010 winter drilling season. ExxonMobil and Imperial Oil also expanded their land position to approximately 340,000 net acres in 2010, strengthening ExxonMobil’s position as the largest net landholder in the basin. Plans are progressing to drill five additional exploration wells in the 2010–2011 winter drilling season.
Progress continued on the Mackenzie Gas project, which includes the development of three fields (ExxonMobil and Imperial Oil hold interests in two of the three fields) containing approximately 6 trillion gross cubic feet of natural gas. The project will deliver natural gas to North American markets through a 740-mile pipeline system to be built along the Mackenzie Valley. The National Energy Board approved the project, with conditions, in late 2010.
South America
Brazil
ExxonMobil operates Block BM-S-22, located approximately 220 miles south of Rio de Janeiro in the sub-salt play of the Santos Basin offshore Brazil (ExxonMobil interest 40 percent). BM-S-22 is a 342,000-acre block in water depths over 7400 feet.
The acquisition and processing of a 3D seismic survey was completed in 2010 and exploration studies are ongoing. A third well was drilled in 2010 and we are evaluating our data.
Colombia
ExxonMobil holds a Technical Evaluation Agreement for Block CPE-3 covering 6.4 million acres onshore Colombia. The block is located in a remote and unexplored area of the eastern Llanos Basin on trend with the Orinoco heavy oil belt. Plans are under way to acquire 2D seismic data and drill stratigraphic core holes in order to evaluate the prospectivity of this block.
Venezuela
The Cerro Negro and La Ceiba assets of ExxonMobil affiliates were expropriated without compensation by Venezuela on June 27, 2007. Prior to expropriation, ExxonMobil affiliates owned a 41⅔-percent interest in Cerro Negro and a 50-percent interest in La Ceiba. ExxonMobil filed an arbitration petition against Venezuela with the International Centre for Settlement of Investment Disputes (ICSID) in September 2007.
The ICSID Tribunal hearing is planned for 2012. ExxonMobil also filed an arbitration petition against Venezuela’s national oil company (PdVSA) with the International Chamber of Commerce (ICC) in January 2008. The ICC hearings concluded in September 2010, with a decision from the ICC anticipated in 2011.
Other South America
In Argentina, ExxonMobil holds a 51-percent interest in the Chihuidos concession and a 23-percent interest in the Aguarague concession. In 2010, net daily gas production of 52 million cubic feet was sold into markets in Argentina. In 2010, ExxonMobil acquired 130,000 net acres in the Neuquen Province through license rounds and joint ventures. Exploration drilling is being planned for 2012.
The company also holds exploration rights in the Stabroek block offshore Guyana. Processing of a recently acquired 2D seismic survey over the block is ongoing.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
EUROPE
ExxonMobil is one of the largest producers of oil and gas in Europe. Key assets include an extensive portfolio of North Sea oil and natural gas production operations and significant onshore natural gas production. In 2010, Europe accounted for 22 percent of net oil and gas production and 16 percent of Upstream earnings.
In our North Sea and onshore natural gas operations, we continue to progress exploration, additional projects, and increased recovery from producing assets through work programs and implementation of new technology.
Frontier exploration activity is progressing. In 2010, we participated in a well in the Turkish sector of the Black Sea, and have more activity planned in 2011. ExxonMobil continued to progress the evaluation of our significant unconventional gas opportunities in Germany and Poland.
It was the first full year of operation of our liquefied natural gas (LNG) receiving terminals in the United Kingdom and Italy, successfully providing additional gas supply to the European market.
Norway
ExxonMobil is among the largest oil and gas producers in Norway with average net production of 246 thousand barrels of liquids per day and 700 million cubic feet of gas per day in 2010.

Europe Highlights	2010	2009	2008

Earnings (billions of dollars)	3.8	3.6	9.9
Proved Reserves (BOEB)	2.9	3.2	3.4
Acreage (gross acres, million)	43.1	35.2	27.0
Net Liquids Production (MBD)	0.3	0.4	0.4
Net Gas Available for Sale (BCFD)	3.8	3.7	4.0

Europe Production
(millions of oil-equivalent barrels per day, net)
In 2010, Europe contributed
22%	of Upstream production
ExxonMobil operates producing fields in Norway including Ringhorne (ExxonMobil interest, 100 percent), Ringhorne East (ExxonMobil interest, 77 percent), and Balder (ExxonMobil interest, 100 percent), which are located 110 miles west of Stavanger. Since coming onstream in 2003, Ringhorne has produced over 200 million oil-equivalent barrels, and in 2010 production averaged 46 thousand oil-equivalent barrels per day. In 2010, ExxonMobil recommenced drilling operations from the Ringhorne platform following the successful 322-square-kilometer 4D state-of-the-art seismic program over the Balder and Ringhorne area. A drilling program is also anticipated to commence in the Balder Field in 2012.
ExxonMobil is a partner in 22 co-venturer-operated fields with active drilling programs in many core areas including the Ormen Lange field (ExxonMobil interest, 7 percent). Gas from the Ormen Lange field has been flowing since September 2007, and record production levels of 2.5 billion cubic feet per day were achieved in October 2010.
The Tyrihans field (ExxonMobil interest, 12 percent), located in the Norwegian Sea, reached peak production in 2010.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Tyrihans production in 2010 averaged 70 thousand barrels of oil per day from seven subsea wells tied back to the Kristin platform. Drilling will continue through 2011 to complete the planned 11-well subsea development.
ExxonMobil is operator of Production License 520 (ExxonMobil interest, 50 percent) in the Norwegian Sea. The license covers 736,000 acres in water depths ranging from 4200 to 8200 feet. In 2010, a 3D seismic survey was acquired over the license, which included a multi-azimuth test to improve seismic imaging. Seismic processing is now under way. ExxonMobil is also progressing conceptual engineering on Dagny and Luva offshore projects.
ExxonMobil is progressing frontier exploration activity in Europe, testing both onshore unconventional opportunities and offshore deepwater prospects.
United Kingdom
ExxonMobil is one of the largest oil and gas producers in the United Kingdom with average net production of 80 thousand barrels of liquids per day and 550 million cubic feet of gas per day in 2010.
ExxonMobil operates eight fields in the northern North Sea and has interests in more than 35 other producing fields that are co-venturer-operated. In 2010, ExxonMobil continued drilling operations from the Beryl Alpha platform (ExxonMobil interest, 50 percent) and mobilized a semisubmersible drilling rig to access opportunities using existing subsea infrastructure. The drilling programs, which will continue through at least 2012, are focused on maximizing value and recovery from this resource of 2.7 billion barrels originally in place, and extending field life.
ExxonMobil is the operator of the Scottish Area Gas Evacuation (SAGE) plant at St. Fergus and the SAGE pipeline that transports gas from the Beryl and Brae area fields to the plant. The company’s operations at Beryl and the SAGE gas plant are key contributors to U.K. energy supply. ExxonMobil is also progressing conceptual engineering on the Fram offshore project.
The South Hook LNG regasification terminal (ExxonMobil interest, 24 percent) located in Milford Haven, Wales, reached full capacity in April 2010, achieving peak daily rates of 2 billion cubic feet per day. A total of 78 LNG cargoes were delivered during 2010, totaling 8.2 million tonnes of gas into the U.K. grid.

Germany
ExxonMobil is Germany’s largest gas producer with average net production of 545 million cubic feet per day in 2010. A total of 55 ExxonMobil-operated fields account for approximately 70 percent of all natural gas produced in the country.
In 2010, ExxonMobil successfully completed major turnarounds at the Grossenkneten and NEAG sour gas processing plants. In addition, ExxonMobil completed a series of upgrades to the large compressor stations used to maximize field production and resource recovery. In 2010, ExxonMobil employed up to three drilling rigs targeting conventional and unconventional opportunities and deploying a broad range of technologies including proppant hydraulic fracturing programs.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
ExxonMobil holds six exploration licenses in the states of Lower Saxony and North Rhine Westphalia, in Germany. The licenses cover 3.2 million acres of the Lower Saxony, Ibbenburen, and Ruhr Basins, and include potential shale gas and coal bed methane exploration plays. ExxonMobil operates all of these licenses, with a 67-percent interest in five of them, and a 100-percent interest in the sixth. Ongoing exploration drilling is planned to continue into 2011 in order to evaluate a number of unconventional play concepts.
The Netherlands
ExxonMobil is one of the largest gas producers in the Netherlands, primarily through our shareholding in NAM (Nederlandse Aardolie Maatschappij), a 50-percent ExxonMobil equity company that produces gas from more than 100 fields located both onshore and offshore. In 2010, ExxonMobil’s net production averaged 2 billion cubic feet of gas per day. The majority of this production comes from the Groningen field (ExxonMobil interest, 30 percent) which is Europe’s largest natural gas field.
NAM’s Schoonebeek Redevelopment project (ExxonMobil interest, 30 percent) came online in early 2011. This enhanced oil recovery steam flood project, located in eastern Netherlands, includes a 120-megawatt cogeneration plant, and is expected to recover 120 million barrels of oil.
Italy
Adriatic LNG Terminal • The Adriatic LNG Terminal (ExxonMobil interest, 69 percent) located 10 miles offshore of Porto Levante, Italy, in the northern Adriatic Sea, is the world’s first fixed offshore LNG storage and regasification terminal. The terminal has capacity to supply up to 775 million cubic feet of gas per day to the Italian market, approximately 10 percent of Italy’s gas demand. In 2010, a total of 81 cargoes were delivered totaling 5.5 million tonnes of LNG.
Tempa Rossa • The Tempa Rossa project (ExxonMobil interest, 25 percent) in southern Italy includes a centralized oil and gas processing facility and a separate liquefied petroleum gas (LPG) terminal with new storage and offloading facilities. Upon completion, this project will produce a peak rate of 50 thousand barrels of oil per day along with associated natural gas and LPG. Appraisal drilling and contracting activities are progressing. The project is expected to develop over 200 million oil-equivalent barrels.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Ireland
ExxonMobil has interests in four exploration licenses (Cuchulain 36-percent interest; Dunquin 40-percent interest; and two Drombeg licenses at 80-percent interest) covering almost 1.5 million acres in the Porcupine Basin, which is a frontier area approximately 125 miles off the southwestern coast of Ireland. Evaluation activities continued across the area and a drilling site survey was acquired on the ExxonMobil-operated Dunquin license in 2010.
Romania
ExxonMobil has a 50-percent interest in the 1.8-million-acre deepwater Neptun Block in the Black Sea. A 3D seismic survey was acquired in 2009 and processed in 2010. Following the evaluation of the 3D seismic data, ExxonMobil and our partner will decide whether to participate in an exploratory drilling program.
Turkey
In 2009, ExxonMobil acquired an interest in two large exploration licenses in the Turkish Black Sea. The licenses cover more than 7 million acres in water depths ranging from 450 to 7250 feet. ExxonMobil operates the licenses with a 50-percent interest. In 2009, 2D and 3D seismic data were acquired. In 2010, we used our R3M electromagnetic technology to acquire additional subsurface images in the Black Sea. These data sets will be used to identify potential drilling opportunities on License 3921. Drilling on the ExxonMobil-operated licenses is anticipated to begin in 2011. In 2010, the co-venturer-operated Sinop-1 wildcat was the first well drilled on License 3922.
Poland
ExxonMobil has continued to build a large operated acreage position in the Podlasie and Lublin Basins of eastern Poland, the location of a potential new shale gas play. Additional licenses have been acquired, raising total holdings to more than 1.6 million acres (ExxonMobil interest, 100 percent). Acquisition has begun on the initial seismic program and drilling has commenced on the first of two exploration wells.
Greenland
In the West Disko area offshore western Greenland, ExxonMobil has interests in Block 6 (ExxonMobil interest, 44 percent) and Block 4 (ExxonMobil interest, 29 percent) totaling nearly 6.7 million gross acres. Evaluation activities continued across the blocks in 2010.
ExxonMobil has established a significant acreage position in the Black Sea and has an active exploration program under way.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
AFRICA
ExxonMobil is one of the leading oil producers in Africa. Our operations there accounted for 14 percent of our 2010 net production and 18 percent of total Upstream earnings.
In addition to our producing activities, ExxonMobil has ongoing African exploration operations. ExxonMobil holds interests in 23 deepwater blocks offshore Africa totaling almost 15 million acres, and participated in three deepwater exploration wells in 2010. We are also progressing liquefied natural gas opportunities in the region.
Angola
We have interests in four deepwater blocks covering 2.7 million acres. ExxonMobil and our co-venturers have announced a total of 63 discoveries in Angola, representing world-class development opportunities with a recoverable resource potential of approximately 14 billion oil-equivalent barrels. Including production from the co-venturer-operated Block 17, ExxonMobil’s net production in Angola averaged 141 thousand barrels of oil per day in 2010 with several new projects under construction or at the development planning stage.
Block 15 • ExxonMobil was awarded Block 15 in 1994 (ExxonMobil interest, 40 percent), and the first discovery was made in 1998. To date, a total resource of approximately 5 billion oil-equivalent barrels has been discovered on the block. First oil was produced in November 2003 from the Xikomba field, followed by start-ups of Kizomba A in 2004, Kizomba B in 2005, and Kizomba C in 2008. With a daily output of more than 520 thousand barrels of oil, it was Angola’s highest producing block during the year, and the facilities continue to operate with very high reliability.
Additional Block 15 developments continue to progress including the Gas Gathering project and Kizomba Satellites projects.

Africa Highlights	2010	2009	2008

Earnings (billions of dollars)	4.4	3.9	6.4
Proved Reserves (BOEB)	2.0	2.1	2.3
Acreage (gross acres, million)	16.5	17.7	42.4
Net Liquids Production (MBD)	0.6	0.7	0.6
Net Gas Available for Sale (BCFD)	–	–	–

Africa Production
(millions of oil-equivalent barrels per day, net)
Africa contributed more than
18%	of Upstream earnings
The Gas Gathering project commenced on-block gas handling in 2010 and is anticipated to collect and transport block-wide associated gas to the Angola LNG facility in Soyo in 2011. Execution activities are progressing on the Kizomba Satellites Phase 1 project that will include subsea tiebacks to the Kizomba A and B floating production, storage, and offloading (FPSO) vessels. The project is expected to recover nearly 250 million barrels of oil and is anticipated to start production in 2012. Through collaborative development efforts, ExxonMobil continues to utilize the local workforce to enhance Angolan industrial capabilities and competitiveness. Planning for development continues to progress for several of the remaining discovered resources on Block 15, including the Kizomba Satellites Phase 2 and 2009 Mondo South discovery.
Block 17 • ExxonMobil owns a 20-percent interest in Block 17, where oil was first discovered in 1996. Through year-end 2010, 15 discoveries have been announced on the block with a recoverable resource potential of approximately 6 billion oil-equivalent barrels. During 2010, production averaged 431 thousand barrels of oil per day from the Girassol, Dalia, and Rosa projects.
Project execution continues on Pazflor (ExxonMobil interest, 20 percent) in preparation for the anticipated 2011 start-up. The Pazflor project is located 100 miles offshore in 2600 feet of water and will use an FPSO vessel to produce 200 thousand barrels of oil per day. The next development within Block 17 is Cravo-Lirio-Orquidea-Violeta (CLOV) (ExxonMobil interest, 20 percent), which was sanctioned by project co-venturers and began project execution in 2010. CLOV is expected to produce 160 thousand barrels of oil per day and will use a separate FPSO vessel.
ExxonMobil has three major project
start-ups in Angola in the next few years.
Block 31 • ExxonMobil was awarded a 25-percent interest in Block 31 in 1999, and the first discovery was made in 2002. Through year-end 2010, 19 discoveries have been announced with a total resource of approximately 2 billion oil-equivalent barrels. The first development is the Plutao-Saturno-Venus-Marte (PSVM) hub located in the northern part of the block in water depths ranging from 5900 to 6700 feet. A single, 150-thousand-barrel-per-day FPSO vessel is under construction to produce an estimated 490 million barrels of oil. Planning is progressing for the development of an additional hub in the southeastern and central part of the block.
Block 32 • Planning activities on Block 32 continue to progress where ExxonMobil holds a 15-percent interest. Through year-end 2010, 12 discoveries have been announced with a total resource of approximately 1.4 billion oil-equivalent barrels on the block. The first FPSO vessel development being planned is the AB32 Kaombo Split Hub in the southeastern part of the block, with an estimated resource of up to 600 million barrels of oil. The water depth ranges from 4700 to 5600 feet. An appraisal well is planned in 2011.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Nigeria
ExxonMobil continues to develop our interest in offshore Nigeria both in shallow and deepwater acreage. ExxonMobil operates a shallow water joint venture with the Nigerian National Petroleum Corporation offshore southeastern Nigeria (ExxonMobil interest, 40 percent for crude and condensate; 51 percent for natural gas liquids) and the deepwater Erha and Erha North fields (under production sharing contracts). In addition, ExxonMobil also produces from the co-venturer-operated Bonga and Amenam/Kpono fields offshore Nigeria. Development drilling and project activities using Nigeria’s expanding capability are under way to further develop ExxonMobil’s interest. In 2010, ExxonMobil’s net production offshore Nigeria averaged 391 thousand barrels of liquids per day.
Nigeria – Deepwater
Erha/Erha North • The Erha development (ExxonMobil interest, 56 percent) is located 60 miles offshore in 3900 feet of water. Erha and Erha North started up in 2006 and delivered ExxonMobil’s first operated deepwater production in Nigeria. The combined development consists of more than 30 subsea wells tied back to a floating production, storage, and offloading vessel, with a capacity exceeding 200 thousand barrels per day.
The Erha North Phase 2 project (ExxonMobil interest, 56 percent) is a subsea tieback to the existing Erha floating production, storage, and offloading vessel. The project will further develop the currently producing Erha North field, with a peak production rate of 50 thousand barrels of oil per day. Contracting activities are advancing.
Bosi • The Bosi development (ExxonMobil interest, 56 percent) is planned as a subsea tieback to a spread-moored floating production, storage, and offloading vessel. Bosi project phases are expected to develop approximately 500 million barrels of oil and up to 2.5 trillion cubic feet of gas. Project concept selection stage activities are progressing.
Bonga North and Northwest • Bonga North and Bonga Northwest (ExxonMobil interest, 20 percent) are planned as subsea tiebacks to the existing Bonga Main FPSO vessel, which began production from the Bonga field in 2005. Project execution continues to progress on Bonga Northwest, and front-end engineering and design continue on Bonga North. These two projects combined will develop approximately 500 million barrels of oil.
Bonga Southwest • The Bonga Southwest project (ExxonMobil interest, 16 percent) is planned as an FPSO vessel development with a dedicated gas export pipeline. The project is anticipated to develop more than 800 million barrels of oil. Concept evaluation studies are progressing.
OML 138/Usan • Project execution continues on the Usan project (ExxonMobil interest, 30 percent) located 60 miles offshore Nigeria in 2500 feet of water. The complete development including future phases is designed to recover up to 500 million barrels of oil using subsea wells connected to a 180-thousand-barrel-per-day capacity FPSO vessel. Major contracts were awarded in early 2008 and development drilling and offshore installation were progressed in 2010. Exploration and development drilling is planned for 2011 and 2012.
OPL 233 • Following the Owowo South-1 discovery in 2009, ExxonMobil entered into the second exploration phase in OPL 223 (ExxonMobil interest, 27 percent) beginning in July 2010. Exploration drilling is planned for 2011 and 2012.
OPL 214 • ExxonMobil was awarded operatorship of OPL 214 in 2001 (ExxonMobil interest, 20 percent) and discovered the Uge field in 2005. Development planning for Uge continues and Phase III exploration drilling is planned in 2011.
Nigeria Shelf – Joint Venture
Across our portfolio of 69 discovered fields, an active development drilling program, installation of new platforms, enhanced oil recovery projects, and a series of platform upgrades continue to build liquid volumes. Seismic and exploration activity continues to find new opportunities within the joint venture. In 2009, the lease was extended for 20 years, with renewal rights for an additional 20 years.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Nigeria Natural Gas Liquids • The extraction of natural gas liquids in Nigeria is commercializing the associated gas production while enhancing oil recovery. Natural gas liquids production began in 1998 with the OSO Natural Gas Liquids project, and grew with the addition of the East Area Natural Gas Liquids II project (ExxonMobil interest, 51 percent) in 2008. Their production averaged 40 thousand barrels per day in 2010. These projects are expected to recover about 400 million barrels of natural gas liquids. Natural gas liquids plants along with pressure maintenance projects throughout the field will significantly reduce flaring and greenhouse gas emissions, and improve oil recovery through reservoir pressure maintenance.
Satellite Field Development • Execution of the “design one, build multiple” approach for the Satellite Field Development project (ExxonMobil interest, 40 percent) is progressing. Phase 1 is under way with installation of three platforms scheduled for 2011. These platforms will allow drilling in undeveloped or underdeveloped fields with pipeline connections back to existing infrastructure. Peak production from Phase 1 is anticipated to be 70 thousand barrels of liquids per day.
Domestic Power Generation and Natural Gas Supply • In 2010, ExxonMobil continued the front-end engineering and design work for a joint venture project to construct a 500-megawatt power plant. The project is a component of an integrated plan to increase gas utilization and power generation capacity in Nigeria. In addition, the joint venture is constructing new facilities that will allow for near-term delivery of approximately 100 million cubic feet of natural gas per day to the domestic market.
Equatorial Guinea
ExxonMobil operates the Zafiro field (ExxonMobil interest, 71 percent) in water depths between 400 and 2800 feet. In 2010, net production averaged 53 thousand barrels of oil per day. A two-rig drilling program was initiated in 2010, with one rig expected to continue drilling into 2011. ExxonMobil continues to progress discussions with the Equatorial Guinea government on projects aimed at enabling both a reduction in flaring and the development of Zafiro gas resources.
Chad
ExxonMobil began production in 2003 and continued to be the leading producer in Chad, with average net production of 43 thousand barrels of oil per day (ExxonMobil interest, 40 percent) in 2010. An active three-rig development drilling program continued in 2010, focused on the Kome and Miandoum fields.
Republic of Congo
Through year-end 2010, five discoveries have been announced in the Mer Tres Profonde Sud block (ExxonMobil interest, 30 percent) with a total resource of approximately 500 million oil-equivalent barrels. Additional exploration activity is planned.
Madagascar
ExxonMobil holds interests in approximately 1.3 million net acres in the Majunga Basin offshore Madagascar.
Libya
In 2010, ExxonMobil completed drilling a deepwater exploration well in Contract Area 44 and subsequently relinquished the area having fulfilled all work commitments. Exploration studies continue in Contract Areas 20 and 21 to determine the remaining prospectivity.
Tanzania
In 2010, ExxonMobil acquired equity in the deepwater Tanzania Block 2 (ExxonMobil interest, 35 percent). A 3D seismic survey was acquired in 2010 and is currently being interpreted in advance of a potential 2011 exploration well.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
ASIA
In Asia, our production grew significantly in 2010 with the ramp-up of the Qatar projects. In this region, we are participating in the development of some of the world’s largest oil and gas developments. In 2010, ExxonMobil’s operations in the Asia region contributed 34 percent of net oil and gas production and 39 percent of Upstream earnings.
Qatar
Through our Qatar joint ventures, Qatar Petroleum and ExxonMobil continue to develop the North Field, the largest non-associated gas field in the world, and will develop resources exceeding 25 billion oil-equivalent barrels through a suite of projects. The North Field is well-positioned to competitively supply liquefied natural gas (LNG) to the major markets in Asia, Europe, and North America. In 2009 and 2010, our joint ventures started up four of the world’s largest LNG trains, each with a production capacity of 7.8 million tonnes per year. These have more than doubled our LNG production capacity in Qatar and are making a significant contribution towards meeting the world’s growing energy demand. ExxonMobil participates in all of the RasGas trains and five Qatargas trains (ExxonMobil interest ranges from 10 to 34 percent). LNG production from ExxonMobil-interest trains in Qatar was 56 million tonnes in 2010. The Al Khaleej Gas facilities produced 1477 million cubic feet per day in 2010 and primarily supply the domestic market.
Qatargas • ExxonMobil participates in the Qatargas 1 and Qatargas 2 joint ventures with interests ranging from 10 to 30 percent. Qatargas 1 consists of three trains with a total capacity of 9.9 million tonnes per year, delivering LNG primarily to Japan and Spain.

Asia Highlights	2010	2009	2008

Earnings (billions of dollars)	9.4	5.2	8.5
Proved Reserves (BOEB)	8.6	9.1	9.8
Acreage (gross acres, million)	31.4	32.9	16.8
Net Liquids Production (MBD)	0.7	0.6	0.6
Net Gas Available for Sale (BCFD)	4.8	3.3	2.9

Asia Production
(millions of oil-equivalent barrels per day, net)
In 2010, Asia contributed
39%	of Upstream earnings
Qatargas 2 consists of two 7.8-million-tonne-per-year trains, which started up in 2009. These operations also produce associated products including condensate, liquefied petroleum gas (LPG), helium, and sulfur. Deliveries of LNG from Qatargas 2 use a fleet of Q-Flex and Q-Max vessels, the world’s largest LNG carriers. Shipments are being delivered primarily to the United Kingdom through the South Hook LNG Terminal.
RasGas • RasGas is a joint operating company comprised of Qatar Petroleum and ExxonMobil, with 70-percent and 30-percent interests respectively. The 7.8-million-tonne-per-year Train 7 started up in 2010 increasing total RasGas LNG production capacity to 37 million tonnes per year. LNG from the seven trains is distributed to the United States, Europe, and Asia markets. In addition to LNG, RasGas also produces considerable associated products including condensate, liquefied petroleum gas, helium, and sulfur.
Al Khaleej Gas • The Al Khaleej Gas Phase 1 and 2 project facilities are meeting the growing Qatar domestic demand. The first phase started up in 2005 (ExxonMobil interest, 100 percent), and the second-phase project started up in 2009 (ExxonMobil interest, 80 percent pending final agreement). The combined capacity of these facilities is now 2 billion cubic feet per day. Natural gas liquids recovery, including ethane sales to the domestic market, started up in 2010.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Common Facilities • RasGas and Qatargas participate in a range of common facilities for the storage and loading of LNG, condensate, liquefied petroleum gas, and sulfur on behalf of the Ras Laffan Industrial City joint venture companies. The utilization of shared facilities enables each participant to benefit from significant economies of scale.
Barzan • In 2007, Qatar Petroleum and ExxonMobil signed a heads of agreement to jointly develop all future phases of the Barzan project. In January 2011, a joint venture agreement, and development and fiscal agreement were signed for the initial phase of the Barzan project. This phase will supply up to 1.4 billion cubic feet per day of domestic gas to meet Qatar’s rapidly growing infrastructure and industry requirements. Front-end engineering and design activities are complete on the initial phase of the Barzan project, and the project is under way.
United Arab Emirates
ExxonMobil participates in two oil concessions in the United Arab Emirates. In 2010, the daily net production from the onshore oil concession was 119 thousand barrels of oil per day. Net production from the Upper Zakum offshore concession was 127 thousand barrels of oil per day.
Through our ability to deliver superior technology and execution excellence, ExxonMobil gained entry in 2006 into Upper Zakum (ExxonMobil interest, 28 percent). Upper Zakum is one of the world’s largest oil fields, with approximately 50 billion barrels of oil originally in place. The offshore Upper Zakum field covers more than 450 square miles and has production capacity of more than 550 thousand barrels per day. Through efforts with the joint venture, ExxonMobil is applying leading-edge technology that will boost daily field production capacity by an additional 200 thousand barrels per day. Construction has commenced on artificial islands that will utilize extended-reach drilling to boost recovery at a lower cost.
Iraq
In January 2010, ExxonMobil signed a contract with the South Oil Company (SOC) of the Iraqi Ministry of Oil to redevelop and expand the West Qurna (Phase I) oil field (ExxonMobil interest, 60 percent) in southern Iraq. In August 2010, it was agreed to increase the target production capacity through development of additional reservoirs.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
In Iraq and the United Arab Emirates, our experience and leading-edge technologies are being applied to some of the largest oil fields in the world.
The contract area contains more than 300 wells and is located in one of Iraq’s most prolific producing areas. Redevelopment of the field will require extensive in-fill drilling, reservoir pressure support, new production facilities, and associated support infrastructure. ExxonMobil’s technologies and execution experience in these areas ensure we are well-positioned to maximize the value of this resource.
Since signing, ExxonMobil has established a presence in both Basra and Baghdad and has awarded early contracts for drilling, well workovers, and field maintenance services. At year-end 2010, activity was under way to establish a working field camp and offices to house the new field operating division. In accordance with the contract, we are working with the SOC to form a new Field Operating Division in 2011, which will manage the planning, surveillance, and day-to-day conduct of petroleum operations in the field.

ExxonMobil continues to deliver excellent project execution and field operation in challenging arctic conditions.
Russia
ExxonMobil operates and holds a 30-percent interest in the Sakhalin-1 project, which comprises the Chayvo, Odoptu, and Arkutun-Dagi fields. The Sakhalin-1 project is one of the largest foreign investment projects in Russia and is being developed in phases.
Sakhalin-1 Chayvo and Odoptu • In 2005, first oil production and gas sales to far east Russia commenced from the initial development phase of the Chayvo field. In 2010, the daily production averaged 144 thousand barrels of oil and 153 million cubic feet of sales gas. Since the initial Sakhalin-1 start-up in 2005, almost 300 million barrels of oil have been produced and exported to world markets.
In 2010, the next phase of the Sakhalin-1 project, Odoptu (ExxonMobil interest, 30 percent), started up. The Odoptu development utilized the Yastreb, one of the world’s most powerful land-based rigs, to drill eight extended-reach wells, with one additional well to be completed in 2011. These wells reach up to 7 miles offshore.
Sakhalin-1 Future Phases • The future project to develop the Arkutun-Dagi field phase was fully funded in 2010 and continues to advance early fabrication activities. Major contracts have been awarded and construction has commenced on the gravity-based structure platform.

Supported by a heads of agreement signed with China National Petroleum Corporation (CNPC) in 2006, we continued to work towards gas pipeline sales from Sakhalin-1 to China. Other regional gas sales options, including domestic gas markets, continue to be evaluated.
Azerbaijan
ExxonMobil has an interest in the Azeri-Chirag-Gunashli (ACG) megafield (ExxonMobil interest, 8 percent). Initial start-up of the Chirag platform in 1997 was followed by Phases 1 and 2 of the Azeri field in 2005 and 2006, respectively, with Phase 3 from the deepwater Gunashli field commencing in 2008. Production continues at plateau with an active ongoing drilling program. Since initial start-up in 1997, over 1.6 billion barrels of oil have been produced. In 2010, the ACG field achieved oil production rates in excess of 850 thousand barrels per day. Development of a sixth platform was initiated in 2010 that will add a further 115 thousand barrels per day to existing volumes.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Kazakhstan
Tengiz • ExxonMobil participates in the Tengizchevroil (TCO) joint venture (ExxonMobil interest, 25 percent), which includes a production license area encompassing the giant Tengiz field, an associated processing plant complex, and the nearby Korolev field. Including an exploration license adjacent to the production area, TCO holds a total of 608,000 acres. The Tengiz field has produced more than 1.6 billion barrels of oil from a resource of nearly 6 billion barrels. In 2010, TCO achieved record production rates in excess of 625 thousand barrels of oil per day as the recently completed major expansion reached full rate. The TCO joint venture continues to invest in projects to improve the reliability and integrity of the existing facilities and is progressing the early definition of a potential further major expansion project.
Kashagan • As a participant in the North Caspian Production Sharing Agreement (ExxonMobil interest, 17 percent), ExxonMobil continues to work with partners to progress phased development of the massive Kashagan field located offshore in the Caspian Sea. Phase 1 includes an offshore production and separation hub on an artificial island, several drilling islands, and an onshore processing plant. The first phase is anticipated to produce 3.6 billion barrels of oil at a production rate of 360 thousand barrels per day.
Full development is expected to increase recovery up to 12 billion barrels of oil at a production rate of approximately 1.5 million barrels of oil per day. ExxonMobil is leading drilling operations and subsurface planning for Phase 2 and future phases.
Caspian Pipeline Consortium • The Caspian Pipeline Consortium (ExxonMobil interest, 8 percent), achieved full shareholder approval of an expansion project that will increase the system capacity from 0.6 to 1.4 million barrels per day from Kazakhstan to the Novorossiysk marine terminal on the Russian Black Sea coast by 2015. This system is the lowest-cost export option for Kazakhstan, with both Tengizchevroil and the future Kashagan developments as major shippers.
Indonesia
ExxonMobil operates the onshore Arun field and Arun satellite fields, and the North Sumatra Offshore field. These fields supply gas to the PT Arun LNG plant. In 2010, net production averaged 215 million cubic feet of gas per day plus associated liquids.
Early oil production on the Banyu Urip development in the Cepu Contract Area, onshore Java (ExxonMobil interest, 45 percent) commenced in 2009 with the capacity to produce approximately 20 thousand barrels of oil per day. Full-field development is progressing to produce 165 thousand barrels of oil per day and is planned to include 49 wells, an onshore central processing facility, and a 60-mile pipeline to transport the processed oil to a floating storage and offloading vessel. Land acquisition and major contract-tendering activities continue to progress for the full project. ExxonMobil completed a successful exploration well in 2010. Additional Cepu exploration drilling is planned for 2011.
In 2008, ExxonMobil submitted a Plan of Development for the large offshore gas field, containing over 70 percent carbon dioxide, within the Natuna D-Alpha Block and communicated intent to the Indonesia government to enter the next phase of development. Development has continued on key project technical and execution aspects under the Plan of Development. In 2010, ExxonMobil signed a heads of agreement with Pertamina that provides a framework for negotiation of a new production sharing contract with the government of Indonesia.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
ExxonMobil completed two deepwater exploration wells in the Makassar Straits Mandar block (ExxonMobil interest, 80 percent) in 2010. Analysis of the results is ongoing. Exploration drilling is anticipated to commence on the coal bed methane production sharing contracts (ExxonMobil interest, 49 percent) in early 2011, followed by pilot testing. Also in 2010, ExxonMobil acquired a 1200-square-kilometer 3D seismic survey on the Cendrawasih block.
Malaysia
ExxonMobil operates 43 platforms in 17 fields and is one of Malaysia’s major suppliers of crude oil and natural gas. Net production in 2010 averaged 48 thousand barrels of liquids per day and 513 million cubic feet of gas per day. In 2010, ExxonMobil successfully installed four new full well-stream subsea pipelines to extend the life of the Seligi and Semangkok fields.
ExxonMobil is well-positioned to meet growing regional energy demands with significant project and exploration activity in Asia Pacific.
During 2010, design work progressed on the Tapis field enhanced oil recovery project. In addition, ExxonMobil is pursuing a Guntong field enhanced oil recovery project. Early development planning work has begun for this project. ExxonMobil is also progressing the Damar Gas and Telok projects, which will provide additional gas supplies for Malaysia’s power and industrial needs.
Philippines
During 2009 and 2010, ExxonMobil completed four deepwater exploration wells on the SC-56 Block (ExxonMobil interest, 50 percent). Gas was discovered in three of the four wells, and the data is being analyzed to determine future plans.
Vietnam
ExxonMobil acquired interest in several blocks offshore Vietnam in 2009, totaling more than 13 million net acres. Drilling of an offshore Vietnam exploration well is anticipated in 2011, and planning is under way to commence a 1,500-square-kilometer 3D seismic survey.
Hong Kong Power
Through a partnership with CLP Holdings (China Light and Power), ExxonMobil has a 60-percent interest in the Castle Peak Power Company, located in Hong Kong, with 6900 megawatts of power generation capacity; and a 51-percent interest in 600 megawatts of pumped storage capacity in southern China. In 2010, a major air emissions reduction project was brought into service at the Castle Peak power station to align with the current emissions cap.

AUSTRALIA/OCEANIA
In 2010, ExxonMobil’s operations in the Australia/Oceania region contributed 3 percent of net oil and gas production and 3 percent of Upstream earnings. The future contribution from this region is anticipated to grow even more with the start-up of the PNG and Gorgon Jansz LNG projects.
Australia

Australia/Oceania Highlights	2010	2009	2008

Earnings (billions of dollars)	0.6	0.6	0.8
Proved Reserves (BOEB)	1.5	1.5	0.6
Acreage (gross acres, million)	7.1	11.7	12.6
Net Liquids Production (MBD)	0.1	0.1	0.1
Net Gas Available for Sale (BCFD)	0.3	0.3	0.3

Australia/Oceania Production
(millions of oil-equivalent barrels per day, net)
ExxonMobil is a leading oil and gas producer in Australia. In 2010, net production averaged 51 thousand barrels of liquids and 332 million cubic feet of gas per day. The majority of current production is from the offshore Gippsland Basin.
New developments under way in the Gippsland Basin include the Kipper Tuna Turrum project (ExxonMobil interest, Kipper 32.5 percent, Tuna and Turrum 50 percent). During 2010, the first two Kipper wells were drilled and each successfully tested at over 45 million cubic feet of gas per day.
In 2010, ExxonMobil discovered two new Gippsland Basin fields: Southeast Remora and Southeast Longtom. Evaluation of these discoveries and future satellite developments is ongoing.
Execution activities continue on the 15-million-tonne-per-year Gorgon Jansz liquefied natural gas (LNG) project (ExxonMobil interest, 25 percent), to develop 25 trillion cubic

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
feet of offshore gas resources. The development consists of subsea infrastructure for offshore production and transportation of the gas, three 5-million-tonne-per-year LNG trains, and a 280-million-cubic-feet-per-day domestic gas plant located on Barrow Island, as well as the world’s largest carbon dioxide sequestration project to minimize emissions. The ExxonMobil-operated Jansz field development drilling program will be produced via one of the world’s longest subsea tiebacks, located in 4300 feet of water. The first Gorgon Jansz LNG shipment is targeted for late 2014.
In 2010, ExxonMobil participated in numerous exploration and appraisal activities in the greater Gorgon area, including a gas discovery on the Northwest Shelf, in block WA-392-P (ExxonMobil interest, 25 percent). Planning for development of more than 15 trillion cubic feet (gross) of additional offshore gas resources in the Greater Gorgon Area satellite fields will continue in 2011, including additional appraisal drilling. ExxonMobil was also awarded the WA-444-P block east of the Gorgon Jansz discoveries.
Development and execution planning continues to progress for the Scarborough LNG project (ExxonMobil interest, 50 percent). The field is located offshore Western Australia in 3100 feet of water and has a resource of up to 10 trillion cubic feel of gas.
Papua New Guinea (PNG)
In 2010, ExxonMobil’s net production from Papua New Guinea averaged 7 thousand barrels of oil per day. Since obtaining 2009 approval for developing the PNG liquefied natural gas project (ExxonMobil interest, 33 percent), all major engineering, procurement, and construction contracts have been awarded, and project execution is under way including infrastructure development to improve accessibility. The project will develop the Hides, Angore, and Juha fields as well as process gas from the existing Kutubai, Gobe, and Moran oil fields. The development includes a 6.6-million-tonne-per-year LNG facility located near Port Moresby, conditioning facilities in the PNG Southern Highlands, and approximately 450 miles of onshore and offshore pipelines. In 2010, the national trainee program commenced at the new Production Operations Training Center to build the future workforce for the development.
Also in 2010, ExxonMobil commenced acquisition of a multiyear 2D seismic program in the PNG Highlands in advance of potential 2011 and 2012 exploration drilling programs.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Upstream Operating Statistics

NET LIQUIDS PRODUCTION(1) – Including Oil Sands and Non-Consolidated Operations

(thousands of barrels per day)	2010	2009	2008	2007	2006

United States
Alaska	117	123	130	132	127
Lower 48	291	261	237	260	287
Total United States	408	384	367	392	414
Canada/South America	263	267	292	324	354
Total Americas	671	651	659	716	768

Europe
United Kingdom	80	90	123	150	186
Norway	246	280	295	319	320
Other	9	9	10	11	14
Total Europe	335	379	428	480	520

Africa
Nigeria	391	391	364	415	427
Angola	141	194	181	173	193
Equatorial Guinea	53	55	60	76	103
Other	43	45	47	53	58
Total Africa	628	685	652	717	781

Asia
Malaysia	48	52	56	67	64
Middle East	478	368	381	374	340
Russia/Caspian	191	182	160	185	127
Other	13	5	2	3	4
Total Asia	730	607	599	629	535

Australia/Oceania	58	65	67	74	77

Total worldwide	2,422	2,387	2,405	2,616	2,681

Gas Plant Liquids Included Above
United States	59	50	49	57	61
Non-U.S.	207	173	164	166	175

Total worldwide	266	223	213	223	236

Oil Sands and Non-Consolidated Volumes Included Above
United States	69	73	78	82	87
Canada/South America – Bitumen	115	120	124	130	127
Canada/South America – Synthetic Oil	67	65	62	65	58
Europe	5	5	5	6	6
Asia	404	320	280	265	243

Total worldwide	660	583	549	548	521

(1)	Net liquids production quantities are the volumes of crude oil and natural gas liquids withdrawn from ExxonMobil’s oil and gas reserves, excluding royalties and quantities due to others when produced, and are based on the volumes delivered from the lease or at the point measured for royalty and/or severance tax purposes. Volumes include 100 percent of the production of majority-owned affiliates, including liquids production from oil sands operations in Canada, and ExxonMobil’s ownership of the production by companies owned 50 percent or less.

(1) Royal Dutch Shell, BP, and Chevron values are calculated on a consistent basis with ExxonMobil, based on public information.
(2) 2010 competitor data not available.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

NET NATURAL GAS PRODUCTION AVAILABLE FOR SALE(1) – Including Non-Consolidated Operations

(millions of cubic feet per day)	2010	2009	2008	2007	2006

United States	2,596	1,275	1,246	1,468	1,625
Canada/South America	569	643	640	808	935
Total Americas	3,165	1,918	1,886	2,276	2,560

Europe
The Netherlands	2,041	1,676	1,748	1,551	1,536
United Kingdom	550	594	750	779	990
Norway	700	786	764	705	686
Germany	545	633	687	775	874
Total Europe	3,836	3,689	3,949	3,810	4,086

Africa	14	19	32	26	–

Asia
Indonesia	215	245	239	286	365
Malaysia	513	545	582	583	519
Middle East	3,865	2,367	1,911	1,875	1,353
Russia/Caspian	187	153	114	110	92
Other	21	22	24	29	29
Total Asia	4,801	3,332	2,870	2,883	2,358

Australia/Oceania	332	315	358	389	330

Total worldwide	12,148	9,273	9,095	9,384	9,334

Non-Consolidated Natural Gas Volumes Included Above
United States	1	1	1	1	1
Europe	1,977	1,618	1,696	1,503	1,500
Asia	2,954	1,918	1,433	1,351	1,075

Total worldwide	4,932	3,537	3,130	2,855	2,576

(1)	Net natural gas available for sale quantities are the volumes withdrawn from ExxonMobil’s natural gas reserves, excluding royalties and volumes due to others when produced, and excluding gas purchased from others, gas consumed in producing operations, field processing plant losses, volumes used for gas lift, gas injection and cycling operations, quantities flared, and volume shrinkage due to the removal of condensate or natural gas liquids fractions.

NATURAL GAS SALES(1)

(millions of cubic feet per day)	2010	2009	2008	2007	2006

United States	3,166	1,321	1,292	1,560	1,686
Canada/South America	696	739	845	968	1,120
Europe	6,401	5,854	5,665	5,396	5,728
Africa	14	19	32	26	–
Asia	4,102	2,760	2,612	2,631	2,153
Australia/Oceania	339	322	366	398	338

Total worldwide	14,718	11,015	10,812	10,979	11,025

(1)	Natural gas sales include 100 percent of the sales of ExxonMobil- and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

NUMBER OF NET WELLS DRILLED ANNUALLY(1)

(net wells drilled)	2010	2009	2008	2007	2006

Productive
Exploratory(2)	37	20	19	19	21
Development	1,200	829	731	917	1,041

Total	1,237	849	750	936	1,062

Dry
Exploratory(2)	7	9	9	16	12
Development	5	5	4	19	11

Total	12	14	13	35	23

Net Wells Drilled
Exploratory(2)	44	29	28	35	33
Development	1,205	834	735	936	1,052

Total	1,249	863	763	971	1,085

NET ACREAGE AT YEAR END(3)

(thousands of net acres)	2010	2009	2008	2007	2006

Undeveloped
United States	4,914	5,111	5,691	5,539	6,062
Canada/South America	11,977	17,107	19,953	22,563	22,224
Europe	16,118	13,470	7,913	6,002	2,727
Africa	8,612	10,555	26,439	24,835	24,075
Asia	19,086	20,457	6,824	7,715	6,739
Australia/Oceania	1,352	5,216	5,738	5,844	1,172

Total worldwide	62,059	71,916	72,558	72,498	62,999

Developed
United States	9,919	5,120	5,148	5,174	5,178
Canada/South America	2,439	2,460	2,488	2,366	2,360
Europe	2,986	3,806	4,026	4,194	4,418
Africa	684	758	756	729	717
Asia	1,271	1,160	1,048	1,037	1,033
Australia/Oceania	719	719	719	728	738

Total worldwide	18,018	14,023	14,185	14,228	14,444

NET CAPITALIZED COSTS AT YEAR END(3)

(millions of dollars)	2010	2009	2008	2007	2006

United States	70,011	20,363	18,542	16,948	16,530
Canada/South America	18,089	13,408	9,967	11,338	10,076
Europe	12,845	14,357	11,477	15,426	15,182
Africa	22,563	20,917	17,797	15,149	14,280
Asia	23,765	21,859	19,191	17,186	14,759
Australia/Oceania	5,284	3,725	2,407	2,630	2,300

Total worldwide	152,557	94,629	79,381	78,677	73,127

(1)	A regional breakout of this data is included on pages 13 and 14 of ExxonMobil’s 2010 Form 10-K.

(2)	These include near-field and appraisal wells classified as exploratory for SEC reporting.

(3)	Includes non-consolidated interests and Canadian oil sands operations.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION, AND DEVELOPMENT ACTIVITIES(1)

	Property
	Acquisition	Exploration	Development	Total
(millions of dollars)	Costs	Costs	Costs	Costs

During 2010
United States	45,143	694	8,270	54,107
Canada/South America	136	527	4,757	5,420
Europe	64	606	1,452	2,122
Africa	3	453	4,390	4,846
Asia	115	547	3,195	3,857
Australia/Oceania	–	228	1,146	1,374

Total worldwide	45,461	3,055	23,210	71,726

During 2009
United States	205	549	2,787	3,541
Canada/South America	353	498	2,394	3,245
Europe	1	525	3,639	4,165
Africa	605	880	4,596	6,081
Asia	121	529	2,946	3,596
Australia/Oceania	–	130	768	898

Total worldwide	1,285	3,111	17,130	21,526

During 2008
United States	281	453	2,739	3,473
Canada/South America	126	325	1,421	1,872
Europe	25	401	1,863	2,289
Africa	82	686	4,783	5,551
Asia	73	307	3,384	3,764
Australia/Oceania	76	100	443	619

Total worldwide	663	2,272	14,633	17,568

During 2007
United States	63	377	1,859	2,299
Canada/South America	93	231	902	1,226
Europe	–	229	2,016	2,245
Africa	13	584	2,847	3,444
Asia	21	210	3,721	3,952
Australia/Oceania	4	131	225	360

Total worldwide	194	1,762	11,570	13,526

During 2006
United States	54	382	1,838	2,274
Canada/South America	100	225	1,002	1,327
Europe	11	202	2,660	2,873
Africa	16	518	3,433	3,967
Asia	416	295	2,942	3,653
Australia/Oceania	–	63	228	291

Total worldwide	597	1,685	12,103	14,385

(1)	Includes non-consolidated interests and Canadian oil sands operations.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

PROVED OIL AND GAS RESERVES(1)

	2010	2009	2008	2007	2006

Liquids, Including Oil Sands and Non-Consolidated Reserves (millions of barrels at year end)
Net proved developed and undeveloped reserves
United States	2,303	1,972	1,971	2,225	2,275
Canada/South America	2,946	2,918	2,683	1,633	2,113
Europe	454	517	560	699	760
Africa	1,799	1,907	2,137	2,058	2,089
Asia	3,896	4,049	4,424	4,246	4,112
Australia/Oceania	275	288	231	213	219

Total worldwide	11,673	11,651	12,006	11,074	11,568

Proportional interest in oil sands and non-consolidated reserves included above
United States	351	356	327	374	391
Canada/South America (bitumen)(2)	2,102	2,055	1,767	717	741
Canada/South America (synthetic oil)(2)	681	691	734	694	718
Europe	31	30	27	26	12
Asia	1,873	2,050	2,205	2,236	2,253
Net proved developed reserves included above
United States	1,749	1,490	1,521	1,626	1,777
Canada/South America	1,333	1,311	1,315	1,376	1,620
Europe	382	386	419	526	568
Africa	1,055	1,122	1,284	1,202	1,279
Asia	2,929	2,876	2,514	2,214	2,172
Australia/Oceania	139	153	165	185	200

Total worldwide	7,587	7,338	7,218	7,129	7,616

Natural Gas, Including Non-Consolidated Reserves (billions of cubic feet at year end)
Net proved developed and undeveloped reserves
United States	26,111	11,802	11,890	13,297	12,180
Canada/South America	1,258	1,368	1,383	1,559	1,984
Europe	14,788	16,173	17,284	18,853	19,640
Africa	908	920	918	1,006	986
Asia	28,399	30,304	32,383	31,790	31,059
Australia/Oceania	7,351	7,440	2,021	1,757	1,711

Total worldwide	78,815	68,007	65,879	68,262	67,560

Proportional interest in non-consolidated reserves included above
United States	117	114	112	125	131
Europe	10,746	11,450	11,839	12,341	12,551
Asia	21,139	22,001	22,526	23,186	22,398
Net proved developed reserves included above
United States	15,441	7,582	7,931	8,477	9,389
Canada/South America	1,077	1,200	1,148	1,303	1,628
Europe	11,683	12,782	13,710	14,743	15,331
Africa	711	739	738	773	823
Asia	27,087	25,206	17,876	14,021	13,542
Australia/Oceania	1,174	1,262	1,346	1,403	1,504

Total worldwide	57,173	48,771	42,749	40,720	42,217

(1)	ExxonMobil reserves using SEC historical price bases; proved reserves as defined by the SEC are based on historical market prices: prior to 2009, the SEC defined price as the market price on December 31; beginning in 2009, the SEC changed the definition to the average of the market prices on the first day of each calendar month during the year. Mining and equity company reserves are included for all periods. See Frequently Used Terms on pages 98 through 101.

(2)	Proved reserves classified as bitumen are associated with the Cold Lake and Kearl projects in Canada. Proved reserves classified as synthetic oil are associated with the Syncrude project in Canada. Cold Lake uses in situ methods, and hydrocarbons are produced from wells drilled into the subsurface. Syncrude is an oil sands mining project which includes an upgrader that converts the mined hydrocarbons into a higher gravity crude oil. Kearl is an oil sands mining project that does not incorporate an upgrader.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

PROVED OIL AND GAS RESERVES(1)

	2010	2009	2008	2007	2006

Oil-Equivalent, Including Oil Sands and Non-Consolidated Reserves (millions of barrels at year end)
Net proved developed and undeveloped reserves
United States	6,654	3,939	3,953	4,441	4,305
Canada/South America	3,155	3,146	2,914	1,893	2,444
Europe	2,919	3,212	3,441	3,841	4,034
Africa	1,951	2,060	2,290	2,226	2,253
Asia	8,630	9,100	9,820	9,544	9,288
Australia/Oceania	1,500	1,528	568	506	504

Total worldwide	24,809	22,985	22,986	22,451	22,828

PROVED OIL AND GAS RESERVES REPLACEMENT(1)(2)

(million barrels of oil or billion cubic feet of gas						Average
unless specified otherwise)	2010	2009	2008	2007	2006	2006-2010

Liquids (millions of barrels)
Revisions	358	361	583	666	442	482
Improved recovery	5	15	6	35	27	17
Extensions/discoveries	185	142	1,308	194	186	403
Purchases	378	–	–	–	746	225
Sales	(21)	(3)	(86)	(436)	(86)	(126)

Total additions	905	515	1,811	459	1,315	1,001
Production	883	870	879	953	976	912

Reserves replacement ratio, excluding sales (percent)	105	60	216	94	144	124
Reserves replacement ratio, including sales (percent)	102	59	206	48	135	110

Natural Gas (billions of cubic feet)
Revisions	879	135	643	4,435	1,466	1,512
Improved recovery	–	–	1	4	13	3
Extensions/discoveries	1,988	5,694	692	324	2,957	2,331
Purchases	12,789	8	–	9	57	2,572
Sales	(106)	(13)	(82)	(320)	(104)	(125)

Total additions	15,550	5,824	1,254	4,452	4,389	6,293
Production	4,742	3,696	3,637	3,750	3,736	3,912

Reserves replacement ratio, excluding sales (percent)	330	158	37	127	120	164
Reserves replacement ratio, including sales (percent)	328	158	34	119	117	161

Oil-Equivalent (millions of barrels)
Revisions	505	383	690	1,405	687	734
Improved recovery	5	15	7	36	29	18
Extensions/discoveries	516	1,091	1,423	248	679	791
Purchases	2,510	1	–	2	755	654
Sales	(38)	(5)	(100)	(490)	(104)	(147)

Total additions	3,498	1,485	2,020	1,201	2,046	2,050
Production	1,674	1,486	1,485	1,578	1,598	1,564

Reserves replacement ratio, excluding sales (percent)	211	100	143	107	135	140
Reserves replacement ratio, including sales (percent)	209	100	136	76	128	131

(1)	ExxonMobil reserves using SEC historical price bases; proved reserves as defined by the SEC are based on historical market prices: prior to 2009, the SEC defined price as the market price on December 31; beginning in 2009, the SEC changed the definition to the average of the market prices on the first day of each calendar month during the year. Mining and equity company reserves and production are included for all periods. See Frequently Used Terms on pages 98 through 101.

(2)	The term “sales” includes the impact of expropriation of proved reserves in Venezuela (462 million oil-equivalent barrels) in 2007.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

2010 RESERVES CHANGES BY REGION(1)

	Crude Oil and Natural Gas Liquids							Bitumen	Synthetic Oil
		Canada/						Canada/	Canada/
(million barrels of oil or billion cubic feet of gas	United	South				Australia/		South	South	Liquids
unless specified otherwise)	States	America	Europe	Africa	Asia	Oceania	Total	America	America	Total

Liquids (millions of barrels)
Revisions	74	10	56	89	19	7	255	89	14	358
Improved recovery	4	–	–	–	–	1	5	–	–	5
Extensions/discoveries	46	11	4	34	90	–	185	–	–	185
Purchases	374	–	–	–	4	–	378	–	–	378
Sales	(19)	–	–	(2)	–	–	(21)	–	–	(21)

Total additions	479	21	60	121	113	8	802	89	14	905
Production	148	30	123	229	266	21	817	42	24	883
Net change	331	(9)	(63)	(108)	(153)	(13)	(15)	47	(10)	22

Reserves replacement ratio, excluding sales (percent)	336	70	49	54	42	38	101	212	58	105
Reserves replacement ratio, including sales (percent)	324	70	49	53	42	38	98	212	58	102

Natural Gas (billions of cubic feet)
Revisions	840	123	(30)	6	(102)	42	879
Improved recovery	–	–	–	–	–	–	–
Extensions/discoveries	1,861	3	73	25	25	1	1,988
Purchases	12,774	–	15	–	–	–	12,789
Sales	(104)	(2)	–	–	–	–	(106)

Total additions	15,371	124	58	31	(77)	43	15,550
Production	1,062	234	1,443	43	1,828	132	4,742
Net change	14,309	(110)	(1,385)	(12)	(1,905)	(89)	10,808

Reserves replacement ratio, excluding sales (percent)	1,457	54	4	72	–	33	330
Reserves replacement ratio, including sales (percent)	1,447	53	4	72	–	33	328

(1)	See Frequently Used Terms on pages 98 through 101.

Proved Reserves Distribution
By Region
(percent, billions of oil-equivalent barrels, year-end 2010)
Proved Reserves Distribution
By Type
(percent, billions of oil-equivalent barrels, year-end 2010)

We have a diverse global reserves portfolio, and our reserves are approximately evenly distributed between oil and gas.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW

PROVED OIL AND GAS RESERVES REPLACEMENT(1)

(million barrels of oil or billion cubic feet of gas						Average
unless specified otherwise)	2010	2009	2008	2007	2006	2006–2010

Non-U.S.
E&P costs (millions of dollars)	17,619	17,985	14,095	11,227	12,111	14,607

Liquids reserves additions	426	375	1,933	368	1,417	904
Liquids production	735	731	747	812	827	770

Gas reserves additions	179	5,340	2,099	2,685	5,319	3,124
Gas production	3,680	3,124	3,075	3,101	3,018	3,200

Oil-equivalent reserves additions, excluding sales	459	1,266	2,377	1,293	2,357	1,550
Oil-equivalent reserves additions, including sales	456	1,264	2,283	815	2,303	1,424
Oil-equivalent production	1,348	1,252	1,259	1,329	1,330	1,304

Reserves replacement ratio, excluding sales (percent)	34	101	189	97	177	119
Reserves replacement ratio, including sales (percent)	34	101	181	61	173	109
Reserves replacement costs(2) (dollars per barrel)	38.39	14.21	5.93	8.68	5.14	9.42

United States
E&P costs (millions of dollars)	54,107	3,541	3,473	2,299	2,274	13,139

Liquids reserves additions	479	140	(122)	91	(102)	97
Liquids production	148	139	132	141	149	142

Gas reserves additions	15,371	484	(845)	1,767	(930)	3,169
Gas production	1,062	572	562	649	718	713

Oil-equivalent reserves additions, excluding sales	3,077	224	(257)	398	(207)	647
Oil-equivalent reserves additions, including sales	3,041	221	(263)	386	(257)	626
Oil-equivalent production	325	234	226	249	268	260

Reserves replacement ratio, excluding sales (percent)	947	96	–	160	–	248
Reserves replacement ratio, including sales (percent)	936	94	–	155	–	240
Reserves replacement costs(2) (dollars per barrel)	17.58	15.81	–	5.78	–	20.31

Worldwide
E&P costs (millions of dollars)	71,726	21,526	17,568	13,526	14,385	27,746

Liquids reserves additions	905	515	1,811	459	1,315	1,001
Liquids production	883	870	879	953	976	912

Gas reserves additions	15,550	5,824	1,254	4,452	4,389	6,293
Gas production	4,742	3,696	3,637	3,750	3,736	3,912

Oil-equivalent reserves additions, excluding sales	3,536	1,490	2,120	1,691	2,150	2,197
Oil-equivalent reserves additions, including sales	3,497	1,485	2,020	1,201	2,046	2,050
Oil-equivalent production	1,673	1,486	1,485	1,578	1,598	1,564

Reserves replacement ratio, excluding sales (percent)	211	100	143	107	135	140
Reserves replacement ratio, including sales (percent)	209	100	136	76	128	131
Reserves replacement costs(2) (dollars per barrel)	20.28	14.45	8.29	8.00	6.69	12.63

(1)	ExxonMobil reserves using SEC historical price bases; proved reserves as defined by the SEC are based on historical market prices: prior to 2009, the SEC defined price as the market price on December 31; beginning in 2009, the SEC changed the definition to the average of the market prices on the first day of each calendar month during the year. Mining and equity company reserves, production, and costs are included for all periods. See Frequently Used Terms on pages 98 through 101.

(2)	Calculation based on exploration and production costs divided by oil-equivalent reserves additions. All values exclude the impact of asset sales; i.e., reserves sold and proceeds received.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
OIL AND GAS EXPLORATION AND PRODUCTION EARNINGS
The revenue, cost, and earnings data are shown both on a total dollar and a unit basis, and are inclusive of non-consolidated and Canadian oil sands operations.

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
		Canada/							Canada/
	United	South				Australia/		United	South	Outside
	States	America	Europe	Africa	Asia	Oceania	Total	States	America	Americas	Worldwide

2010	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	10,567	6,343	8,935	17,511	19,118	1,418	63,892	70.98	66.27	74.67	73.12
Natural gas	3,716	707	9,358	11	7,990	401	22,183	3.92	3.41	5.42	5.00

								(dollars per barrel of net oil-equivalent production)
Total revenue	14,283	7,050	18,293	17,522	27,108	1,819	86,075	46.53	54.18	54.59	53.04
Less costs:
Production costs excluding taxes	3,275	2,612	3,011	2,215	1,628	462	13,203	10.67	20.07	6.17	8.14
Depreciation and depletion	3,507	1,015	2,719	2,580	1,596	219	11,636	11.43	7.80	6.00	7.17
Exploration expenses	287	464	413	587	362	56	2,169	0.94	3.57	1.20	1.34
Taxes other than income	1,220	86	2,997	1,742	5,142	204	11,391	3.96	0.67	8.49	7.02
Related income tax	2,093	715	5,543	6,068	9,147	262	23,828	6.82	5.49	17.73	14.68

Results of producing activities	3,901	2,158	3,610	4,330	9,233	616	23,848	12.71	16.58	15.00	14.69
Other earnings(2)	379	(538)	216	96	(120)	(15)	18	1.23	(4.13)	0.15	0.02

Total earnings, excluding power and coal	4,280	1,620	3,826	4,426	9,113	601	23,866	13.94	12.45	15.15	14.71
Power and coal	(8)	–	–	–	239	–	231

Total earnings	4,272	1,620	3,826	4,426	9,352	601	24,097

2009	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	7,573	5,135	7,739	14,868	12,941	1,311	49,567	54.02	51.88	58.53	57.04
Natural gas	1,442	748	9,080	12	4,237	341	15,860	3.10	3.19	5.09	4.69

								(dollars per barrel of net oil-equivalent production)

Total revenue	9,015	5,883	16,819	14,880	17,178	1,652	65,427	41.41	43.02	46.74	45.58
Less costs:
Production costs excluding taxes	2,736	2,428	2,923	2,027	1,498	386	11,998	12.57	17.75	6.32	8.36
Depreciation and depletion	1,833	948	2,246	2,293	1,182	195	8,697	8.42	6.93	5.47	6.06
Exploration expenses	220	339	387	662	393	33	2,034	1.01	2.48	1.36	1.42
Taxes other than income	767	78	2,826	1,343	3,111	252	8,377	3.52	0.57	6.97	5.83
Related income tax	1,127	597	5,179	4,667	5,943	237	17,750	5.18	4.37	14.83	12.37

Results of producing activities	2,332	1,493	3,258	3,888	5,051	549	16,571	10.71	10.92	11.79	11.54
Other earnings(2)	565	(605)	325	81	(86)	36	316	2.60	(4.43)	0.33	0.22

Total earnings, excluding power and coal	2,897	888	3,583	3,969	4,965	585	16,887	13.31	6.49	12.12	11.76
Power and coal	(4)	–	–	–	224	–	220

Total earnings	2,893	888	3,583	3,969	5,189	585	17,107

(1)	The per-unit data are divided into two sections: (a) revenue per unit of sales from ExxonMobil’s own production; and, (b) operating costs and earnings per unit of net oil-equivalent production. Units for crude oil and natural gas liquids are barrels, while units for natural gas are thousands of cubic feet. The volumes of crude oil and natural gas liquids production and net natural gas production available for sale used in this calculation are shown on pages 62 and 63. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of 6 thousand cubic feet per barrel.

(2)	Includes earnings related to transportation operations, LNG liquefaction and transportation operations, sale of third-party purchases, technical services agreements, other nonoperating activities, and adjustments for minority interests.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Oil and Gas Exploration and Production Earnings (continued)

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
		Canada/							Canada/
	United	South				Australia/		United	South	Outside
	States	America	Europe	Africa	Asia	Oceania	Total	States	America	Americas	Worldwide

2008	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	11,788	8,540	13,910	20,606	20,288	2,111	77,243	87.95	81.43	91.66	89.84
Natural gas	3,296	1,834	15,230	39	7,005	389	27,793	7.23	7.82	8.59	8.35

								(dollars per barrel of net oil-equivalent production)
Total revenue	15,084	10,374	29,140	20,645	27,293	2,500	105,036	71.73	71.23	73.74	73.19
Less costs:
Production costs excluding taxes	2,675	2,625	3,051	1,603	1,392	332	11,678	12.72	18.03	5.91	8.14
Depreciation and depletion	1,427	1,043	2,662	2,471	1,231	179	9,013	6.79	7.16	6.06	6.28
Exploration expenses	189	251	183	439	292	109	1,463	0.90	1.72	0.95	1.02
Taxes other than income	2,021	81	4,248	1,815	5,457	665	14,287	9.61	0.55	11.29	9.95
Related income tax	3,191	1,813	11,979	8,119	10,691	399	36,192	15.17	12.45	28.90	25.22

Results of producing activities	5,581	4,561	7,017	6,198	8,230	816	32,403	26.54	31.32	20.63	22.58
Other earnings(2)	687	(997)	2,860	212	(45)	29	2,746	3.27	(6.85)	2.83	1.91

Total earnings, excluding power and coal	6,268	3,564	9,877	6,410	8,185	845	35,149	29.81	24.47	23.46	24.49
Power and coal	(25)	–	–	–	278	–	253

Total earnings	6,243	3,564	9,877	6,410	8,463	845	35,402

2007	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	8,997	6,569	11,986	17,834	15,878	1,752	63,016	62.86	55.27	69.32	66.58
Natural gas	3,176	1,704	9,911	21	4,763	400	19,975	5.93	5.77	5.82	5.83

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,173	8,273	21,897	17,855	20,641	2,152	82,991	52.42	49.40	55.55	54.40
Less costs:
Production costs excluding taxes	2,275	2,206	3,243	1,180	1,163	266	10,333	9.80	13.17	5.20	6.77
Depreciation and depletion	1,493	1,256	2,657	2,101	1,229	172	8,908	6.43	7.50	5.47	5.85
Exploration expenses	282	273	170	470	205	102	1,502	1.21	1.63	0.84	0.98
Taxes other than income	1,347	126	2,528	1,599	3,561	570	9,731	5.80	0.75	7.33	6.38
Related income tax	2,429	1,190	8,190	7,263	8,140	331	27,543	10.46	7.11	21.25	18.05

Results of producing activities	4,347	3,222	5,109	5,242	6,343	711	24,974	18.72	19.24	15.46	16.37
Other earnings(2)	609	(504)	944	277	(13)	(1)	1,312	2.62	(3.01)	1.07	0.86

Total earnings, excluding power and coal	4,956	2,718	6,053	5,519	6,330	710	26,286	21.34	16.23	16.53	17.23
Power and coal	(86)	–	–	–	297	–	211

Total earnings	4,870	2,718	6,053	5,519	6,627	710	26,497

2006	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	8,417	6,405	11,069	17,253	11,965	1,631	56,740	55.63	50.42	60.90	58.70
Natural gas	3,689	1,984	11,333	–	3,983	280	21,269	6.22	5.81	6.31	6.24

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,106	8,389	22,402	17,253	15,948	1,911	78,009	48.41	45.07	51.80	50.44
Less costs:
Production costs excluding taxes	2,367	2,075	2,669	965	881	244	9,201	9.46	11.15	4.29	5.95
Depreciation and depletion	1,264	1,123	2,354	2,096	976	144	7,957	5.06	6.03	5.02	5.14
Exploration expenses	247	172	169	330	243	30	1,191	0.99	0.92	0.70	0.77
Taxes other than income	833	146	2,885	1,612	4,688	426	10,590	3.33	0.79	8.66	6.85
Related income tax	2,711	1,258	8,667	6,878	4,919	364	24,797	10.84	6.76	18.76	16.03

Results of producing activities	4,684	3,615	5,658	5,372	4,241	703	24,273	18.73	19.42	14.37	15.70
Other earnings(2)	503	112	891	122	37	5	1,670	2.01	0.60	0.95	1.08

Total earnings, excluding power and coal	5,187	3,727	6,549	5,494	4,278	708	25,943	20.74	20.02	15.32	16.78
Power and coal	(19)	–	–	–	306	–	287

Total earnings	5,168	3,727	6,549	5,494	4,584	708	26,230

See footnotes on page 70.

ExxonMobil's Downstream encompasses a global portfolio of businesses that include Refining & Supply, Fuels Marketing, and Lubricants & Specialties. Our integrated business strategies and global reach are vital to achieving a sustained competitive advantage.

Mobil 1
Mercedes-Benz
vodafone
Hilton
xtb
1

Downstream

REFINING & SUPPLY, FUELS MARKETING, AND LUBRICANTS & SPECIALTIES

(Photo) *ExxonMobil is the No. 1 supplier of lube basestocks and a market leader of high-technology, globally recognized synthetic lubricant brands.* Mobil 1 *motor oil is used by many performance motorsports teams, including the* Vodafone McLaren Mercedes *team. Technology leadership, supply reliability, and customer trust underpin the commercial success of our brands.*

Downstream
STRATEGIES
Maintain best-in-class operations

Provide quality, valued products and services to our customers

Lead industry in efficiency and effectiveness

Capitalize on integration across ExxonMobil businesses

Selectively invest for resilient, advantaged returns

Maximize value from leading-edge technologies

COMPETITIVE ADVANTAGES
Balanced Portfolio Quality • We are the world’s largest integrated refiner, manufacturer of lube basestocks, and a leading marketer of petroleum products. Our world-class facilities are located around the globe in major petroleum markets.
Disciplined Investing • We maintain a disciplined, long-term approach to managing capital employed. Our ongoing evaluation of our Downstream portfolio has resulted in investments in resilient, advantaged projects, while selectively divesting less attractive assets over the past several years.
High-Impact Technologies • Proprietary Molecule Management technology enables us to optimize raw material selection and processing, while maximizing yields of higher-value products.
Operational Excellence • Application of systematic processes and efficient execution have established us as an industry leader in operational excellence and cost effectiveness.
Global Integration • More than 75 percent of our refining capacity is integrated with our chemical and/or lubes operations. Our global functional organization facilitates efficient development and deployment of global best practices and new technologies.

Downstream
BUSINESS SEGMENT OVERVIEW
Refining & Supply • ExxonMobil is the world’s largest integrated refiner with a network of reliable and efficient refineries, marine vessels, pipelines, and distribution centers that provides transportation fuels, lube basestocks, chemical feedstocks, and other high-value products to our customers around the world.
Fuels Marketing • We create long-term value by selling high-quality products and services daily to millions of customers worldwide and providing secure, ratable, and profitable outlets for our refineries.
Lubricants & Specialties • ExxonMobil has a competitive advantage as the No. 1 supplier of lube basestocks and a market leader of high-technology, globally recognized synthetic lubricant brands.
BUSINESS ENVIRONMENT
By 2030, energy demand for transportation fuels is forecast to increase nearly 40 percent versus 2005. This increase will be driven by growth in developing countries, while demand in the more mature, developed markets is projected to be essentially flat as improvements in fuel economy and transportation system efficiencies offset demand from vehicle growth.
Despite the potential positive effects of this energy demand growth in our Downstream business, we expect the challenging business environment for refining to continue, reflecting the increase in global refining capacity and regulatory-related policies. However, ExxonMobil’s business model, coupled with our strengths, is designed to capture strong margins at the top of the business cycle and outperform competition at the bottom of the cycle. Our results demonstrate the resiliency of our business. Additionally, business restructuring and disciplined investments continue to position our businesses to capture growth opportunities worldwide over the long term. A good example of this is our ongoing migration to less capital-intensive fuels distribution channels like the branded wholesaler model in the United States.
Our Downstream strategies are effective across a range of industry conditions, and our success is due to our continued commitment to these strategies throughout the business cycle. The Downstream has continued to deliver industry-leading returns due, in large part, to strong operational performance, disciplined capital management, industry-leading level of integration, and leading-edge proprietary technologies.

DOWNSTREAM STATISTICAL RECAP	2010	2009	2008	2007	2006

Earnings (millions of dollars)	3,567	1,781	8,151	9,573	8,454

Refinery throughput (thousands of barrels per day)	5,253	5,350	5,416	5,571	5,603

Petroleum product sales (thousands of barrels per day)	6,414	6,428	6,761	7,099	7,247

Average capital employed(1) (millions of dollars)	24,130	25,099	25,627	25,314	23,628

Return on average capital employed(1) (percent)	14.8	7.1	31.8	37.8	35.8

Capital expenditures (millions of dollars)	2,505	3,196	3,529	3,303	2,729
(1) See Frequently Used Terms on pages 98 through 101.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Our Downstream business remains the industry’s most efficient, delivering the highest return on average capital employed compared to key international competitors.

RESULTS & HIGHLIGHTS
Industry-leading safety performance.
Zero hydrocarbon spills from owned/operated and long-term leased marine vessels.
Earnings were $3.6 billion, reflecting an improved business environment and continued margin and efficiency capture.
Return on average capital employed was 15 percent,
 more than double 2009, and consistently leading industry throughout the business cycle.
Downstream capital expenditures were $2.5 billion,
including investments in growth markets, high-value products, efficiency improvement, and environmentally driven expenditures.
New facilities at our refineries in Baytown, Texas; Baton Rouge, Louisiana; and, Antwerp, Belgium were completed, increasing ultra-low sulfur diesel supply by 6 million gallons per day.
ExxonMobil and Synthetic Genomics Inc. (SGI) opened a greenhouse at SGI’s headquarters in La Jolla, California, to advance the next level of research and testing on algae biofuels.
6.4
million
barrels per day in
petroleum product
sales, including record
sales for Mobil 1
synthetic motor oil

The Downstream’s industry-leading return on average capital employed demonstrates the value of disciplined capital management, operational excellence, and the strength of our global brands.

(1) Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Maintain Best-in-Class Operations
Our focus on operational excellence extends to all parts of our business. It is the foundation for our “license to operate” and is fundamental to our competitive advantage.
Operational Excellence Personnel and operations safety remains our top priority, and our Operations Integrity Management System (OIMS) continues to provide the framework to ensure safe and reliable operations. The Downstream achieved industry-leading safety performance with low lost-time incident rates, and we continue to improve safety by focusing on human factors that cause most incidents. We are emphasizing personal safety awareness, accountability, and adherence to proven standards and practices supported by increasing field observations and training. For example, in our Lubricants and Specialties business, our driver safety program includes training to help employees avoid accidents. This program supports our goal that Nobody Gets Hurt, and we have achieved impressive results. In 2010, our accident rate was about 0.5 per million miles driven, equivalent to one accident per 150 years of driving for a typical U.S. motorist. In addition, we remain focused on effective deployment and sustainment of our Loss Prevention System, a standardized set of integrated behavior-based safety tools in use across our operations.
We are continuing to improve operations safety and reliability through ongoing activities to identify and reduce risks inherent in our businesses, while enhancing our facilities, systems, and worker competencies. For example, to continuously improve the skills of our workforce, we have developed a Global Manufacturing Training system for use across our manufacturing sites that will improve upon several existing training programs. We are also driving continuous improvement in several other areas that impact operations including equipment reliability, security,
Above everything else is our relentless focus on operational excellence: safety, security, health, environmental and controls performance.
environmental performance, and business controls. Progress is being achieved through selective investments, use of global management systems, best practice sharing, peer networks, and most importantly, through the commitment of our employees and contractors. These processes and their efficient execution have helped establish us as an industry leader in operational excellence.
Risk Management The Downstream business utilizes a disciplined safety risk identification and reduction system to identify, assess, and mitigate potential safety risks at our manufacturing facilities. This system helps direct resources to activities that enable us to maintain operational excellence at our manufacturing sites. To manage business risk, our marketing businesses have robust processes in place to effectively administer credit exposure. Disciplined credit practices and sound receivables management continue to reduce overall working capital employed, improving financial returns.

Largest Global Refiner

Refinery interests	36
Distillation capacity (barrels per day)	6.3 million
Lube basestock capacity (barrels per day)	131 thousand

Diverse Fuels Marketing Customer Base
with Global Reach

Branded service stations	~26,000
Commercial customers	~600,000

Global Lubricants Leadership Position

Market position	No. 1 supplier of lube basestocks
and synthetic lubricants

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Provide Quality, Valued Products and Services to Our Customers
ExxonMobil Downstream provides fuels, lubricants, feedstocks, and other high-value products and services to our customers around the world. Our Fuels Marketing business provides a secure, ratable, and profitable outlet for our refineries and serves millions of customers daily around the world. In addition, we are the No. 1 supplier of lube basestocks and a market leader of synthetic lubricant products.
Manufacturing and Marketing High-Quality Products We strive to provide quality products to our customers. In order to achieve this, we have a Global Product Quality Management System (GPQMS) that spans our global operations and drives quality assurance throughout our production and distribution chain, from manufacturing to sales. GPQMS defines quality specifications for each product we manufacture or market and establishes the stewardship and compliance assessment processes to ensure consistent delivery of quality products. This integrated product quality management system, coupled with a strong refining and distribution network, positions us as a reliable supplier to a wide variety of customers around the world. We also leverage Molecule Management technology to ensure that highest-value products are produced. This is especially important at our integrated sites to ensure value is maximized across our fuels, lubricants, and chemical businesses. Our processing models enable us to optimize, at a molecular level, the entire manufacturing site as well as individual process units on a real-time basis to increase yields and the blending of higher-value products.
World-Class Brands Technology leadership, supply reliability, and customer trust underpin the commercial success of our brands. At the forefront of our high-technology finished lubricant brands are Mobil 1 and Mobil SHC. Major automotive and industrial equipment manufacturers trust us to deliver value through leading-edge technologies that protect engines and equipment. Our products help provide sustainability-related benefits such as energy efficiency, fuel economy, extended oil drain intervals, and equipment durability, while maintaining peak performance.
Our fuel products and services are brought to market through our four Fuels Marketing business lines: Retail, Industrial and Wholesale, Aviation, and Marine. These businesses provide flexibility to serve the needs of a diverse range of customers. In addition to the millions of customers that visit Exxon, Mobil, and Esso retail service stations around the world, our business-to-business channels supply a large customer portfolio that includes a wide range of industries, as well as multinational and local aviation and marine clients.

UpClose: Products with Unique Applications

ExxonMobil lubricants are used around the world in the most challenging applications and environments. For example, in 2010, 33 miners in Chile were rescued after being trapped more than 2000 feet underground for 69 days. The rescue had special meaning for ExxonMobil Lubricants and Specialties. The main drilling equipment used Mobil-branded lubricants to drill the shaft and enable the rescue capsule to descend and lift the miners to safety above the ground.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Lead Industry in Efficiency and Effectiveness
We achieve industry-leading cost performance by reducing energy use, leveraging our global scale and integration, and deploying our leading-edge technologies to generate cost efficiencies.
Cost Efficiencies ExxonMobil captures cost savings through economies of scale, centralized support activities, global work processes, and reliable operations. For example, we have shared organizations that support operations at our integrated refining and chemical sites, and we continue to progress our Global Manufacturing Training initiative to improve overall workforce productivity. We are also implementing new maintenance technologies to help improve productivity and reduce costs. We are able to supply our manufacturing sites with lower-cost materials and services by capitalizing on our purchasing scale, market intelligence, global best practices, and a strong partnership with other ExxonMobil business units.
Margin Improvement We improve margins by focusing on economically increasing production, reducing raw material costs, and capturing higher product realizations. We focus on maximizing the economic utilization of our existing refining capacity by improving reliability, eliminating operating constraints, and expanding market outlets. We continue to upgrade our facilities and apply technology to increase raw material processing flexibility and to produce higher-value products. For example, ExxonMobil is an industry leader in processing “challenged crudes,” running over 60 percent more than industry. These crudes are typically more difficult to handle or process because they have properties such as acid corrosivity, high nitrogen content, and other impurities. Because of these characteristics, these crudes are sold at a discount, providing a raw material cost advantage. Another measure of raw material flexibility is the number of crudes that are new to each refinery. In 2010, we processed 130 crudes new to individual sites.
Our marketing businesses continue to implement initiatives to achieve cost-efficiency improvements that have more than offset inflationary pressures over the last several years. Simultaneously, we are restructuring the business model towards more efficient and effective distribution channels. Since 2006, Fuels Marketing operating expenditures (at constant foreign exchange rates and energy price) have declined more than 15 percent. Our Lubes and Specialties business has become more efficient by consolidating customer service centers, rationalizing blend plants, and streamlining our product offering while continuing to capture high-value growth opportunities.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Energy Initiatives Energy represents about one-third of the operating cost of a manufacturing facility and remains a focus area for cost efficiency. For example, ExxonMobil’s proprietary Global Energy Management System focuses on opportunities that reduce the energy consumed at our refineries, lube oil blend plants, and chemical sites. Since 2002, we have improved refinery energy efficiency by an average of 7.5 percent with a goal of achieving a 10-percent reduction by 2012 across our worldwide manufacturing operations. Improved energy efficiency is a key contributor to our cost performance, and we have consistently outpaced industry in this area.
To further optimize our energy consumption, we continue to make significant investments in cogeneration facilities that simultaneously produce electricity and useful heat or steam. With the latest technology, cogeneration is significantly more efficient than traditional methods of producing steam and power separately, and results in lower greenhouse gas (GHG) emissions and cost. Additionally, through an ongoing initiative of plant optimization and upgrading of high energy-consuming steam and compressed air equipment, we have reduced overall GHG emissions from our network of finished lube oil blend plants by nearly 20 percent since 2004.
UpClose: Sustainability
ExxonMobil recognizes the importance of addressing sustainability in today’s global marketplace. For example, in our Lubricants and Specialties business, we are reducing environmental impacts by improving packaging design that reduces materials and transportation costs. An initiative to optimize the design of our motor oil bottles has enabled us to cut plastic and resin consumption by up to 25 percent. We are also developing leading-edge technology products which help to improve fuel economy, reduce emissions, and extend oil drain intervals.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Capitalize on Integration
Integration between business functions is a competitive advantage that delivers value through identification of attractive investment opportunities, implementation of best practices, application of advantaged technologies, and optimization of our operations.
Worldwide Optimization In the Downstream, we use an integrated approach to develop new business opportunities and optimize our global operations. For example, in support of the Upstream, our global supply organization manages the economic placement of over 2 million barrels per day of equity crude. At our manufacturing sites, we use computer models to optimize operations on an integrated basis to produce fuels products, chemicals, lubricants, and asphalts. Our refineries are more than 60-percent larger than the industry average with more conversion capacity and more integration with chemical and lubes operations.
Downstream cross-functional teams work together to improve the value of ExxonMobil’s refined products. Integrated Business Teams combine manufacturing, supply, technology, logistics, and marketing expertise to optimize margin capture and maximize shareholder value. These teams evaluate product placement alternatives in each market around the world, optimizing sales to higher-value channels. As a result, we have identified and implemented several initiatives to optimize domestic and export sales mix in several of our integrated markets. This has improved refinery and terminal utilization and helped us capture profitable domestic accounts for our Fuels Marketing business. Common work processes, tools, and analytical methodologies enable us to achieve these results. Integration across our businesses
Our global scale and level of integration are structural advantages that are difficult for competitors to replicate.
also allows us to capture benefits by sharing best practices. Using global support services as well as common systems and processes, we are able to leverage the expertise of our employees around the world.

EXXONMOBIL REFINERIES INTEGRATED WITH CHEMICAL AND/OR LUBES
More than 75 percent of our global refining capacity is integrated with chemical and/or lubes, and 100 percent of our lube basestocks manufacturing capacity is integrated with refining. This level of integration is unmatched in the industry and provides a significant competitive advantage.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Invest for Resilient, Advantaged Returns
ExxonMobil’s capital management strategy takes a disciplined and long-term approach to managing capital employed while sustaining industry-leading returns. This approach combines selective and resilient investments with disciplined capital and portfolio management to optimize the productivity and profitability of our business.
Selective and Resilient Investments ExxonMobil has a disciplined approach to investments to ensure our projects are advantaged to support growth and add value. For example, we have invested over $1 billion to increase supply of ultra-low sulfur diesel (ULSD) in support of forecasted long-term demand growth. In 2010, we completed facilities at our Baytown, Texas; Baton Rouge, Louisiana; and, Antwerp, Belgium, refineries to increase the supply of ULSD by more than 6 million gallons per day. In 2011, we anticipate providing additional supply of lower-sulfur gasoline and diesel with the
We are the most capital-efficient of our peer group, consistently generating advantaged returns on capital employed.
start-up of a SCANfining unit and a distillate hydrofiner upgrade at our Sriracha, Thailand, refinery. We have also invested in expansions and low-cost debottleneck projects to increase capacity and improve product yields at existing sites that generate attractive returns over a range of market conditions. Recently, we expanded hydrotreater capacity and distillate yield at our Port Jerome-Gravenchon, France, refinery. In addition, by building on our strengths, including supply reliability, product technology, and technical expertise, our Lubricants and Specialties business is well-positioned to grow in the high-value synthetics sectors and in developing markets such as China, India, and Russia. To sustain this growth, we continue to progress disciplined investments in blending capacity and branded marketing outlets, as well as leverage our world-class brands and relationships with equipment manufacturers.
Disciplined Capital Management We continue to take a disciplined approach to managing capital employed, including selective and resilient investments, asset divestments, and sound working capital practices. For example, in our Fuels Marketing business, we continue to reduce overall capital employed through sound accounts receivable management and portfolio highgrading. By consistently implementing this approach, the capital productivity of Fuels Marketing, defined as volume sold by unit of capital employed, has more than doubled since 2006.
 UpClose: Disciplined Portfolio Management
We continuously evaluate our assets and take appropriate action to maximize long-term shareholder value. For example, during the stronger refining margin period a few years ago, we did not greatly expand our Downstream operations. Instead, we have been making changes to the Downstream portfolio on an ongoing basis.
Since 2000, we have divested our interest in 11 refineries, over 5000 miles of pipeline assets, about 140 product terminals, as well as a net reduction of about 40 lube oil blend plants and more than 20,000 retail sites.
In 2010, we sold our interest in the Dunkirk, France, lube oil refinery and continued to progress our retail restructuring activities to convert to a more efficient branded wholesaler model in the United States. These changes further enhance portfolio integration of our downstream assets.
We have reduced our capital employed since 2000 while the average of our competitors’ capital employed has increased.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Maximize Value from Leading-Edge Technology
ExxonMobil’s Downstream research and technology portfolio encompasses a broad range of activities to address business challenges. We focus on developing and deploying high-impact technologies that maximize the efficiency and value of our existing assets as well as identifying game-changing technologies to sustain competitive advantage in both conventional downstream and emerging areas.
Supply and Manufacturing Optimization ExxonMobil operates one of the world’s largest and most complex supply chains, executing manufacturing operations on a global scale. Technical experts throughout our organization use advanced optimization models to assist decision making in complex and time-constrained activities such as transportation scheduling. For example, we schedule ship voyages and cargo handling with models that include proprietary algorithms and advanced solvers that optimize loading and discharge operations to match supply availability with refinery capabilities, meeting our needs at the lowest cost.
We take advantage of real-time models to optimize our ability to efficiently meet product specifications within refinery product pools. Molecule-based models examine the trade-offs among potential blend streams from a variety of sources. These models optimize site distillation and conversion unit operations to maximize overall production of on-specification products like ultra-low sulfur diesel, ultimately enhancing product yield and refinery margins. Our fundamental technical advantages include detailed molecular characterization of feedstocks, intermediate streams, and products, along with strong expertise in process dynamics like fluid flow and heat transfer. These advantages underpin our ability to gain maximum value from optimization technologies.
Our fundamental molecular-level understanding drives advanced catalytic and modeling technologies that enable optimized refining operations, formulation of fuels that clean vital engine parts, and development of unique lubricants like Mobil 1 and Mobil SHC products.
Catalyst Discovery and Development Catalysts are key contributors to value capture by enabling cost-effective and efficient processing of petroleum products and petrochemicals. Since the 1940s, ExxonMobil has had a tradition of discovering, developing, and deploying new catalysts in processes such as Fluid Catalytic Cracking, hydrocracking, hydrotreating, lubricant dewaxing, and hydrofinishing. Recently, we have applied high throughput experimentation tools to accelerate new catalyst discovery. These efforts are leading to improved catalysts with the ability to process heavier feedstocks and to tolerate increased levels of catalyst deactivators like nitrogen and sulfur, while maintaining high-conversion activity to make desired products. We are continuing to enhance these industry-leading catalyst discovery capabilities by using state-of-the-art quantum chemical and molecular modeling techniques. These approaches provide us with a fundamental understanding of factors influencing the effectiveness of catalysts. When coupled with our molecule-based refinery process modeling, this enables us to further accelerate the development of improved catalysts.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Improving Energy Efficiency To improve lubricant efficiency, our researchers are using new molecules and advanced formulations to develop next-generation lubricants that protect surfaces while allowing dramatic reductions in machinery operating temperatures, a key factor in significantly improving oil and equipment life. We are also delivering leading-edge technology to customers through lubricant products that reduce fuel consumption and provide longer oil life, such as Mobil SHC Pegasus gas engine oil and Mobil DTE Excel hydraulic oil. At our refineries, we use technology to minimize our energy consumption much like we optimize our use of molecules, through comprehensive monitoring and tools to improve decision making. We also actively seek to minimize fouling of surfaces that transfer heat between process streams. Through molecular understanding of crude oil composition, it is possible to select feed blends with inherent capability to reduce fouling. By reducing fouling, we improve heat transfer efficiency, which decreases the overall heat requirements for processing. This reduces furnace firing and greenhouse gas emissions.
Algae Biofuels With the opening of a new greenhouse research and testing facility in La Jolla, California, ExxonMobil Research and Engineering Company and Synthetic Genomics Inc. (SGI) have entered an important second stage in the collaboration to develop strains of algae that could produce refinery feedstock and transportation fuels. The high-tech greenhouse supplements ongoing laboratory activity with additional research in a more real-world environment. Here, scientists and engineers experiment with different algae growth systems, light levels, temperature conditions, carbon dioxide amounts, and nutrient concentrations to better evaluate whether large-scale volumes of affordable biofuel can be made from algae. They will also identify the most robust strains, naturally occurring and engineered, that exhibit the optimal, sought-after characteristics of growth, bio-oil composition, and recoverability.
This work is a long-term initiative, and ExxonMobil and SGI have made good progress to date. SGI has isolated and developed a large number of candidate algae strains and identified conditions under which the strains can be made more productive. ExxonMobil has evaluated various production technologies and is assessing which approaches have the greatest commercial potential. The next phase is to build a larger outdoor test facility. Work on this facility has already begun in parallel with the research now being advanced in the greenhouse, and it is anticipated to open in mid-2011.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Downstream Operating Statistics
THROUGHPUT, CAPACITY, AND UTILIZATION(1)

	2010	2009	2008	2007	2006

Refinery Throughput(2) (thousands of barrels per day)
United States	1,753	1,767	1,702	1,746	1,760
Canada	444	413	446	442	442
Europe	1,538	1,548	1,601	1,642	1,672
Japan	536	556	563	618	649
Asia Pacific excluding Japan	713	772	789	798	785
Middle East/Latin America/Other	269	294	315	325	295

Total worldwide	5,253	5,350	5,416	5,571	5,603

Average Refinery Capacity(3) (thousands of barrels per day)
United States	1,962	1,970	1,967	1,963	1,957
Canada	505	502	502	502	502
Europe	1,744	1,742	1,740	1,759	1,817
Japan	681	680	702	769	769
Asia Pacific excluding Japan	1,030	1,006	992	983	971
Middle East/Latin America/Other	331	331	330	330	329

Total worldwide	6,253	6,231	6,233	6,306	6,345

Utilization of Refining Capacity (percent)
United States	89	90	87	89	90
Canada	88	82	89	88	88
Europe	88	89	92	93	92
Japan	79	82	80	80	84
Asia Pacific excluding Japan	69	77	80	81	81
Middle East/Latin America/Other	81	89	95	98	90

Total worldwide	84	86	87	88	88

(1)	Excludes ExxonMobil’s interest in the Laffan Refinery in Qatar and ExxonMobil’s minor interests in certain small refineries.

(2)	Refinery throughput includes 100 percent of crude oil and feedstocks sent directly to atmospheric distillation units in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, throughput includes the greater of either crude and feedstocks processed for ExxonMobil or ExxonMobil’s equity interest in raw material inputs.

(3)	Refinery capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.
REFINING CAPACITY AT YEAR-END 2010(1)

						Capacity at 100%
					ExxonMobil						ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					KBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubricants(4)%

United States
Torrance	California		●		150	150	83	21	50	0	100
Joliet	Illinois		●		238	238	94	0	56	0	100
Baton Rouge	Louisiana	■	●		504	504	231	25	116	16	100
Chalmette	Louisiana		●	▲	95	189	72	0	29	0	50
Billings	Montana		●		60	60	19	6	10	0	100
Baytown	Texas	■	●		561	561	205	26	90	22	100
Beaumont	Texas	■	●		345	345	113	60	46	10	100
Total United States					1,953	2,047	817	138	397	48

See footnotes on next page.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
REFINING CAPACITY AT YEAR-END 2010(1)

						Capacity at 100%
					ExxonMobil						ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					KBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubricants(4)%
Canada
Strathcona	Alberta				189	189	63	0	0	2	69.6
Dartmouth	Nova Scotia			▲	83	83	31	0	0	0	69.6
Nanticoke	Ontario			▲	113	113	48	0	0	0	69.6
Sarnia	Ontario	■	●		121	121	30	18	26	0	69.6
Total Canada					506	506	172	18	26	2

Europe
Antwerp	Belgium	■	●		307	307	35	0	0	0	100
Fos-sur-Mer	France		●	▲	119	119	31	0	0	0	82.9
Port Jerome-Gravenchon	France	■	●		233	233	39	0	0	13	82.9
Karlsruhe	Germany		●	▲	78	310	86	0	29	0	25
Augusta	Italy		●	▲	198	198	50	0	0	14	100
Trecate	Italy		●	▲	174	174	35	0	0	0	74.1
Rotterdam	The Netherlands	■	●		191	191	0	52	41	0	100
Slagen	Norway				116	116	0	0	32	0	100
Fawley	United Kingdom	■	●		329	329	89	0	37	9	100
Total Europe					1,745	1,977	365	52	139	36

Japan
Chiba	Japan		●	▲	86	172	33	39	0	0	50
Kawasaki	Japan	■	●		296	296	87	23	0	0	50.1
Sakai	Japan		●	▲	139	139	40	0	0	0	50.1
Wakayama	Japan		●	▲	160	160	37	0	0	7	50.1
Total Japan					681	767	197	62	0	7

Asia Pacific excluding Japan
Altona	Australia			▲	78	78	28	0	0	0	100
Fujian	China	■	●		60	240	38	46	10	0	25
Port Dickson	Malaysia				86	86	0	0	0	0	65
Whangarei	New Zealand				27	134	0	31	0	0	19.2
Jurong/PAC	Singapore	■	●		605	605	0	36	106	38	100
Sriracha	Thailand	■	●		174	174	42	0	0	0	66
Total Asia Pacific excluding Japan					1,030	1,317	108	113	116	38

Middle East
Laffan(5)	Qatar				14	139	0	0	0	0	10
Yanbu	Saudi Arabia				200	400	91	0	46	0	50
Total Middle East					214	539	91	0	46	0

Latin America/Other
Campana	Argentina		●	▲	87	87	27	0	24	0	100
Acajutla	El Salvador				22	22	0	0	0	0	65
Martinique	Martinique				2	17	0	0	0	0	14.5
Managua	Nicaragua			▲	20	20	0	0	0	0	100
Total Latin America/Other					131	146	27	0	24	0

Total worldwide					6,260	7,299	1,777	383	748	131

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit stream-day capacities under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Financial results incorporated into Upstream Qatar business.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
PETROLEUM PRODUCT SALES(1) BY GEOGRAPHIC AREA

(thousands of barrels per day)	2010	2009	2008	2007	2006

United States
Motor gasoline, naphthas	1,445	1,425	1,449	1,601	1,598
Heating oils, kerosene, diesel oils	480	517	501	470	520
Aviation fuels	181	207	224	235	236
Heavy fuels	122	106	108	121	81
Lubricants, specialty, and other petroleum products	283	268	258	290	294
Total United States	2,511	2,523	2,540	2,717	2,729

Canada
Motor gasoline, naphthas	217	199	203	207	204
Heating oils, kerosene, diesel oils	125	119	131	139	143
Aviation fuels	27	23	25	25	24
Heavy fuels	27	27	30	33	32
Lubricants, specialty, and other petroleum products	54	45	55	57	70
Total Canada	450	413	444	461	473

Europe
Motor gasoline, naphthas	423	409	409	414	427
Heating oils, kerosene, diesel oils	707	710	730	723	738
Aviation fuels	116	127	149	177	188
Heavy fuels	179	175	183	220	202
Lubricants, specialty, and other petroleum products	186	204	241	239	258
Total Europe	1,611	1,625	1,712	1,773	1,813

Asia Pacific
Motor gasoline, naphthas	365	379	378	403	409
Heating oils, kerosene, diesel oils	432	455	467	477	493
Aviation fuels	95	116	123	111	106
Heavy fuels	209	234	238	276	288
Lubricants, specialty, and other petroleum products	140	145	153	152	165
Total Asia Pacific	1,241	1,329	1,359	1,419	1,461

Latin America
Motor gasoline, naphthas	80	83	139	151	160
Heating oils, kerosene, diesel oils	113	113	161	173	180
Aviation fuels	29	28	45	48	48
Heavy fuels	34	33	47	48	55
Lubricants, specialty, and other petroleum products	24	22	27	27	26
Total Latin America	280	279	419	447	469

Middle East/Africa
Motor gasoline, naphthas	81	78	76	74	68
Heating oils, kerosene, diesel oils	94	99	106	112	117
Aviation fuels	28	35	41	45	49
Heavy fuels	32	23	30	17	24
Lubricants, specialty, and other petroleum products	86	24	34	34	44
Total Middle East/Africa	321	259	287	282	302

Worldwide
Motor gasoline, naphthas	2,611	2,573	2,654	2,850	2,866
Heating oils, kerosene, diesel oils	1,951	2,013	2,096	2,094	2,191
Aviation fuels	476	536	607	641	651
Heavy fuels	603	598	636	715	682
Lubricants, specialty, and other petroleum products	773	708	768	799	857

Total worldwide	6,414	6,428	6,761	7,099	7,247

(1)	Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
PETROLEUM PRODUCT SALES(1)

(thousands of barrels per day)	2010	2009	2008	2007	2006

Market and Supply Sales(1)

Market sales

Motor gasoline, naphthas	1,774	1,795	1,926	2,077	2,133

Heating oils, kerosene, diesel oils	1,252	1,255	1,372	1,448	1,544

Aviation fuels	273	290	365	408	440

Heavy fuels	280	289	329	383	396

Lubricants, specialty, and other petroleum products	253	257	283	297	323

Total market sales	3,832	3,886	4,275	4,613	4,836

Total supply sales	2,582	2,542	2,486	2,486	2,411

Total market and supply sales	6,414	6,428	6,761	7,099	7,247

(1)	Market sales are to retail site dealers, consumers (including government and military), jobbers, and small resellers. Supply sales are to large oil marketers, large unbranded resellers, and other oil companies.
RETAIL SITES

(number of sites at year end)	2010	2009	2008	2007	2006

United States
Owned/leased	1,243	1,921	2,155	2,225	2,375
Distributors/resellers	8,520	8,295	8,296	8,679	8,742
Total United States	9,763	10,216	10,451	10,904	11,117

Canada
Owned/leased	500	518	557	583	613
Distributors/resellers	1,349	1,326	1,314	1,327	1,327
Total Canada	1,849	1,844	1,871	1,910	1,940

Europe
Owned/leased	3,965	4,153	4,131	4,249	4,508
Distributors/resellers	2,584	2,674	2,796	2,843	2,886
Total Europe	6,549	6,827	6,927	7,092	7,394

Asia Pacific
Owned/leased	1,963	2,305	2,416	2,568	2,696
Distributors/resellers	3,631	3,960	4,253	4,844	5,368
Total Asia Pacific	5,594	6,265	6,669	7,412	8,064

Latin America
Owned/leased	567	587	776	1,196	1,246
Distributors/resellers	1,329	1,350	1,372	2,885	3,008
Total Latin America	1,896	1,937	2,148	4,081	4,254

Middle East/Africa
Owned/leased	472	481	481	625	713
Distributors/resellers	155	150	127	362	366
Total Middle East/Africa	627	631	608	987	1,079

Worldwide
Owned/leased	8,710	9,965	10,516	11,446	12,151
Distributors/resellers	17,568	17,755	18,158	20,940	21,697

Total worldwide	26,278	27,720	28,674	32,386	33,848

ExxonMobil Chemical, one of the largest chemical companies in the world, had a record year in 2010 with performance unmatched by competition, Our competitive advantages are the result of disciplined execution of our strategies over many business cycles.
(Photo) One of the largest projects ever executed by ExxonMobil will add 2.5 million tonnes of new finished product capacity to our existing chemical complex in Singapore, making it our largest integrated site in the world. Our world-scale platform and proprietary technology are being used to deliver highly efficient production of both commodity and specialty products. The project will add shareholder value by increasing our ability to meet growing demand in Asia Pacific with advantaged supplies.
STRATEGIES
Focus on businesses that capitalize on core competencies

Build proprietary technology positions

Capture full benefits of integration across ExxonMobil operations

Consistently deliver best-in-class performance

Selectively invest in advantaged projects

COMPETITIVE ADVANTAGES
Balanced Portfolio Quality • Our unique mix of commodity and specialty businesses, as well as the strength across the individual businesses in our portfolio, delivers superior performance relative to competition throughout the business cycle.
Disciplined Investing • A highly structured capital management approach ensures that we invest in projects with feedstock, technology, and marketing advantages that can compete in the toughest market environments.
High-Impact Technologies • Proprietary technology expands our access to advantaged feedstock, reduces the cost of our manufacturing processes, and fosters growth of higher-value premium products with unique attributes.
Operational Excellence • We strive for best-in-class performance in areas such as safety, reliability, energy efficiency, and quality through disciplined practices and systems.
Global Integration • Synergies with our Upstream and Downstream deliver benefits through the physical integration of sites, joint feedstock and facilities planning, global competency networks, and sharing of services and best practices. As a result, we capture cost and capital efficiencies while upgrading refining and gas molecules to their highest value.

Chemical
UNIQUE ADVANTAGES OVER COMPETITION
ExxonMobil Chemical’s unique combination of advantaged feedstocks, lower-cost processes, and premium products is unmatched in the industry. Since 2001, we have achieved returns that are more than double that of our competition, including both chemical companies and the chemical operations of integrated oil companies.
Key to this performance is the integration with ExxonMobil’s Upstream and Downstream. This provides a secure source of molecules that we upgrade and sell into growing commodity and specialty markets to achieve the highest value for our shareholders. Our integrated operations also provide scale and synergy advantages, lowering unit costs and increasing capital efficiency.
ExxonMobil’s proprietary technology allows us to optimize feedstock selection and process conditions at our integrated complexes to maximize value. Technology also underpins the ongoing strengthening of our product portfolio and supports the development of new products that provide benefits to our customers. Finally, our technology promotes sustainability by reducing energy usage and environmental impact both for ourselves and our customers.
BUSINESS ENVIRONMENT
In 2010, demand for our chemical products recovered from the economic downturn in 2008 and early 2009. We expect global commodity chemical demand to grow 4 to 5 percent per year over the next decade, about 2 percent above gross domestic product (GDP).
Demand growth is expected to be led by Asia Pacific, particularly China and India. ExxonMobil is well-positioned to supply this demand from our competitive capacity in the Middle East and Asia Pacific, including production at our integrated joint venture in Fujian, China. The major expansion under way at our integrated Singapore complex will increase this advantaged supply position for both commodity and specialty products.
In the major markets outside of Asia Pacific, demand growth is expected to be in line with GDP. We are well-positioned in North America and Europe with highly competitive, world-scale assets.
Our Chemical business is expected to continue to grow and, when leveraged with our unique strengths, is positioned to create substantial value for our shareholders.

CHEMICAL STATISTICAL RECAP	2010	2009	2008	2007	2006

Earnings (millions of dollars)	4,913	2,309	2,957	4,563	4,382

Prime product sales(1) (thousands of tonnes)	25,891	24,825	24,982	27,480	27,350

Average capital employed(2) (millions of dollars)	18,680	16,560	14,525	13,430	13,183

Return on average capital employed(2) (percent)	26.3	13.9	20.4	34.0	33.2

Capital expenditures (millions of dollars)	2,215	3,148	2,819	1,782	756

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream.

(2)	See Frequently Used Terms on pages 98 through 101.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
2010 was a record year for ExxonMobil Chemical Company.
We outpaced competition in both safety and financial performance.

RESULTS & HIGHLIGHTS
Workforce safety performance was best-ever for ExxonMobil Chemical. We continue to lead our competitors in lost-time injury performance.
Earnings were a record $4.9 billion, reflecting the positive impacts of advantaged feedstock, a high degree of integration, and record earnings from our specialty businesses.
Return on average capital employed was 26 percent, averaging 20 percent over the last 10 years, outperforming competition throughout the business cycle.
Prime product sales of 25.9 million tonnes were 4 percent higher than 2009, including an 8-percent increase in specialty sales. Total sales reflect industry demand recovery and the start-up of new capacity at our joint venture in Fujian, China.
Chemical capital expenditures were $2.2 billion, as construction activity peaked on our world-scale project in Singapore. We continued disciplined investment in specialty business growth and high-return efficiency projects.
The Shanghai Technology Center was commissioned. It will support premium product growth in Asia Pacific by delivering innovative customer applications (see page 93).
20 percent
average return
on capital employed
over the last 10 years,
more than double
that of competition

ExxonMobil Chemical expanded our competitive advantage in return on capital employed both at the top and bottom of the last business cycle.

(1) Competitor values are estimated on a consistent basis with ExxonMobil and based on public information. Chemical segments only: Dow Chemical, Chevron (through 2009), BP (through 2004), Royal Dutch Shell.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Focus on Businesses that Capitalize on Core Competencies
Our Chemical business has a unique product portfolio that delivers significant advantages over competition.

Unique Product Portfolio Our product portfolio is a unique combination of commodity and specialty businesses that has been developed primarily through application of proprietary technology rather than via acquisition. Commodities include olefins, polyolefins, and aromatics – the basic building blocks used to make packaging film, automotive parts, and polyester fiber. Specialties include high-performance fluids that are used in water treatment, additives and basestocks for advanced lubricants, and polymers that help tires stay inflated longer.
Portfolio Delivers Advantages We have spent many years developing a portfolio of products that deliver advantages such as higher growth and higher value. Our world-scale commodity chemicals capture upside earnings when industry margins are strong. Our specialty chemicals provide a stable yet growing earnings base, benefiting significantly from the lower-cost structure enabled by feedstock and scale advantages when produced at the same integrated sites as our commodity chemicals.
Our commodity chemicals delivered more than $3 billion in earnings at the top of the cycle and strong results during the weak economic conditions of 2008 and 2009. Our specialty chemicals provide a stable earnings base that grew to a record $1.8 billion in earnings in 2010.

UpClose: Sustainability
ExxonMobil Chemical is committed to the principles of sustainability, which reflect the need to balance economic growth, social development, and environmental concerns.
We reduce material and energy use in our manufacturing operations and minimize our environmental impact.
We also enable more sustainable operations for our customers. Using our proprietary technology, we continue to upgrade our products to make them stronger and easier to process. This allows our customers to use less material and produce lighter-weight products, which reduces not only the energy used for processing and transportation, but also related emissions.

Examples of our products that reduce energy usage include stronger, lighter-weight plastics, advanced polymers that help tires maintain air pressure, and basestocks for advanced lubricants. Reduced energy usage conserves energy resources and reduces emissions, the essence of sustainability.
A recently published, industry-commissioned, and independently validated study concluded that for every unit of carbon dioxide (CO2) emitted by the chemical industry over the product life cycle, more than two units of CO2 are saved through the use of these chemical products and technologies. Without products from the chemical industry, global CO2 emissions would actually be more than 8 percent higher than current levels.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Build Proprietary Technology Positions

Technology is a key enabler of our advantaged growth. We focus on breakthroughs in the use of advantaged feedstocks, lower-cost processes, and premium products.
Advantaged Feedstocks Our proprietary technology enables us to process the broadest range of feedstocks in industry. The combination of our integration, advanced optimization tools, and flexible process designs allows our plants to respond quickly to changes in feedstock quality, availability, and cost. Over the last seven years, we have qualified over 400 new steam-cracking feedstocks around the world, giving us significant capability to minimize raw material costs.

Lower-Cost Manufacturing Processes We rigorously improve our manufacturing cost performance by using advanced processes and catalyst technologies to deliver improved energy efficiency, greater reliability, and increased yields. Our new proprietary butyl technology allows the cryogenic butyl reaction to occur at warmer temperatures than conventional technology, saving energy and capital investment while increasing capacity.
Premium Products Breakthroughs in catalyst and product technologies help deliver new, higher-value products that provide a number of performance advantages. Our proprietary product and application technologies allow us to tailor innovative solutions to meet our customers’ needs, creating a significant competitive advantage. For example, our metallocene-based products serve a wide range of applications from flexible packaging to consumer products to lubricants and offer superior properties that our customers value (see right).

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Capture Full Benefits of Integration Across ExxonMobil Operations
The guiding principle for our integrated model is to upgrade molecules to the highest value for the shareholder.
The benefits derived from integration are a key differentiating factor that allows ExxonMobil Chemical to outperform competition. Our world-scale, integrated assets have substantial flexibility to process a wide range of feedstocks, and we optimize molecules and product streams among the refinery, chemical steam cracker, and other units. Globally managed support organizations leverage best practices to deliver superior services at a competitive cost. Through our integrated model, we upgrade molecules to their highest value, providing lower-cost raw materials for our businesses.
Consistently Deliver Best-in-Class Performance
Our disciplined approach to improve safety, reliability, energy efficiency, and quality continues to increase the contribution of our assets.

Consistent with our Operations Integrity Management System (OIMS), business practices and systems have been developed and continuously improved over many years to ensure uncompromising integrity of our operations. We use benchmarking along with internal metrics and processes to achieve industry-leading performance.
Our global organization enables rapid, consistent implementation of best practices and new technology while facilitating resource sharing. This approach allows us to provide reliable supply of high-quality products to our customers while providing a competitive advantage through lower costs and higher margins for our businesses.
As a result of this disciplined approach, in 2010 our Chemical business achieved record performance in total workforce safety, environmental compliance, and energy efficiency.
The energy efficiency of our steam crackers is consistently better and has improved at a rate one-third faster than industry.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Selectively Invest in Advantaged Projects
We manage our capital project portfolio to enhance our access to advantaged feedstocks, deploy lower-cost processes, and grow premium products. Our advantaged projects deliver superior returns across the business cycle and are durable over a wide range of market conditions.
Value through Disciplined Investment We have a healthy pipeline of projects to capture growth while adding value to the Corporation. We continue to invest in the growth of our specialty businesses, as well as develop projects around the world to enhance our feedstock flexibility.
Energy and efficiency projects make up an appreciable portion of our investment. We continue to invest in technology to make further breakthroughs in products and processes to maintain and extend our competitive advantage.
Well-Positioned for Asia Pacific Growth Through 2020, we expect more than 60 percent of global petrochemical demand growth will occur in Asia Pacific, with over one-third in China. We plan to support this growth while adding shareholder value.
Since start-up in the third quarter of 2009, our joint venture in Fujian, China, has sold more than 3 million tonnes of product.

This world-scale, fully integrated petrochemical complex is well-positioned to meet demand in the rapidly growing Chinese market.
In Singapore, construction is well-advanced on one of the largest projects ever executed by ExxonMobil. The project will more than double the site’s steam-cracking capacity, provide unparalleled feedstock flexibility, and be energy efficient. The significant increase in commodity and specialty product capacity will enable us to capture both growth and value. When the project is complete, Singapore will be the site of ExxonMobil’s largest integrated complex in the world.
Our recently commissioned Shanghai Technology Center will support our business in meeting the growing premium product demand in Asia Pacific.
Detailed studies are progressing for a major expansion of our joint venture in Saudi Arabia to develop specialty products for the auto industry.
We are progressing other opportunities to develop advantaged projects that would be well-positioned to supply the demand growth in Asia Pacific.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Chemical Operating Statistics
LARGE/INTEGRATED PRODUCTION COMPLEX CAPACITY(1)(2)

(millions of tonnes per year)	Ethylene	Polyethylene	Polypropylene	Paraxylene	Additional Products

North America
Baton Rouge, Louisiana	1.0	1.3	0.4	–	P B E A F O
Baytown, Texas	2.2	–	0.8	0.6	P B F
Beaumont, Texas	0.8	1.0	–	0.3	P S
Mont Belvieu, Texas	–	1.0	–	–
Sarnia, Ontario	0.3	0.5	–	–	P F O

Europe
Antwerp, Belgium	0.5	0.4	–	–	P F O
Fawley, United Kingdom	–	–	–	–	B F O
Fife, United Kingdom	0.4	–	–	–
Meerhout, Belgium	–	0.5	–	–
Notre-Dame-de- Gravenchon, France	0.4	0.4	0.3	–	P B E A O S Z
Rotterdam, the Netherlands	–	–	–	0.7	O

Middle East
Al Jubail, Saudi Arabia	0.6	0.6	–	–
Yanbu, Saudi Arabia	1.0	0.7	0.2	–	P

Asia Pacific
Fujian, China	0.2	0.2	0.1	0.2	P
Kawasaki, Japan	0.5	0.1	–	–	P B A F
Singapore	0.9	0.6	0.4	0.9	P F O Z
Sriracha, Thailand	–	–	–	0.5	F
All other	–	–	–	0.6

Total worldwide	8.8	7.3	2.2	3.8

P Propylene      B Butyl      E Specialty Elastomers      A Adhesive Polymers      F Fluids      O Oxo Alcohols      S Synthetics      Z Petroleum Additives

(1)	Based on size or breadth of product slate.

(2)	Capacity reflects 100 percent for operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, capacity is ExxonMobil’s interest.
OTHER MANUFACTURING LOCATIONS(1)

Location	Product

North America
Bayway, New Jersey	▲	●
Belleville, Ontario		◆
Chalmette, Louisiana	■
Dartmouth, Nova Scotia		●
Edison, New Jersey		●
LaGrange, Georgia		◆
Pensacola, Florida	▲
Plaquemine, Louisiana	▲
Shawnee, Oklahoma		◆

Latin America
Campana, Argentina	■	●
Managua, Nicaragua		●
Paulinia, Brazil		●
Rio de Janeiro, Brazil		●

Location	Product

Europe
Augusta, Italy	■
Berre, France		●
Brindisi, Italy		◆
Cologne, Germany	▲	●
Fos-sur-Mer, France	■
Geleen, the Netherlands	▲
Karlsruhe, Germany	■
Kerkrade, the Netherlands		◆
Newport, United Kingdom	▲
Trecate, Italy		●
Vado Ligure, Italy		●
Virton, Belgium		◆

Location	Product

Asia Pacific
Adelaide, Australia(2)		●
Altona, Australia	■
Gumi, South Korea			◆
Jinshan, China		▲
Chiba, Japan	■
Kashima, Japan		▲
Nasu, Japan			◆
Panyu, China		●
Sakai, Japan	■	●
Wakayama, Japan	■

(1)	Includes joint-venture plants.

(2)	Facility mothballed.

■ Olefins/Aromatics      ▲ Polymers      ● Other Chemicals      ◆ Films

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
VOLUMES

Includes ExxonMobil’s share of equity companies	2010	2009	2008	2007	2006

Worldwide Production Volumes (thousands of tonnes)

Ethylene	7,973	7,381	7,540	8,155	7,878

Polyethylene	6,506	6,120	6,088	6,693	6,275

Polypropylene	1,945	1,864	1,897	1,897	1,815

Paraxylene	2,808	2,758	2,472	2,995	3,038

Prime Product Sales Volumes(1) by Region (thousands of tonnes)

Americas(2)	10,826	10,665	10,628	12,034	11,907

Europe/Middle East/Africa	6,654	6,433	6,635	7,463	7,497

Asia Pacific	8,411	7,727	7,719	7,983	7,946

Total worldwide	25,891	24,825	24,982	27,480	27,350

Prime Product Sales Volumes(1) by Business (thousands of tonnes)

Less-cyclical specialty businesses	5,586	5,183	5,618	6,237	6,228

Olefins/polyolefins/aromatics/other	20,305	19,642	19,364	21,243	21,122

Total	25,891	24,825	24,982	27,480	27,350

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished product transfers to the Downstream.

(2)	Includes North America and Latin America.

2010 Prime Product Sales Volumes	2010 Average Capital Employed
(percent, thousands of tonnes)	(percent, millions of dollars)

Strong and Unique Portfolio Mix

	Worldwide Rank		Worldwide Rank
Businesses	Based on Market Position		Based on Market Position

Commodities		Specialties

Benzene	#2	Butyl Polymers	#1

Paraxylene	#2	Fluids	#1

Olefins	#2	Plasticizers/Oxo Alcohols	#1

Polyethylene	#2	Synthetics	#1

Polypropylene	#4	Oriented Polypropylene Films	#1

		Adhesive Polymers	#1

		Specialty Elastomers	#1

		Petroleum Additives	#2

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Frequently Used Terms
Listed below are definitions of several of ExxonMobil’s key business and financial performance measures and other terms. These definitions are provided to facilitate understanding of the terms and their calculation. In the case of financial measures that we believe constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, we provide a reconciliation to the most comparable Generally Accepted Accounting Principles (GAAP) measure and other information required by that rule.
EARNINGS EXCLUDING SPECIAL ITEMS
In addition to reporting U.S. GAAP defined net income, ExxonMobil also presents a measure of earnings that excludes earnings from special items quantified and described in our quarterly and annual earnings press releases. Earnings excluding special items is a non-GAAP financial measure, and is included to facilitate comparisons of base business performance across periods. A reconciliation to net income attributable to ExxonMobil is shown on page 16. We also refer to earnings excluding special items as normalized earnings. Earnings per share amounts use the same average common shares outstanding as used for the calculation of earnings per common share and earnings per common share – assuming dilution.
OPERATING COSTS
Operating costs are the combined total of production, manufacturing, selling, general, administrative, exploration, depreciation, and depletion expenses from the Consolidated Statement of Income and ExxonMobil’s share of similar costs for equity companies. Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the company’s products for sale – including energy costs, staffing, maintenance, and other costs to explore for and produce oil and gas, and operate refining and chemical plants. Distribution and marketing expenses are also included. Operating costs exclude the cost of raw materials, taxes, and interest expense. These expenses are on a before-tax basis. While ExxonMobil’s management is responsible for all revenue and expense elements of net income, operating costs, as defined below, represent the expenses most directly under management’s control. Information regarding these costs is, therefore, useful for investors and ExxonMobil management in evaluating management’s performance.

(millions of dollars)	2010	2009	2008	2007	2006

Reconciliation of Operating Costs

From ExxonMobil’s Consolidated Statement of Income

Total costs and other deductions	330,262	275,809	393,962	333,073	309,182

Less:

Crude oil and product purchases	197,959	152,806	249,454	199,498	182,546

Interest expense	259	548	673	400	654

Sales-based taxes	28,547	25,936	34,508	31,728	30,381

Other taxes and duties	36,118	34,819	41,719	40,953	39,203

Subtotal	67,379	61,700	67,608	60,494	56,398

ExxonMobil’s share of equity-company expenses	9,049	6,670	7,204	5,619	4,947

Total operating costs	76,428	68,370	74,812	66,113	61,345

(millions of dollars)	2010	2009	2008	2007	2006

Components of Operating Costs

From ExxonMobil’s Consolidated Statement of Income

Production and manufacturing expenses	35,792	33,027	37,905	31,885	29,528

Selling, general, and administrative expenses	14,683	14,735	15,873	14,890	14,273

Depreciation and depletion	14,760	11,917	12,379	12,250	11,416

Exploration expenses, including dry holes	2,144	2,021	1,451	1,469	1,181

Subtotal	67,379	61,700	67,608	60,494	56,398

ExxonMobil’s share of equity-company expenses	9,049	6,670	7,204	5,619	4,947

Total operating costs	76,428	68,370	74,812	66,113	61,345

TOTAL SHAREHOLDER RETURN
Shareholder return measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
CAPITAL AND EXPLORATION EXPENDITURES (Capex)
Capital and exploration expenditures are the combined total of additions at cost to property, plant and equipment and exploration expenses on a before-tax basis from the Summary Statement of Income. ExxonMobil’s Capex includes its share of similar costs for equity companies. Capex excludes depreciation on the cost of exploration support equipment and facilities recorded to property, plant and equipment when acquired. While ExxonMobil’s management is responsible for all investments and elements of net income, particular focus is placed on managing the controllable aspects of this group of expenditures.
CAPITAL EMPLOYED
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

(millions of dollars)	2010	2009	2008	2007	2006

Business Uses: Asset and Liability Perspective

Total assets	302,510	233,323	228,052	242,082	219,015

Less liabilities and noncontrolling interests share of assets and liabilities

Total current liabilities excluding notes and loans payable	(59,846)	(49,585)	(46,700)	(55,929)	(47,115)

Total long-term liabilities excluding long-term debt	(74,971)	(58,741)	(54,404)	(50,543)	(45,905)

Noncontrolling interests share of assets and liabilities	(6,532)	(5,642)	(6,044)	(5,332)	(4,948)

Add ExxonMobil share of debt-financed equity-company net assets	4,875	5,043	4,798	3,386	2,808

Total capital employed	166,036	124,398	125,702	133,664	123,855

Total Corporate Sources: Debt and Equity Perspective

Notes and loans payable	2,787	2,476	2,400	2,383	1,702

Long-term debt	12,227	7,129	7,025	7,183	6,645

ExxonMobil share of equity	146,839	110,569	112,965	121,762	113,844

Less noncontrolling interests share of total debt	(692)	(819)	(1,486)	(1,050)	(1,144)

Add ExxonMobil share of equity-company debt	4,875	5,043	4,798	3,386	2,808

Total capital employed	166,036	124,398	125,702	133,664	123,855

RETURN ON AVERAGE CAPITAL EMPLOYED (ROCE)
Return on average capital employed is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning- and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income attributable to ExxonMobil excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash flow-based, are used to make investment decisions.

(millions of dollars)	2010	2009	2008	2007	2006

Return on Average Capital Employed

Net income attributable to ExxonMobil	30,460	19,280	45,220	40,610	39,500

Financing costs (after tax)

Gross third-party debt	(803)	(303)	(343)	(339)	(264)

ExxonMobil share of equity companies	(333)	(285)	(325)	(204)	(156)

All other financing costs – net	35	(483)	1,485	268	499

Total financing costs	(1,101)	(1,071)	817	(275)	79

Earnings excluding financing costs	31,561	20,351	44,403	40,885	39,421

Average capital employed	145,217	125,050	129,683	128,760	122,573

Return on average capital employed – corporate total	21.7%	16.3%	34.2%	31.8%	32.2%

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
ENTITLEMENT VOLUME EFFECTS
Production Sharing Contract Net Interest Reductions • Production Sharing Contract (PSC) net interest reductions are contractual reductions in ExxonMobil’s share of production volumes covered by PSCs. These reductions typically occur when cumulative investment returns or production volumes achieve thresholds as specified in the PSCs. Once a net interest reduction has occurred, it typically will not be reversed by subsequent events, such as lower crude oil prices.
Price and Spend Impacts on Volumes • Price and spend impacts on volumes are fluctuations in ExxonMobil’s share of production volumes caused by changes in oil and gas prices or spending levels from one period to another. For example, at higher prices fewer barrels are required for ExxonMobil to recover its costs. According to the terms of contractual arrangements or government royalty regimes, price or spending variability can increase or decrease royalty burdens and/or volumes attributable to ExxonMobil. These effects generally vary from period to period with field spending patterns or market prices for crude oil or natural gas.
HEAVY OIL AND OIL SANDS
Heavy oil, for the purpose of this report, includes heavy oil, extra heavy oil, and bitumen, as defined by the World Petroleum Congress in 1987 based on American Petroleum Institute (API) gravity and viscosity at reservoir conditions. Heavy oil has an API gravity between 10 and 22.3 degrees. The API gravity of extra heavy oil and bitumen is less than 10 degrees. Extra heavy oil has a viscosity less than 10 thousand centipoise, whereas the viscosity of bitumen is greater than 10 thousand centipoise. The term “oil sands” is used to indicate heavy oil (generally bitumen) that is recovered in a mining operation.
EXPLORATION RESOURCE ADDITION COST
Exploration resource addition cost per oil-equivalent barrel is a performance measure that is calculated using the Exploration portion of Upstream capital and exploration expenditures divided by exploration resource additions (in oil-equivalent barrels). ExxonMobil refers to new discoveries, and the non-proved portion of discovered resources that were acquired, as exploration resource additions. Exploration resource additions include quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future. The impact of the XTO Energy Inc. merger transaction is excluded from this calculation.

	2010	2009	2008	2007	2006

Exploration portion of Upstream capital and exploration expenditures (millions of dollars)	4,121	3,718	2,871	1,909	2,044

Exploration resource additions (millions of oil-equivalent barrels)	4,725	2,860	2,230	1,995	2,855

Exploration resource addition cost per oil-equivalent barrel (dollars)	0.87	1.30	1.29	0.96	0.72
PROVED RESERVES
Proved reserves in this publication for 2009 and later years are based on current SEC definitions, but for prior years, the referenced proved reserve volumes are determined on bases that differ from SEC definitions in effect at the time. Specifically, for years prior to 2009 included in our five-year average replacement ratio, reserves are determined using the SEC pricing basis but including oil sands and our pro-rata share of equity company reserves for all periods. Prior to 2009, oil sands and equity company reserves were not included in proved oil and gas reserves as defined by the SEC. In addition, prior to 2009, the SEC defined price as the market price on December 31; beginning in 2009, the SEC changed the definition to the average of the market prices on the first day of each calendar month during the year. For years prior to 2009 included in our 17 straight years of at least 100-percent replacement, reserves are determined using the price and cost assumptions we use in managing the business, not the historical prices used in SEC definitions. Reserves determined on ExxonMobil’s pricing basis also include oil sands and equity company reserves for all periods.
RESOURCES, RESOURCE BASE, AND RECOVERABLE RESOURCES
Resources, resource base, recoverable resources, recoverable oil, recoverable hydrocarbons, and similar terms used in this report are the total remaining estimated quantities of oil and gas that are expected to be ultimately recoverable. ExxonMobil refers to new discoveries and acquisitions of discovered resources as resource additions. The resource base includes quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.
PROVED RESERVES REPLACEMENT RATIO
The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production. See “Proved Reserves” above.

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
PROVED RESERVES REPLACEMENT COSTS
Proved reserves replacement costs per oil-equivalent barrel is a performance measure ratio. Proved reserves replacement costs per barrel are costs incurred in property acquisition and exploration, plus costs incurred in development activities, divided by proved oil-equivalent reserves additions, excluding sales. Unless otherwise specified, ExxonMobil reports these costs based on proved reserves using SEC historical prices and costs. See “Proved Reserves” on previous page.

(millions of dollars)	2010	2009	2008	2007	2006

Costs incurred
Property acquisition costs	45,461	1,285	663	194	597
Exploration costs	3,055	3,111	2,272	1,762	1,685
Development costs	23,210	17,130	14,633	11,570	12,103

Total costs incurred	71,726	21,526	17,568	13,526	14,385

(millions of barrels)	2010	2009	2008	2007	2006

Proved oil-equivalent reserves additions
Revisions	505	383	690	1,405	687
Improved recovery	5	15	7	36	29
Extensions/discoveries	516	1,091	1,423	248	679
Purchases	2,510	1	–	2	755

Total oil-equivalent reserves additions	3,536	1,490	2,120	1,691	2,150
Proved reserves replacement costs (dollars per barrel)	20.28	14.45	8.29	8.00	6.69

CASH FLOW FROM OPERATIONS AND ASSET SALES
Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments, and property, plant and equipment from the Summary Statement of Cash Flows. This cash flow is the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

(millions of dollars)	2010	2009	2008	2007	2006

Net cash provided by operating activities	48,413	28,438	59,725	52,002	49,286
Sales of subsidiaries, investments and property, plant and equipment	3,261	1,545	5,985	4,204	3,080

Cash flow from operations and asset sales	51,674	29,983	65,710	56,206	52,366

DISTRIBUTIONS TO SHAREHOLDERS
The Corporation distributes cash to shareholders in the form of both dividends and share purchases. Shares are purchased both to reduce shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. For purposes of calculating distributions to shareholders, the Corporation only includes the cost of those shares purchased to reduce shares outstanding.

(millions of dollars)	2010	2009	2008	2007	2006

Dividends paid to ExxonMobil shareholders	8,498	8,023	8,058	7,621	7,628
Cost of shares purchased to reduce shares outstanding	11,200	18,000	32,000	28,000	25,000

Distributions to ExxonMobil shareholders	19,698	26,023	40,058	35,621	32,628

Memo: Gross cost of shares purchased to offset shares issued under benefit plans and programs	1,893	1,703	3,734	3,822	4,558

EXXON MOBIL CORPORATION • 2010 FINANCIAL & OPERATING REVIEW
Index

Acreage	28, 29, 64
Africa	29, 33, 37, 52-55
Asia Pacific 29, 35, 36, 37, 56-60, 88, 90, 95
Australia/Oceania	29, 33, 35, 37, 60-61

Balance Sheet	21
Business strategies	2-3, 24, 72, 88

Canada 29, 30, 31, 33, 35, 37, 45-47
Capital and exploration expenditures	18-19, 99
Capital employed	17, 81, 99
Cash flow	15, 23, 101
Cash Flow Statement	23
Chemical capacity	96
Chemical products	93, 97
Chemical projects	95
Chemical results	90-91
Chemical volumes	97

Depreciation and depletion	20, 70-71
Dividend and shareholder distributions	14
Downstream results	74-75

Earnings	5, 15, 16, 70-71
Earnings, oil and gas	70-71
Earnings per barrel	27, 32
Energy management	11, 32, 79
Energy Outlook	6-9
Entitlement volumes	33, 100
Europe 29, 35, 37, 48-51, 81
Exploration captures	29
Exploration resource addition cost	27, 30, 31, 100

Financial highlights	4, 5
Frequently Used Terms	98-101
Fuels Marketing 74, 76, 77, 78, 80, 81

Heavy oil and oil sands	31, 39, 46, 100

Income Statement	22
Integration 3, 25, 73, 80, 89, 90, 94

Key financial ratios	4

LNG 9, 26, 35, 36, 43, 48, 49, 50, 52, 56-57, 59, 60-61
Lubricants and Specialties 74, 76, 77, 78, 79, 81

Marine well containment	43
Middle East 35, 36, 37, 56-57, 58-59, 90
Molecule Management	12, 73, 77

Natural gas and power markets	35

Operating costs 20, 22, 78, 94, 98
Operations Integrity Management System 10, 32, 76, 94

Petroleum product sales	15, 74, 86
Price and spend impacts	100
Project execution	3, 34
Production sharing contract 33, 54, 59, 60, 100
Production volumes 26, 33, 62, 63, 100
Property, plant and equipment	20, 99, 101

Qatar 26, 33, 35, 36, 37, 43, 56-57

Refinery utilization	84
Refining and Supply	74, 75, 76-83
Refining capacity	84-85
Reserves and resources 26, 27, 28, 30, 31, 66-69
Reserves replacement costs	69, 101
Reserves replacement ratio 26, 31, 67, 68, 69, 100
Retail sites	76, 81, 87
Return on average capital employed 5, 17, 27, 75, 91, 99
Russia/Caspian 31, 35, 36, 37, 58-59

Safety, Security, Health & Environment	10-11
Share purchases	14, 101
Shareholder return	5, 14, 98
South America	47

Technology 12, 38-41, 82-83, 93

Unconventional gas 35, 43, 44, 48, 50
United States 9, 26, 29, 33, 35, 36, 37, 42-45, 81, 83
Upstream development project summary	36-37
Upstream production profile	33, 37
Upstream results	26-27

Wells, net drilled	64

XTO Energy Inc. 5, 26, 29, 30, 31, 33, 35, 42, 100

Data Tables
Corporate Financial Tables
Capital and Exploration Expenditures	18-19
Capital Employed/ROCE	17
Financial Statements	21-23
Functional Earnings	16

Business Tables
Upstream	62-71
Downstream	84-87
Chemical	96-97

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, and Esso. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Abbreviated references describing global or regional operational organizations, and global or regional business lines are also sometimes used for convenience and simplicity. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.
The following are trademarks, service marks, or proprietary process names of Exxon Mobil Corporation or one of its affiliates: ExxonMobil, Esso, Exxon, Mobil, Mobil 1, Mobil DTE Excel, Mobil SHC, Mobil SHC Pegasus, Controlled Freeze Zone, Fast Drill, Vybs, R3M, SCANfining, SpectraSyn Elite, Enable, Exceed, Vistamaxx, Where Industrial Productivity Begins, and Taking on the World’s Toughest Energy Challenges.
The following third-party trademarks or service marks, referenced in the text of the report are owned by the entities indicated: Vodafone (Vodafone Group Plc), McLaren (McLaren Racing Limited), Mercedes (Daimler AG), Loss Prevention System (Loss Prevention Systems, Inc.).

General Information
Corporate Headquarters
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298
Additional copies may be
obtained by writing or phoning:
Phone: 972-444-1000
Fax: 972-444-1505
Shareholder Relations
Exxon Mobil Corporation
P.O. Box 140369
Irving, TX 75014-0369
Market Information
The New York Stock Exchange is the principal exchange
on which Exxon Mobil Corporation common stock
(symbol XOM) is traded.
Annual Meeting
The 2011 Annual Meeting of Shareholders will be held at
9:00 a.m. Central Time on Wednesday, May 25, 2011, at:
The Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas 75201
The meeting will be audiocast live on the Internet.
Instructions for listening to this audiocast will be
available on the Internet at exxonmobil.com
approximately one week prior to the event.
EXXONMOBIL ON THE INTERNET
A quick, easy way to get information about ExxonMobil
ExxonMobil publications and important shareholder
information are available on the Internet at exxonmobil.com:
• Publications
• Stock Quote
• Dividend Information
• Contact Information
• Speeches
• News Releases
• Investor Presentations
• Corporate Governance

Corporate Headquarters
5959 Las Colinas Blvd.
Irving, Texas 75039-2298
exxonmobil.com